UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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Monsanto Company

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MONSANTO

Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

December 10, 2014

Our Pledge

The Monsanto Pledge is our commitment to how we do business. It is a declaration that compels us to listen more, to consider our actions and their impact broadly, and to lead responsibly. It helps us to convert our values into actions, and to make clear who we are and what we champion.

Integrity	Dialogue	Transparency	Sharing
Integrity is the foundation for all that we do. Integrity includes honesty, decency, consistency, and courage. Building on those values, we are committed to:

We will listen carefully to diverse points of view and engage in thoughtful dialogue. We will broaden our understanding of issues in order to better address the needs and concerns of society and each other.

		We will ensure that information is available, accessible, and understandable.	We will share knowledge and technology to advance scientific understanding, to improve agriculture and the environment, to improve crops, and to help farmers in developing countries.

Benefits We will use sound and innovative science and thoughtful and effective stewardship to deliver high- quality products that are beneficial to our customers and to the environment.

Respect

We will respect the
religious, cultural, and
ethical concerns of
people throughout
the world. The safety
of our employees, the
communities where
we operate, our
customers,
consumers, and the
environment will be
our highest priority.

Act as Owners to

Achieve Results

We will create clarity
of direction, roles,
and accountability;
build strong
relationships with our
customers and
external partners;
make wise decisions;
steward our company
resources; and take
responsibility for
achieving agreed-
upon results.

Create a Great Place to Work We will ensure diversity of people and thought; foster innovation, creativity and learning; practice inclusive teamwork; and reward and recognize our people.

Monsanto Company
800 North Lindbergh Boulevard St. Louis, Missouri 63167 Phone (314) 694-1000 www.monsanto.com

December 10, 2014

Dear Fellow Shareowners,

On behalf of your board of directors, we are pleased to invite you to attend Monsanto Company’s 2015 Annual Meeting of Shareowners on Friday, January 30 at our global headquarters in St. Louis, Missouri. Whether or not you are able to attend the meeting in person, we invite you to read this year’s proxy statement that highlights key activities and accomplishments of fiscal year 2014 and presents the matters for which we are seeking your vote at the 2015 meeting.

As part of our commitment to robust corporate governance and transparency, we have updated and enhanced our proxy statement presentation this year. We hope that you find the materials informative and easy to navigate.

As we reported in October, we achieved our fourth consecutive year of growth in fiscal year 2014 despite a more challenging environment, reflecting the strength of our global portfolio. In addition, last year we focused on accelerating new innovations for farmers, took several key actions to position our company for long-term growth and increased our efforts to engage in conversations with a wide range of stakeholders about our contributions to food and agriculture.

The strong leadership of our board of directors, and our robust corporate governance policies and practices are key to our continued success. This year, nine of our 13 directors are nominated for election at the annual meeting as we transition to a non-classified board structure. More information about them is included in this proxy statement, including our newest independent director, Marcos Lutz, whom we welcomed earlier this year.

On behalf of the entire board of directors and the more than 22,000 employees of Monsanto, I want to thank you for your continued support and investment in our business. We value the ongoing dialogue we have with our shareowners and we encourage you to continue to share your suggestions by writing us at the address below or by visiting our website.

Board of Directors

Monsanto Company

800 North Lindbergh Boulevard

St. Louis, MO 63167

c/o David F. Snively, Secretary

Sincerely,

Hugh Grant

Chairman of the Board of Directors

and Chief Executive Officer

Monsanto Company

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

Phone (314) 694-1000

www.monsanto.com

Notice of Annual Meeting

of Shareowners

Meeting Agenda:
Date:	Friday, January 30, 2015	■ Elect nine director nominees
Time:	1:30 p.m. Central Standard Time	■ Ratify our independent registered public accounting firm for fiscal 2015
Place:	“A” Building Creve Coeur Campus 800 North Lindbergh Boulevard St. Louis County, Missouri 63167	■ Approve, by non-binding vote, executive compensation
Record Date:	December 2, 2014	■ Vote on three shareowner proposals
■ Any other business that properly comes before the meeting

Please vote your shares We encourage shareowners to vote promptly, as this will save the expense of additional proxy solicitation. You may vote in the following ways:	By Telephone	By Internet	By Mail	In Person
	In the U.S. or Canada you can vote your shares by calling 1-800-690-6903.	You can vote your shares online at www.proxyvote. com. You will need the 12-digit control number on the Notice of Internet Availability or proxy card.	You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage- paid envelope.	You can vote in person at the annual meeting.

Live Audio Webcast of Annual Meeting:
You can access the webcast on our investor website at: www.monsanto.com/investors/.

By Order of the Board of Directors, Monsanto Company David F. Snively Secretary St. Louis, Missouri December 10, 2014

Important Notice of Internet Availability of Proxy Materials

This notice of annual meeting of shareowners and related proxy materials are being distributed or made available to shareowners beginning on or about December 10, 2014. This includes instructions on how to access these materials (including our proxy statement and 2014 annual report to shareowners) online.

MONSANTO COMPANY 2014 PROXY STATEMENT

MONSANTO COMPANY 2014 PROXY STATEMENT 5

Proxy Summary	Here we present an overview of information that you will find throughout this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

Annual Meeting of Shareowners
Time and Date:	1:30 p.m., CST, January 30, 2015

Place:	“A” Building, Monsanto Creve Coeur Campus 800 North Lindbergh Boulevard St. Louis County, Missouri 63167

Record Date:	Shareowners as of the close of business on December 2, 2014

Admission/ Audio Webcast:	Please follow the instructions contained in “Questions and Answers About the Annual Meeting and Voting” on page 95.

On December 10, 2014, we posted on our website at www.monsanto.com/investors/pages/annual-report.aspx, and began mailing to shareowners who requested paper copies, this proxy statement and our 2014 Annual Report.

Shareowner Voting Matters

Proposal	Board’s Voting Recommendation	Page Reference
1. Election of Directors	FOR EACH NOMINEE	33-37
2. Ratification of Independent Registered Public Accounting Firm	FOR	42-43
3. Advisory Vote on Executive Compensation	FOR	44
4. Shareowner Proposal: Lobbying Report	AGAINST	87-88
5. Shareowner Proposal: Shareowner Proxy Access	AGAINST	89-91
6. Shareowner Proposal: Independent Board Chairman	AGAINST	92-94

Our Director Nominees

You are being asked to vote on the election of the nine directors listed below, out of our total of 13 directors. We are transitioning to annual elections of all of our directors by 2016. Directors are elected by a majority of votes cast. Detailed information about each director’s background, skills and expertise can be found in Proposal 1 – Election of Directors.

6    MONSANTO COMPANY 2014 PROXY STATEMENT

Corporate Governance Facts

At Monsanto we know that corporate governance is the foundation for sustainable growth. Our governance policies and structures are designed to promote thoughtful consideration of our business actions and appropriate risk taking, with the goal of producing great business results for you—our owners.

During fiscal 2014, we took the following new governance actions:

■	Added a director who is a current CEO based in Brazil, which is a key region for our business
■	Refreshed our board committees by changing the membership of several committees
■	Adopted changes to our stock ownership requirements for directors and executive officers, including increasing ownership requirements for our CEO from five times to six times base pay.

Board and Governance Information
Size of Board	13
Number of Independent Directors	12
Average Age of Directors	61
Board Meetings Held in 2014	8
(attendance at board and committee meetings averaged 97.6%)
Annual Election of Directors – Transitioning to Non-Classified Board in 2016	Yes
Mandatory Retirement Age	75
Board Diversity	Yes
Majority Voting in Director Elections	Yes
Separate Chair and CEO	No
Lead Independent Director	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board and Committee Evaluations	Yes

Board and Governance Information
Board Orientation and Continuing Education Program	Yes
Succession Planning and Implementation Process	Yes
Board Risk Oversight	Yes
Codes of Conduct for Directors, Officers and Employees	Yes
Stock Ownership Guidelines for Directors and Executive Officers	Yes
Anti-Hedging and Pledging Policies	Yes
Executive Compensation Pay for Performance Metrics	Yes
Recoupment Policy	Yes
Comprehensive Sustainability Program - GRI Level B	Yes

Our 2014 Performance Highlights

Our company delivered a fourth consecutive year of strong growth in fiscal 2014. Our seeds and traits business was again the key factor in our growth, driven by a record year for our soybean business, a balanced product portfolio and a disciplined approach to managing expenses.

$5.23	$959M	$15.9B	22.6%
Ongoing EPS (increased nearly 15%)	Free Cash Flow (decreased, reflects increased investments)	Net Sales (increased 7%)	Adjusted ROC (3-year average 21.1%)

Ongoing EPS, free cash flow and adjusted ROC are defined on page 47. See Appendix B for a reconciliation of these metrics to results reported in accordance with generally accepted accounting principles.

MONSANTO COMPANY 2014 PROXY STATEMENT    7

Proxy Summary

Creating Shareowner Value

Creating Shareowner Value

In addition to delivering on short-term goals and investing for longer-term growth, we are also committed to using our balance sheet wisely while returning value to our shareowners. We have paid quarterly dividends since 2001 and have increased our dividend five times since the end of fiscal year 2010, for a cumulative increase of almost 85 percent since 2010. In June, we announced a two-year $10 billion share repurchase authorization, including $6 billion in a near-term accelerated share repurchase program.

Executive Compensation Highlights

Our Compensation Philosophy; Linking Pay With Performance

Our executive compensation program is designed to attract, motivate and retain exceptional talent to drive our business objectives and strengthen long-term shareowner value. We design our programs to pay for performance and align management’s interests with our shareowners’ interests. We believe our practice of tying compensation to achievement of both annual and long-term financial and business goals drives strong performance, resulting in increased shareowner value.

OUR COMPENSATION PAY MIX

At risk pay incentives focus our management on achieving Monsanto’s key financial, strategic and business goals. For fiscal 2014, more than 80% of our proxy officers’ compensation value was at risk, with the actual amounts realized dependent upon our annual and longer-term performance and our stock price.

At risk pay includes the target fiscal 2014 Annual Incentive Plan (“AIP”) award and long term incentive opportunity (“LTI”) (delivered in the form of stock options and financial goal-based restricted stock units (“Financial Goal RSUs”)).

8 MONSANTO COMPANY 2014 PROXY STATEMENT

OUR COMPENSATION PERFORMANCE METRICS

How do we drive performance? At Monsanto, we use four key financial performance measures to motivate and evaluate results. We believe these represent key measures shareowners can use to assess the value of our business and our performance.

Financial Measures. We use EPS, free cash flow and net sales performance measures for our AIP and EPS, free cash flow and ROC performance measures for our Financial Goal RSUs, and may adjust the measures to exclude certain events. The following chart explains the weighting of each measure for the AIP and Financial Goal RSUs, and the rationale for using each of these measures.

MANAGEMENT STOCK OWNERSHIP

At Monsanto, we believe that stock ownership by our leadership is one way to foster a strong alignment with our shareowners, and we require our executives and key members of management to hold significant value in our stock. Our chairman and CEO owns more than four times the required number of shares of our common stock and our other proxy officers own, on average, more than three times the required number.

MONSANTO COMPANY 2014 PROXY STATEMENT    9

Corporate Governance and Ethics

At Monsanto, we are a company committed to effective corporate governance. Corporate governance is an important part of who we are and how we conduct ourselves every day.

As a company, our business decisions are guided by the core tenets of the Monsanto Pledge, our corporate governance guidelines and the charters of our board and its committees. The people of Monsanto have always been committed to the principles of a sound corporate governance program, and to fulfilling the commitments outlined in these documents.

We are pleased to share the components of our corporate governance program with you in this section of our proxy statement. In keeping with the spirit of the Monsanto Pledge, we hope this information gives you a sense of how our board members and employees strive to provide transparent and understandable information about Monsanto in an easily accessible way.

We encourage you to visit the Corporate Governance section of our website at
www.monsanto.com/whoweare/pages/corporate-governance.aspx where you will find detailed information about Monsanto’s corporate governance programs and policies, including:

■ Corporate Governance Guidelines
■ Code of Ethics for Chief Executive and Senior Financial Officers
■ Codes of Conduct for Directors, Executives, Employees and Suppliers
■ Charters for our Board and Board Committees
■ Certificate of Incorporation and Bylaws

Hard copies of these documents may be obtained without charge by any shareowner upon request by contacting the Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167. Information on our website does not constitute part of this proxy statement.

10 MONSANTO COMPANY 2014 PROXY STATEMENT

Corporate Governance and Ethics Our Corporate Governance Framework

Our Corporate Governance Framework

Monsanto is committed to the values of effective corporate governance and high ethical standards. Our board believes that these values are conducive to strong performance and creating long-term shareowner value. Our governance framework gives our highly experienced independent directors the structure necessary to provide oversight, advice and counsel to Monsanto.

Corporate Governance At A Glance

Board Independence	■ 12 out of 13 of our directors are independent ■ Our CEO is the only management director
Board Composition

■  Currently the board has fixed the number of directors at 13

■  The board regularly assesses its performance through board and committee self evaluation

■  The nominating and corporate governance committee leads the full board in considering board competencies and refreshment in light of company strategy

Board Committees

■  We have seven board committees – executive, audit and finance, nominating and corporate governance, people and compensation, restricted stock grant, science and technology, and sustainability and corporate responsibility

■  With the exception of the executive committee (our chairman and CEO serves on this committee) all other committees are composed entirely of independent directors

Leadership Structure

■  Our chairman is CEO of our company. He interacts closely with our independent lead director

■  The independent board members elect our lead director annually. Among other duties, he chairs executive sessions of the independent directors to discuss certain matters without management present

Risk Oversight

■  Our full board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks. Our board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks

Open Communication	■ We encourage open communication and strong working relationships among the lead director, chairman and other directors ■ Our directors have access to management and employees
Director Stock Ownership	■ Our directors are required to own 5,872 shares of our common stock - more than five times the portion of their annual base retainer payable in cash (or stock at the director’s election)
Accountability to Shareowners

■  We use majority voting in uncontested director elections

■  By 2016 we will have a fully non-classified board with annual election of directors

■  We actively reach out to our shareowners through our engagement programs; shareowners can contact our board, lead director or management through our website or by regular mail

Management Succession Planning

■  The board actively monitors our succession planning and people development and receives regular updates on employee engagement, diversity and retention matters

■  At least twice per year, the board reviews senior management succession and development plans

Sustainability and Corporate Responsibility	■ The board monitors our programs and initiatives on sustainability, environmental matters and social responsibility and engages directly with stakeholders

MONSANTO COMPANY 2014 PROXY STATEMENT 11

Corporate Governance and Ethics Policies and Practices That Guide and Govern Our Actions

Policies and Practices That Guide and

Govern Our Actions

Our corporate governance and ethics policies enable us to manage our business in line with high standards of business practices and in the best interest of our shareowners. We reevaluate our policies periodically to ensure they continue to meet our company’s needs.

In addition to our board of directors’ charters, we have adopted several other policies and practices that guide and govern the manner in which we act. We have listed some of our significant corporate governance practices and policies below.

Our Pledge

The Monsanto Pledge is our commitment to how we do business. It is a declaration that calls us to consider our actions and their impact broadly, and to lead responsibly. It drives us to engage with societal stakeholders in order to better hear and understand their issues of concern and how we can improve our performance and impact. The Pledge also helps us to convert our values into actions, and to make clear who we are and what we champion. Our annual Sustainability Report describes many of the ways in which we have implemented the Pledge.

Code of Business Conduct

At Monsanto, we are committed to building relationships based on integrity. Integrity, in alignment with our Pledge, helps us earn and retain the trust of people with whom we do business. Our board has adopted a Code of Business Conduct that applies to everyone at Monsanto — our directors, officers and employees. In addition, the Code of Business Conduct applies to actions taken on our behalf by persons representing our company such as consultants, agents, sales representatives, distributors, suppliers and independent contractors, who are expected to act consistently with these commitments when performing services on our behalf.

The employee Code of Business Conduct provides guidance on and expresses our commitment to safety and health, protecting the environment, fair dealing, proper stewardship of our products, use of company resources, and accurate communication about our finances and products. It also addresses the many legal and ethical facets of integrity in business dealings with customers, suppliers, investors, the public, governments that regulate Monsanto and the communities where we do business. Our Code of Business Conduct has been translated into more than 31 languages and is distributed to our employees, who are required to affirm their commitment to the Code on an annual basis. Our Supplier Code of Conduct extends these commitments to third party providers to clarify Monsanto’s expectations that we will choose to do business only with those who share our values and is available at www.monsanto.com/whoweare/pages/supplier-code-of-conduct.aspx.

Confidential Employee Hotline Through a board chartered global business conduct office, we implement compliance and ethics initiatives through working groups and dedicated facilitators in each of our global business regions. Employees have access to a multi-language capable guidance line and website operated by an independent service provider that is available worldwide for the receipt of complaints regarding accounting, internal controls and auditing matters, and have in place procedures for the anonymous submission of employee concerns regarding accounting or auditing matters and a policy prohibiting retaliation for good-faith reporting. Where allowed by local law, employees may submit a complaint or question via a private post office box, an internal toll-free telephone number or a special email mailbox dedicated to business conduct matters.

Financial Governance — Code of Ethics

We have adopted a code of ethics that applies to our chief executive officer and the senior leadership of our finance department, including our chief financial officer and our controller. As a public company, it is important that our filings with the SEC be accurate and timely. Our internal audit function maintains important oversight over the key areas of our business and financial processes and controls, and reports regularly to our audit and finance committee.

12 MONSANTO COMPANY 2014 PROXY STATEMENT

Corporate Governance and Ethics Policies and Practices That Guide and Govern Our Actions

Related Person Transactions Policy

The board has adopted a written policy regarding the review, approval or ratification of “related person transactions.”

A “related person” is defined under the applicable SEC rule and includes our directors, executive officers, beneficial owners of 5% or more of our common stock, and each of their immediate family members.

Under the written policy, our nominating and corporate governance committee generally is responsible for reviewing, approving or ratifying any related person transactions covered by SEC rules. It will approve a transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the company and its shareowners. Here is a description of matters reviewed by the nominating and corporate governance committee under this policy:

■	William Sherk, our crop protection business lead in Canada, is a brother-in-law to our executive officer Kerry Preete. Mr. Sherk’s compensation has been established in accordance with our ordinary employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities and he is eligible to participate in our employee benefit programs on the same basis as other similarly situated employees. Further, a procedure has been put in place under which Mr. Begemann, our president and COO, has been involved in approving any special pay actions and awards for Mr. Sherk. During fiscal 2014, Mr. Sherk received annual base pay of approximately $129,000. He also received an annual incentive award for fiscal 2014 of approximately $36,000. These amounts are based on a September 1, 2014 exchange rate. In October 2014, Mr. Sherk was granted 250 stock options and 66 restricted stock units under our long-term incentive plan.

■	Fidelity Workplace Services LLC (“Fidelity”), a subsidiary of FMR LLC, one of our largest shareowners, provides recordkeeping, third party administrative and other plan-related services to or on behalf of our United States retirement, health and welfare benefit plans. Prior to entering into the current contract with Fidelity, we engaged a consulting firm with expertise in the area of employee benefit plan service providers to help us conduct a Request for Proposal process to determine whether to recommend to our nominating and corporate governance committee that the agreement with Fidelity be re-negotiated and renewed or whether to engage another firm. Our nominating and corporate governance committee considered the results of this review and determined that it was in the best interests of our shareowners to enter into the current contract with Fidelity, which expires June 30, 2018. In exchange for its services, Fidelity received fees totaling approximately $6.5 million in fiscal 2014.

The following matters were not required to be reviewed by the nominating and corporate governance committee under this policy because our executive officer, Mr. Friedberg, was not a related person at the time of the transactions:

■	In November 2013, we acquired The Climate Corporation, a San Francisco, California-based company. David A. Friedberg, our Vice President, and Chief Executive Officer, Climate, was the founder and CEO of The Climate Corporation and a principal stockholder prior to the acquisition. The total cash consideration paid for the acquisition was $932 million, including amounts held in escrow to support indemnification obligations. Mr. Friedberg has received, and will continue to receive, a pro rata amount of such consideration in exchange for his shares. In addition, Mr. Friedberg agreed to purchase shares of Monsanto common stock in the open market and was granted restricted stock units and stock options, which were approved by our people and compensation committee, in connection with his employment following the acquisition.

■	In June 2014, we caused our wholly owned subsidiary The Climate Corporation to sell to Metromile, Inc. 1,666,667 shares of Metromile common stock held by The Climate Corporation, for approximately $1 million. The Climate Corporation had acquired these shares prior to our acquisition of The Climate Corporation. Mr. Friedberg is a founder, director and principal stockholder of Metromile.

Shareowner Rights Policy

We do not have a shareowner rights plan (commonly known as a poison pill) and are not currently considering adopting one. Our board’s policy is that it will only adopt a shareowner rights plan if either (1) the shareowners approve it or (2) the board makes a determination that it is in the best interests of the shareowners to adopt a shareowner rights plan without the delay that would be required in order to seek shareowner approval.

MONSANTO COMPANY 2014 PROXY STATEMENT 13

Corporate Governance and Ethics Policies and Practices That Guide and Govern Our Actions

Charitable Contributions

Under our Charitable Contributions Policy adopted by the board, if Monsanto is requested by a director to make a charitable contribution, then it must be reviewed by the chair of the nominating and corporate governance committee (or the full committee, if the committee chair makes such a request). They will determine whether the donation would impair the director’s independence.

Human Rights

Our Human Rights Policy was adopted in April 2006. The policy is grounded in international standards and is an important expression of our values as described in the Monsanto Pledge. It provides a framework to hold us accountable to advance, support and respect human rights in the course of our business. We work to identify and do business with partners who conduct their businesses with ethical standards that are consistent with this policy, and we work with those business partners in the spirit of continuous improvement. In the development of our policy there was recognition by both Monsanto business leaders and external stakeholders that the continuous improvement approach would be the most effective and honest model to address these complex and multifaceted issues on a consistent basis.

Political Contributions

We are committed to participating constructively in the political process, as we believe participation is essential to our company’s long-term success. Our participation in the political process includes contributions to political candidates in a manner that is compliant with all applicable laws and reporting requirements. We have established effective governance processes including oversight by our sustainability and corporate responsibility committee regarding political contributions made by our company. Please see our website for more information about the ways in which we participate in the political process and contributions we have made.

Stakeholder Engagement

Talking to our stakeholders, whether it’s our farmer customers, employees, or investors, has always been an important part of how we do business.

However, in 2011, we began more formalized stakeholder engagements. The conversations not only included our business activities, but also our mission, values and commitments to sustainability. We brought many internal and external stakeholders to the table with our board of directors, its committee dedicated to sustainability and the leaders of Monsanto — through in-person meetings and surveys — to share, debate and find common ground. During these stakeholder engagement exercises, there was one thing we heard loud and clear: Do a better job at opening up and engaging society. Moving forward, it is vital that our stakeholder engagement be inclusive, flexible and open to all audiences and ideas.

14 MONSANTO COMPANY 2014 PROXY STATEMENT

Corporate Governance and Ethics Corporate Responsibility and Sustainability

Corporate Responsibility and Sustainability

Our long-standing commitment to sustainability is focused on continuously improving our operations and helping the world’s farmers—our customers—produce more, conserve more and improve lives through agriculture. We understand that this is a journey, one on which we’re making significant progress. We regularly publish reports to share some of our key accomplishments with our shareowners, communities, employees and other stakeholders.

Our Continued Commitment to Sustainability

Farmers around the world face considerable challenges in producing enough food to nourish a growing population and their own families. These challenges will only be magnified in the years to come, which is why we are collaborating now with a variety of experts to provide innovative sustainable agriculture solutions. It’s through these collaborative efforts alongside farmers, beekeepers, researchers, academics, and non-profits that we hope to help create a better world, by protecting our environment and helping to give more people access to a balanced plate.

Productivity is important, but it also matters how we grow our food. This is why we are working to make sure that both producers and consumers get the most out of every seed, every acre and every harvest — all while using precious resources more efficiently. Our research and development teams are specifically focused on innovations across a variety of platforms. These include: breeding, biotechnology and microbials, and using weather, agronomic and genetics data to help farmers improve their environmental footprint and decision-making.

The combination of these technologies will help farmers sustainably produce safe and nutritious food for families around the world.

Put simply, we share some fundamental values:

■	We all care about the safety of the food we help farmers grow. For the employees at Monsanto, the safety of our products is our first priority.

■	We know that all of our stakeholders, particularly consumers, want Monsanto to show up, engage with them more and share more information. We are committed to this transparency.
■	We all care about where our food comes from — it’s what nourishes our families and it’s often the centerpiece of how our families spend time together. Our people recognize that we need to speak from a place of science and reason, and also from a place of values and shared principles.

Reporting

We are transitioning our framework for sustainability reporting from the Global Reporting Initiative (GRI) 3.1 standard to the GRI G4 and plan to issue a G4 report in 2015. An interim sustainability update can be found at https://s3.amazonaws.com/SustainabilityCSR/CSR_PROGRESSREPORT_FINAL.pdf.

Links to two additional ways we share information can be found below: Monsanto’s United Nations Global Compact Communication On Progress (COP) and Monsanto’s 2013 Environmental Data Reporting.

■	https://s3.amazonaws.com/SustainabilityCSR/UNGCP_COMMUNICATION.pdf

■	https://s3.amazonaws.com/SustainabilityCSR/ENVIRONMENTAL_DATA.pdf

A Growing World Population

With the global population estimated to surpass more than 9 billion people by 2050, the world has to produce more food in the next 50 years than we did in the last 10,000 years combined, on the same amount of land while using less water and energy.

Partnering for African Agriculture

Water Efficient Maize for Africa (WEMA)

WEMA is a public/private partnership working to improve food security and rural livelihoods among small family farms in Sub-Saharan Africa, by developing and deploying new drought-tolerant and insect pest-protected maize varieties. Monsanto is providing this technology royalty-free to develop improved maize varieties that will be available to seed companies in Africa for distribution to farmers in project countries. Now in the second phase of the project, more than 24 conventional white maize hybrids have been approved for commercial release, and the focus is on scaling up seed production to make the new hybrids available for planting on small family farms.

MONSANTO COMPANY 2014 PROXY STATEMENT 15

Corporate Governance and Ethics Corporate Responsibility and Sustainability

Human Rights Across the Globe	Sustainability Management Structure

Respecting human rights is a core principle of our business. We have found tremendous value in engaging in a dialogue about human rights beyond our own production and supply chain. We helped organize “Human Rights: From Farm to Fashion,” a recent day-long symposium that brought together business, academia and advocacy organizations to examine human rights through the linkages between cotton production and fashion — from seed to production to distribution.

Employees in the Community

Creating a workplace culture that encourages employees to help improve the lives of people in the communities where we operate is a vital part of our sustainability committment. In the United States alone, our employees volunteered over 80,000 hours in 2013, and we paid out more than $450,000 in service grants to nonprofit organizations.

Reducing Agriculture’s Footprint

In 2014, Monsanto pledged to continue to innovate and advance smarter seeds and precision management tools that enable farmers to use nutrients more efficiently and curb greenhouse gas emissions on 1 million acres in the United States by 2020. This effort complements other recently announced joint projects in soil health and water quality, including the Soil Health Partnership hosted by the National Corn Growers Association and co-sponsored by the Walton Family Foundation. We are also supporting trials through the Agronomy Science Foundation and USDA’s Resilient Economic Agriculture Practices (REAP) initiative to help farmers understand the potential benefits of cover crops and other management practices that improve soil health.

Our commitment to sustainability and corporate responsibility begins at the board level and continues throughout our organization. Our board’s sustainability and corporate responsibility committee reviews and monitors our performance as it affects matters relating to the environment, the communities where we live and work, our customers and other key stakeholders. The committee meets periodically with our key stakeholders to hear external perspectives and to identify and investigate significant emerging issues.

Our executive sustainability and product stewardship committee assesses global challenges, opportunities and emerging issues with respect to the sustainable operation of our business. It approves our goals and metrics, ensures that the resources are in place to support the goals and reviews progress toward commitments. Our global stakeholder engagement and sustainability team works with functional teams across our business to complete this work. We also work with two standing external advisory groups to further our understanding and engagement related to the global food system, sustainability, health and wellness, food policy, consumers interests and our products and pipeline, in addition to numerous grower and community advisory councils that we work with across our business.

Engaging Our Stakeholders

Talking to our stakeholders, whether it’s our farmer customers, employees, or shareowners, has always been an important part of how we do business, but in recent years we have increased our focus on engaging with a broader spectrum of external stakeholders.

We use a rigorous process to define what sustainability-related issues are important, or material, to both our internal and external stakeholders.

16 MONSANTO COMPANY 2014 PROXY STATEMENT

Corporate Governance and Ethics Our Water Commitments

Our Water Commitments

In April 2014, we joined the CEO Water Mandate: a landmark UN initiative to develop strategies and solutions to the emerging global crisis in water scarcity and sanitation. The mandate identifies six areas in which companies can have a positive impact on water quality and quantity. Participating companies pledge to implement strategies in each of these areas. We have recently joined the 2014-15 steering committee for this important initiative.

We also are participating in the World Business Council for Sustainability Development, and we were the first agricultural company to sign the group’s Water, Sanitation and Hygiene (WASH) pledge to implement access to safe water, sanitation and hygiene at the workplace within three years. As a leader in the global agricultural supply chain, we believe we can improve lives by learning and sharing good WASH practices with the global agricultural supply chain.

We have also made a separate unilateral commitment to increase irrigated water-use application efficiency in our global seed production operations. We have committed to increase irrigated water-use application efficiency throughout our owned and leased seed production operations, as well as on contracted farms by 25 percent by 2020 (Baseline 2010).

Awards and Recognition

Third parties regularly recognize our employees’ innovation, leadership, and workplace satisfaction. We are pleased to highlight some of these awards here.

Corporate Reputation and Leadership

World’s Most Admired Companies

FORTUNE Magazine 2014

40 Best Companies for Leaders

Chief Executive Magazine 2012, 2013

World’s Most Innovative Companies

FORBES 2013

Top 25 World’s Best Multinational

Workplaces

Great Place to Work® Institute, 2012, 2013,

2014

Corporate Social Responsibility and Sustainability

Global 100 Most Sustainable Corporations in

the World Index

Corporate Knights, 2014

100 Best Corporate Citizens for 2013

Corporate Responsibility Magazine, 2013

2013 ND-GAIN Corporate Adaptation Award

Notre Dame Global Adaptation Index, 2013

Science and Technology
50 Smartest Companies MIT Technology Review 2014 Top Science Employers Science Magazine 2010, 2011, 2012, 2013, 2014 Top 100 Global Innovators Thomson Reuters 2012

Diversity

Top 50 Companies for Diversity

Diversity Inc. 2012, 2013, 2014

Top 50 Companies for Executive Women

National Association for Female

Executives (NAFE) 2013

Best Place to Work for LGBT Equality

The Human Rights Campaign Foundation,

2010, 2011, 2013, 2014, 2015

Top 50 Employers (of minority engineers)

Minority Engineer, 2012, 2013

Setting Performance Goals

At Monsanto, we set measurable targets for helping make agriculture more sustainable. These include irrigation water-use and nutrient efficiency, as well as improving farmer livelihoods.

We estimate that our irrigated water-use application efficiency efforts alone will result in saving between 30 billion and 80 billion gallons of water annually — the equivalent of filling 45,000 to 110,000 Olympic-sized swimming pools (subject to variances due to weather).

Ranked

68

out of 500

U.S. companies in

NEWSWEEK’S

2014 Green Rankings.

MONSANTO COMPANY 2014 PROXY STATEMENT 17

Corporate Governance and Ethics Our Board of Directors

Our Board of Directors

Our board of directors oversees, counsels and directs management in the long-term interest of Monsanto and our shareowners.

Their major responsibilities include:

■	overseeing the conduct of our business, assessing our business and other enterprise risks;

■	reviewing and approving our key financial objectives, strategic and operating plans, and other significant actions;

■	overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics;

■	evaluating CEO and senior management performance and determining executive compensation;

■	planning for CEO succession and monitoring management’s succession planning for other key executive officers; and

■	establishing our effective governance structure, including appropriate board composition and planning for board succession.

Board Policies and Practices

Our board of directors has adopted clear corporate governance policies to assist the board and its committees in the exercise of their responsibilities, several of which are described below. Each of the board committees has a written charter that sets the purposes, goals and responsibilities of the committee, as well as qualification for committee membership, procedures for committee membership, appointment and removal, committee structure and operations and committee reporting to the full board. The board and committee charters provide our shareowners key information about how our board functions.

BOARD COMPOSITION

The number of directors on our board will not be less than five or more than 20 and is fixed. Currently, the board has fixed the number of directors at 13 members. The board may increase or decrease the number of directors at any time. Our board is currently divided into three classes. Beginning with our 2014 annual meeting, we began phasing out board classes. At each election of directors, directors whose terms are expiring will be elected for one-year terms. By our 2016 annual meeting, our board will be fully declassified.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

Upon joining the board, directors are provided with an in-depth orientation about our company, including our business operations, strategy and governance and a visit to one of our facilities. New directors without previous experience as a director of a public company are expected to enroll in a director education program on corporate governance and director professionalism offered by a nationally recognized sponsoring organization, or to participate in a comparable director education program offered at another board on which the director serves, if they have not recently attended such a program. We provide our directors with ongoing education opportunities, both at board meetings and through access to director education programs and other resources to assist them to remain abreast of developments in corporate governance and critical issues relating to the operation of public company boards. The board also conducts periodic visits to Monsanto facilities as part of its regularly scheduled board meetings.

BOARD SELF-ASSESSMENTS

The board conducts annual self-evaluations to determine whether it and its committees are functioning effectively and whether its governing documents continue to remain appropriate. Our board’s self-evaluation is facilitated by a wide range of questions related to topics including operations, composition of the board, responsibilities, governing documents and resources. As part of the board self-evaluation process, each director also conducts a self-evaluation, and our chairman conducts individual interviews with each board member. The process is designed and overseen by the nominating and corporate governance committee, which is chaired by our lead independent director, and the results of the evaluations are discussed by the full board.

Each committee, other than the executive committee and the restricted stock grant committee, annually reviews its own performance and assesses the adequacy of its charter, and reports the results and any recommendations to the board. The nominating and corporate governance committee oversees and reports annually to the board its assessment of each committee’s performance evaluation process.

18 MONSANTO COMPANY 2014 PROXY STATEMENT

Corporate Governance and Ethics Our Board of Directors

DIRECTOR INDEPENDENCE

Our board charter provides that no more than two board members may be non-independent under the independence criteria set by the NYSE. Under the NYSE listing standards, for a director to be considered independent, the board must affirmatively determine that the director has no direct or indirect material relationship with Monsanto. The NYSE has also established enhanced independence standards applicable to members of our audit and finance committee and our people and compensation committee. Our board has established independence standards for determining director independence that conform to the NYSE’s independence criteria.

In evaluating director independence, the board considered the independence standards and relevant facts and circumstances. Any transactions, relationships and arrangements between a director and Monsanto that were within the NYSE’s standards and our independence standards, were considered immaterial, and were not considered by the board in evaluating director independence. Based upon this evaluation, the board has determined that the following directors are independent: Gregory H. Boyce, David L. Chicoine, Janice L. Fields, Arthur H. Harper, Laura K. Ipsen, Gwendolyn S. King, Marcos M. Lutz, C. Steven McMillan, Jon R. Moeller, William U. Parfet, George H. Poste, and Robert J. Stevens. Accordingly, 12 of our 13 directors are independent, and each of the following committees of the board is composed solely of independent directors:

■	the audit and finance committee;

■	the nominating and corporate governance committee;

■	the people and compensation committee;

■	the restricted stock grant committee;

■	the science and technology committee; and

■	the sustainability and corporate responsibility committee.

A complete guide to Monsanto’s Board of Directors’ Independence Standards may be found in Appendix A.

BOARD OVERSIGHT OF SUCCESSION PLANNING

Our board and management consider succession planning and people development to be an integral part of the company’s long-term strategy. The people and compensation committee is responsible for monitoring our management succession and development plans and receives regular updates on employee engagement, diversity and retention matters, which are reported to the full board. At least twice annually, our full board reviews senior management succession and development plans with our CEO. Our CEO then presents to the independent directors his evaluations and recommendation of future candidates for the CEO position and other senior leadership roles and potential succession timing for those positions, including under emergency circumstances. The board also reviews and discusses development plans for individuals identified as high-potential candidates for senior leadership positions, and the board members interact with these candidates in formal and informal settings during the year.

Information about board succession planning can be found in the section titled How We Select Our Director Nominees.

Compensation Committee Interlocks and Insider Participation

No member of our people and compensation committee (Messrs. McMillan (Chair), Harper and Parfet, Ms. Fields and Ms. King) is or has been an officer or employee of our company or any of our subsidiaries. In addition, no member of our people and compensation committee has had any related person transactions that require disclosure under the SEC’s proxy rules and regulations.

Board Meetings, Committees and Membership

During fiscal 2014, our board of directors met eight times and acted twice by written consent. All directors attended 75% or more of the total meetings of the board and of the board committees on which they served at the time, including Mr. Lutz who joined our board in May 2014 and attended all board meetings and all meetings of committees of which he became a member after joining the board.

MONSANTO COMPANY 2014 PROXY STATEMENT 19

Corporate Governance and Ethics Our Board of Directors

Our board charter formally encourages directors to attend the annual meeting of shareowners. Last year all of the directors then in office attended the meeting, with the exception of Ms. Ipsen.

Our board of directors has seven committees as outlined below.

BOARD COMMITTEE MEMBERSHIP

The following chart shows the fiscal 2014 membership and chairpersons of our board committees, committee meetings held and actions by written consent taken, and committee member attendance. Committee member attendance reflects changes in committee membership in May 2014: (i) Mr. Lutz was appointed to the board, and the science and technology and sustainability and corporate responsibility committees; (ii) Ms. Fields was appointed to serve on the people and compensation committee, and ceased to be a member of the science and technology committee; and (iii) Mr. Moeller was appointed to serve on the nominating and corporate governance committee, and ceased to be a member of the science and technology committee.

BOARD COMMITTEES

The following chart shows the membership and chairpersons of our board committees and their roles and responsibilities.

Audit and Finance Committee

Members:

Messrs. Parfet (Chair),

Harper, McMillan, Moeller and Stevens

All members of the audit and finance committee were determined to meet the independence and experience requirements of the NYSE listing standards. We determined that each of the members is financially literate and that Messrs. Parfet, McMillan, Moeller and Stevens are “audit committee financial experts” for purposes of SEC regulations.

Oversees:

■ the integrity of our financial statements;

■ the qualifications and independence of our independent registered public accounting firm;

■ the performance of our independent registered public accounting firm and internal audit staff;

■ our compliance with legal and regulatory requirements; and

■ our policies and practices for major financial risk exposures.

Nominating and Corporate Governance Committee

Members:

Messrs. Stevens (Chair),

McMillan and Moeller, Ms. Fields and Ms. King

All members of the nominating and corporate governance committee were determined to meet the independence listing standards of the NYSE.

■ Provides oversight of the corporate governance affairs of our board and company, including consideration of risk oversight responsibilities of our full board and its committees.

■ Identifies and recommends individuals to our board for nomination as members of the board and its committees, and recommends director orientation and continuing education.

■ Leads our board of directors and our board committees in annual reviews of their performance.

■ Reviews and advises on shareowner engagement and proposals received by the company.

20 MONSANTO COMPANY 2014 PROXY STATEMENT

Corporate Governance and Ethics Our Board of Directors

People and Compensation Committee

Members:

Messrs. McMillan (Chair),

Harper and Parfet, Ms. Fields and Ms. King

All members of the people and compensation committee were determined to meet the enhanced independence listing standards of the NYSE.

■  Establishes and reviews our executive compensation program and policies and seeks to ensure that our senior management is compensated in a manner consistent with the program and policies.

■  Establishes, reviews and monitors our overall compensation program for all our employees, other than senior management, and monitors our performance as it affects our employees.

■  Considers the impact of our compensation policies and practices in relation to our risk management objectives.

■  Monitors implementation of our management succession strategies and plans for our CEO and other members of senior management.

■  Performs or delegates, reviews and monitors Monsanto’s responsibilities for our retirement and welfare benefit plans.

■  Reviews our compensation program for non-employee directors and recommends appropriate changes to our board of directors.

Restricted Stock Grant Committee Members: Mr. McMillan (Chair)	■ Approves special awards of restricted stock units or restricted stock to non-officer employees.

Science and Technology Committee Members: Dr. Poste (Chair), Messrs. Boyce and Lutz, Dr. Chicoine and Ms. Ipsen

■  Reviews and monitors our technology portfolio and information technology platforms, including as related to the budget, research and development infrastructure, intellectual property and regulatory matters.

■  Provides understanding, clarification and validation of the technical matters of our business to enable the board to make informed strategic business decisions and ensure that world class science is practiced at our company.

■  Identifies and investigates significant emerging science and technology issues.

■  Oversees the management of risks related to our technology portfolio and information technology platforms.

Sustainability and Corporate Responsibility Committee Members: Ms. King (Chair), Messrs. Boyce and Lutz, Drs. Chicoine and Poste, Ms. Fields and Ms. Ipsen

■  Reviews and monitors our performance as it affects matters relating to sustainability, the environment, communities, customers and other key stakeholders, including related risks and risks related to reputation.

■  Reviews issues affecting company products in the marketplace, including issues of agricultural biotechnology, and identifies and reviews significant emerging issues.

■  Receives periodic reports on the company’s business conduct program, progress related to the company’s Human Rights Policy, and the company’s charitable and political contributions and lobbying expenses, including authorizing funding for contributions and appointing senior management to manage political contributions.

■  Reports to the full board as to the status of our company’s programs and initiatives on sustainability, environmental matters and social responsibility.

Executive Committee Members: Messrs. Grant (Chair), Parfet and Stevens and Ms. King

■  Directs the management of our business and affairs in the intervals between meetings of our board of directors (except for certain matters specifically retained by our board of directors or that are reserved for our entire board of directors by statute, our certificate of incorporation or our bylaws).

■  Actions of the executive committee are reported at the next regular meeting of our board of directors.

MONSANTO COMPANY 2014 PROXY STATEMENT 21

Corporate Governance and Ethics Our Board of Directors

Board Leadership Structure

Monsanto is deeply focused on our corporate governance practices. We value independent board oversight as an essential component of strong corporate performance to enhance shareowner value. Our commitment to independent oversight is demonstrated by the fact that all of our directors are independent, except our chairman. In addition, all of the members of our board’s committees, except the executive committee, are independent.

Our board believes that its current leadership structure, in which the roles of chairman and CEO are held by one person, is best for Monsanto and its shareowners at this time. Hugh Grant is our chairman and CEO. In his dual role, Mr. Grant is able to use the in-depth focus and perspective gained in running the company to effectively and efficiently guide our board. He fulfills his responsibilities in chairing the board through close interaction with our lead director, Robert Stevens, who was elected by the independent directors of our board.

The strong working relationships among the lead director, chairman and other directors are supported by a board governance culture that fosters open communications among the members, both during meetings and in the intervals between meetings. Open communication is important to develop an understanding of issues, promote appropriate oversight, and encourage the frank discussion of matters essential to leading a complex and dynamic enterprise.

ROLE OF THE LEAD DIRECTOR

The board has structured the role of our independent lead director to strike an appropriate balance to the combined chairman and CEO role and to fulfill the important requirements of independent leadership on the board.

As lead director, Mr. Stevens:
■ approves information sent to the board, meeting agendas for the board and meeting schedules to assure that there is sufficient time for discussion of all agenda items;
■ has the authority to call meetings of the board or meetings of the independent directors;
■ presides at executive sessions of the independent directors;
■ serves as the liaison between the chairman and the independent directors;
■ presides at all meetings of the board at which the chairman is not present;
■ is a member of the board’s executive committee;
■ is available to consult with the chairman and CEO about the concerns of the board; and
■ is available to consult with any of our senior executives as to any concerns that executives might have.

While serving as lead director, Mr. Stevens has overseen the development and implementation of governance practices that support high levels of performance by members of the board. His leadership fosters a board culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support sound decision-making. He encourages communication among the directors, and between management and the board, to facilitate productive working relationships. Working with our chairman and other members of the board, Mr. Stevens also ensures there is an appropriate balance and focus among key board responsibilities such as strategy development, review of operations, risk oversight, and management succession planning.

We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company’s needs.

Board Role in Risk Oversight and Assessment

As a technology company, taking risk is important to pursuing future growth for Monsanto. We must also manage our assets for the benefit of our company and our shareowners. But how do we ensure that we take the right risks?

Our board oversees management as it balances risk and reward opportunities, and is responsible for motivating and challenging management to properly assess, mitigate and take risks. In fulfilling its oversight responsibilities, our board receives periodic in-depth reports on management’s enterprise risk assessment process and frequent updates on management’s assessment of current and future risks. When requesting approval for a project, management is responsible for fully describing the relevant risks and mitigating factors to the board. The board is then able to fully assess the project within our risk-reward parameters.

22 MONSANTO COMPANY 2014 PROXY STATEMENT

Corporate Governance and Ethics Our Board of Directors

Our board oversees many risks at the board level, but allocates certain risks to its committees for a deeper review. The board also assigns some risks to multiple committees. This increases the effectiveness of our board’s oversight by taking into account the different perspectives of the various board committees, including their interactions with management. Each committee reports on its activities to the full board.

OUR BOARD AND COMMITTEE RISK OVERSIGHT RESPONSIBILITIES

This chart summarizes the key risk oversight responsibilities of our board and its committees.

Board or Committee	Risk Oversight Responsibilities
Board	Business strategy and major resource allocations Risk assessment and policies developed by management Executive succession Business conduct and compliance Crisis management
Audit and Finance Committee	Business operations Major financial exposures Compliance with regulatory requirements Information technology/cyber-security Business conduct
Executive Committee	Risk related to a specific approval item
Nominating and Corporate Governance Committee	Overall board governance Board refreshment and operations Compliance with regulatory requirements Business conduct
People and Compensation Committee	Organizational development and engagement Design of compensation programs Compliance with regulatory requirements
Restricted Stock Grant Committee	Risk related to restricted stock awards
Science and Technology Committee	Scientific risks Technology portfolio and intellectual property Regulatory/product performance Information technology
Sustainability and Corporate Responsibility Committee	Sustainability and the environment Stewardship/regulatory Community impact and reputation Business conduct Company participation in the political process

Our management has developed an enterprise risk management program to identify and prioritize risks, based on the potential significance of the risk. We have also implemented internal controls to mitigate certain risks and a certification process to check that controls are being followed and remain effective.

COMPENSATION-RELATED RISK

We regularly assess risks related to our compensation programs, including our executive compensation programs, and do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our company. At the people and compensation committee’s direction, its independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), and management provide ongoing information regarding compensation factors that could mitigate or encourage excessive risk-taking.

MONSANTO COMPANY 2014 PROXY STATEMENT 23

Corporate Governance and Ethics Our Board of Directors

In addition, in August 2014, management provided a risk assessment of compensation programs to the committee for its review and consideration, and the committee again solicited input from Cook & Co. In its review, the committee considered the attributes of our compensation programs, including:

■	the balance between annual and longer-term performance opportunities to reduce the incentive to accelerate or delay performance;

■	performance measures tied to key, auditable measures of short-term and long-term performance to motivate sustained performance;

■	performance goals set at levels that are sufficiently high to encourage strong performance and support the resulting compensation expense, but within reasonably attainable parameters intended to discourage pursuit of excessively risky business strategies;

■	the fact that the committee determines goals for executive compensation awards in connection with the board’s deliberation of the company’s budget and strategic plans, and that the committee’s membership includes several members of the audit and finance committee, providing an appropriate link between financial performance and compensation;

■	the committee’s ability to exercise discretion under our compensation plans in certain circumstances when determining pay-outs of performance-based compensation;

■	increased stock ownership requirements for our CEO and recalibrated requirements for other executives intended to align executives’ interests with those of our shareowners; and

■	our policy on recoupment of performance-based compensation for financial restatements as discussed on page 65.

Shareowner Communication with our Board of Directors, Lead Independent Director and Monsanto

Monsanto’s board of directors welcomes shareowner communications. Shareowners may contact our board, our lead independent director or other independent directors by email or regular mail:

INTERNET	MAIL

Go to our website at www.monsanto.com/ whoweare/pages/contactourdirectors.aspx

You may also send correspondence to: Monsanto

c/o David F. Snively, Corporate Secretary

(for our lead independent director use: c/o Office of the Lead Director)

800 North Lindbergh Boulevard, Mail Stop A3NA St. Louis, Missouri 63167

We will review shareowner communications to determine whether a response by the board is appropriate. Shareowner emails to the board cannot contain attachments, and any attachments will be automatically removed. If you wish to provide additional materials with your communications, please use regular mail, sent to the address shown above.

Contacting Monsanto. While the board oversees management, it does not participate in day-to-day management functions or business operations. If you wish to submit questions or comments relating to these matters, please use the Contact Us Form on our website, which will help you to direct your message to the appropriate area of our company.

24 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation of Directors

Our non-employee director compensation program (the “Directors’ Plan”) is designed to attract highly-qualified individuals to serve on our board and to align their interests with those of our shareowners. Mr. Grant is our sole employee director and does not participate in the Directors’ Plan or otherwise receive compensation for his services as a director.

Our people and compensation committee reviews our director compensation program at least annually to determine whether the program remains appropriate and competitive, and recommends any changes to our full board of directors for consideration and approval.

Our Board of Directors 2014 Compensation Program

Before the start of fiscal 2014, our people and compensation committee considered the design of our director compensation program. The committee reviewed information and recommendations from management, using data from Towers Watson & Co. for the same comparator group of companies the committee uses for determining compensation for our executives. Our Executive Compensation Comparator Group is described on page 57. The committee also considered input from Cook & Co. After reviewing the information, the committee determined that the plan design continued to align with market trends but that the amount of our directors’ annual base retainer was below the median range of our comparator group. The committee also acknowledged the key role of our lead director in the operation of our board and the associated time commitment. The committee considered and recommended to our board of directors that the annual base retainer be increased from $215,000 to $235,000 and the annual additional retainer for service as our lead director be increased from $25,000 to $50,000. Our board of directors approved the recommended increases, effective September 1, 2013. The committee determined to recommend no other changes to the director compensation program.

Summary of Directors’ Compensation Plan for Fiscal 2014:

	Compensation Type	Amount	Form of Payment
Annual Retainer (Components)	Base retainer	$235,000

■    50% – Deferred stock:

■    50% – Director’s election of:

–    deferred stock,

–    restricted stock,

–    deferred cash, or

–    current cash

See below for a description of these forms of payment and method for determining the number of shares of deferred and/or restricted stock

	Additional retainer amount for service as lead director	$50,000
	Additional retainer amount for chair of the audit and finance committee	$35,000
	Additional retainer amount for chairs of the people and compensation and nominating and corporate governance committees	$25,000
	Additional retainer amount for chairs of the science and technology and sustainability and corporate responsibility committees	$20,000
	Additional retainer amount for members of the audit and finance, people and compensation, and nominating and corporate governance committees (other than the chairs)	$15,000
Initial Equity Grant	One-time equity grant for new directors; value determined by dividing the current base retainer amount by the closing stock price on service commencement date	$235,000	Restricted stock that vests three years from grant date

MONSANTO COMPANY 2014 PROXY STATEMENT 25

Compensation of Directors Our Board of Directors 2014 Compensation Program

■	Deferred Stock. This is common stock that is delivered at a specified time in the future. Earned shares are credited in the form of hypothetical shares to a stock unit account at the beginning of each plan year and vest in installments as of the last day of each calendar month, but only if a director remains a member of our board of directors on that day. All hypothetical shares in each director’s account are credited with dividend equivalents, also in the form of hypothetical shares. No director has voting or investment power over any deferred shares until distributed in accordance with the terms of the Directors’ Plan, generally upon termination of service.

■	Restricted Stock. This is common stock that vests and is delivered over the course of the year in accordance with specified terms. Restricted stock vests in installments on the last day of each calendar month, but only if the director remains a member of our board of directors on that day. Any restricted stock granted to a non-employee director entitles the director to all rights of a shareowner with respect to common stock for all such shares issued in his or her name. This includes the right to vote the shares and to receive dividends or other distributions paid or made with respect to such shares. Dividends and other distributions are withheld and delivered with the restricted stock as it vests.

■	Cash/Deferred Cash. Any portion of a non-employee director’s aggregate annual retainer not paid in the form of deferred stock or restricted stock will be paid in cash, either in monthly installments on the last day of each calendar month or on a deferred basis, as elected by the director. Any deferred cash is credited to a cash account that accrues interest at the average Moody’s Baa Bond Index Rate, as in effect from time to time.

Expenses and other payments Our non-employee directors are reimbursed for expenses incurred in connection with their attendance at board, committee and shareowner meetings, including travel, lodging and food and related expenses, and may receive incidental gifts. They are also reimbursed for reasonable expenses associated with other board-related activities, such as participation in director education programs, and are insured under our travel accident policy while traveling on company business. They may use corporate aircraft, when available, for transportation to and from meetings and functions related to their service. Travel by any guests of directors traveling on the aircraft for business purposes is considered a perquisite to the director, although the company incurs minimal incremental costs for these guests. Personal use of our aircraft by our directors has been limited and is considered a perquisite. In connection with Mr. Lutz’s election to our board, the board determined to grant him an additional $7,500 in cash compensation each year to offset additional costs that he may incur to manage additional tax reporting and financial obligations related to earning director income in the United States.

Matching gift program We will match donations made to eligible educational, arts, cultural or other charitable institutions. Gifts will be matched in any calendar year up to a maximum of $5,000. While our directors participate in the program on the same basis as our employees, SEC rules require that the amount of a director’s participation in a charitable matching program be disclosed.

Stock ownership requirement At the same time our board approved non-employee director compensation for fiscal 2014, it approved changes to our non-employee director stock ownership requirements to align to median market practices of our comparator group. Beginning in fiscal 2014, each of our non-employee directors is required to attain ownership of a fixed number of shares of Monsanto common stock equal in value to five times the elective portion (or one-half) of the annual base retainer as of September 1, 2013 ($587,500 in total). Based on our average closing stock price over the 60 trading days immediately preceding September 1, 2013, the number of shares of Monsanto common stock required to be held by each non-employee director is 5,872. Every third anniversary of September 1, 2013, we will recalibrate the number of shares required to be held by each non-employee director using the process described above. Shares may be counted toward these requirements whether held directly or through a spouse, a retirement plan or a retirement account. However, unvested restricted stock will not be counted. Until a director has met the requirement, he or she must retain 25% of the pre-tax number of shares received upon vesting of restricted stock or settlement of other equity-based award granted under the Directors’ Plan. The people and compensation committee reviews progress toward meeting the requirements at least annually. As of August 31, 2014, all but our two newest directors met his or her stock ownership requirements.

Changes for fiscal 2015 In June and August 2014, our people and compensation committee again considered the design of our director compensation program and reviewed information and recommendations from management, as well as data and analyses from Cook & Co. and Towers Watson & Co. After reviewing the information, the committee determined that the plan design continued to align with market trends, but the amount of our directors’ annual base retainer was below the median range of our comparator group. The committee recommended to our board that, effective for fiscal 2015, the annual base retainer be increased from $235,000 to $245,000. Our board approved the recommended increases effective September 1, 2014.

26 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation of Directors Director Compensation Table

Director Compensation Table

The following presents compensation to our non-employee directors for their services in fiscal 2014.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)[3]	Total ($)

Gregory H. Boyce	117,468	117,468		234,936

David L. Chicoine, Ph.D.	117,500	117,468	5,000	239,968

Janice L. Fields	127,503	127,503		255,006

Arthur H. Harper	132,543	132,543		265,086

Laura K. Ipsen	117,481	117,468		234,949

Gwendolyn S. King	142,500	142,528	5,000	290,028

Marcos M. Lutz	46,614	274,205		320,819

C. Steven McMillan	145,000	144,975	5,000	294,975

Jon R. Moeller	127,500	127,564		255,064

William U. Parfet	142,500	142,528		285,028

George H. Poste, Ph.D., D.V.M.	127,500	127,453		254,953

Robert J. Stevens	162,497	162,497		324,994

1	Fees Earned or Paid in Cash ($) The amounts shown in this column represent the elective half of the aggregate annual retainer payable to each director under the Directors’ Plan. For fiscal 2014, the following directors elected to receive deferred stock: Ms. Fields, 1,297.5 shares; Ms. Ipsen, 720 shares; and Mr. Stevens, 1,660 shares. The following directors elected to receive restricted stock: Mr. Boyce, 1,200 shares; Mr. Harper, 1,354 shares; and Mr. Lutz, 321 shares. The following director elected to receive deferred cash: Ms. Ipsen. The following directors elected to receive current cash: Dr. Chicoine, Ms. King, Mr. McMillan, Mr. Moeller, Mr. Parfet and Dr. Poste. Each amount constitutes the aggregate grant date fair value of the equity awards for fiscal 2014 calculated in accordance with FASB ASC Topic 718, and because the equity awards were granted on the first day of the fiscal year and were fully vested at the end of the fiscal year, there was no unrecognized compensation expense for financial statement reporting purposes for fiscal 2014. For Mr. Lutz, this amount includes compensation paid to offset increased accounting and tax preparation costs.

2	Stock Awards The amounts shown in this column represent the non-elective half of the aggregate annual retainer. The number of deferred shares granted to each director related to the non-elective half of the aggregate annual retainer was: Mr. Boyce, 1,200; Dr. Chicoine, 1,200; Ms. Fields, 1,297.5; Mr. Harper, 1,354; Ms. Ipsen, 1,200; Ms. King, 1,456; Mr. Lutz, 321; Mr. McMillan, 1,481; Mr. Moeller, 1,298; Mr. Parfet, 1,456; Dr. Poste, 1,302; and Mr. Stevens, 1,660. Each amount constitutes the aggregate grant date fair value of the equity awards for fiscal 2014 calculated in accordance with FASB ASC Topic 718, and because the equity awards were granted on the first day of the fiscal year and were fully vested at the end of the fiscal year, there was no unrecognized compensation expense for financial statement reporting purposes in fiscal 2014.

For Mr. Lutz, the amount in this column also includes the aggregate grant date fair value of the initial equity grant awarded upon commencement of service on our board.

The aggregate number of shares of unvested restricted stock held by directors as of Aug. 31, 2014 was: Mr. Boyce, 2,086 shares; and Mr. Lutz, 1,956 shares.

3	Other Compensation The amounts shown in this column represent a contribution by the company’s charitable fund pursuant to its charitable matching program described above.

MONSANTO COMPANY 2014 PROXY STATEMENT 27

 Stock Ownership of Management

 and Certain Beneficial Owners

Information is listed below regarding beneficial ownership of our common stock, to the extent known to us, by:

■	each person who is a director or nominee;

■	each proxy officer;

■	all current directors and executive officers as a group; and

■	each person known to us to be the beneficial owner of 5% or more of our common stock.

Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is provided as of November 1, 2014, except as otherwise noted.

Name	Shares of Common Stock Owned Directly or Indirectly (#)[1,2,3]	Shares Underlying Options Exercisable Within 60 Days (#)[4]	Total (#)[5]	% of Class Held

Hugh Grant	337,539	1,013,120	1,350,659	*

Gregory H. Boyce	7,430	0	7,430	*

David L. Chicoine, Ph.D.	10,638	0	10,638	*

Janice L. Fields	19,937	0	19,937	*

Arthur H. Harper	38,779	0	38,779	*

Laura K. Ipsen	11,994	0	11,994	*

Gwendolyn S. King	44,978	0	44,978	*

Marcos M. Lutz	4,019	0	4,019	*

C. Steven McMillan	51,188	0	51,188	*

Jon R. Moeller	7,722	0	7,722	*

William U. Parfet	388,935	0	388,935	*

George H. Poste, Ph.D., D.V.M.	32,782	0	32,782	*

Robert J. Stevens	66,002	0	66,002	*

Pierre C. Courduroux	20,028	107,109	127,137	*

Brett D. Begemann	92,883	229,789	322,672	*

Robert T. Fraley, Ph.D.	55,694	148,313	204,007	*

David F. Snively	29,495	29,396	58,891	*

Gerald A. Steiner	23,833	0	23,833	*

CURRENT DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (25 PERSONS)	1,442,558	1,850,735	3,293,293	0.7%

FMR LLC[6]	28,437,760	0	28,437,760	5.4%

BlackRock, Inc.[7]	28,032,307	0	28,032,307	5.3%

The Vanguard Group[8]	30,216,664	0	30,216,664	5.7%

*	less than 1%

Shares	of Common Stock Owned Column
1	Includes the following shares of deferred stock deliverable within 60 days after Nov. 1, 2014 to each non-employee director as compensation under the Directors’ Plan: Mr. Boyce, 2,013; Dr. Chicoine, 8,247; Ms. Fields, 18,683; Mr. Harper, 12,340; Ms. Ipsen, 6,568; Ms. King, 41,626; Mr. Lutz, 683; Mr. McMillan, 51,188; Mr. Moeller, 4,977; Mr. Parfet, 51,239; Dr. Poste, 31,646; Mr. Stevens, 56,002; and directors as a group, 285,212.

2	Includes 68,640 shares underlying Financial Goal RSUs (34,320 pre-split shares) awarded to Mr. Grant as part of his fiscal 2004 long-term incentive compensation. Mr. Grant elected to defer receipt of the shares until his retirement.

3

Includes the indicated number of shares of our common stock beneficially owned by the following individuals under our Savings and Investment Plan: Mr. Grant, 6,899; Mr. Courduroux, 1,138; Mr. Begemann, 6,641; Dr. Fraley, 3,913; Mr. Snively, 8,107; and Mr. Steiner,

28 MONSANTO COMPANY 2014 PROXY STATEMENT

Stock Ownership of Management and Certain Beneficial Owners Section 16(a) Beneficial Ownership Reporting Compliance

1,280; and current executive officers as a group, 61,013. Excludes the indicated number of hypothetical shares of our common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under our Savings and Investment Parity Plan: Mr. Grant, 42,752; Mr. Begemann, 10,266; Dr. Fraley, 6,721; and Mr. Snively, 4,472; and current executive officers as a group, 96,917; and hypothetical shares of our common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under our Deferred Payment Plan: Mr. Begemann, 9,972; and current executive officers as a group, 11,898.

4	Shares Underlying Options Column The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. For purposes of this table, we have used Dec. 31, 2014 as the cut-off date, which is 60 days after Nov. 1, 2014. The shares indicated represent shares underlying stock options granted under our equity incentive plans. The shares underlying options cannot be voted.

5	Total % Of Beneficial Ownership Column The percentage of shares of our outstanding common stock, including options exercisable within 60 days after Nov. 1, 2014, beneficially owned by any director or executive officer does not exceed 1%. The percentage of shares of our outstanding common stock, including options exercisable within 60 days after Nov. 1, 2014, beneficially owned by all current directors and executive officers as a group is approximately 0.7%.

6	FMR Information is based on a Schedule 13G/A filed with the SEC on Feb. 14, 2014, filed by FMR LLC (“FMR”) and its chairman, Edward C. Johnson III. FMR and Mr. Johnson reported beneficial ownership of 28,437,760 shares of common stock by virtue of their control over certain direct or indirect wholly-owned subsidiaries of FMR. FMR had sole dispositive power for all 28,437,760 shares of common stock, sole power to vote 1,344,051 shares, and shared voting or dispositive power for none of the shares. FMR’s business address is 245 Summer Street, Boston, MA 02210.

7	BlackRock Information is based on a Schedule 13G/A filed with the SEC on Feb. 4, 2014, filed by BlackRock, Inc. (“BlackRock”). BlackRock reported beneficial ownership of 28,032,307 shares of common stock. BlackRock had sole power to vote 22,967,961 shares and sole dispositive power over 27,975,914 shares. Blackrock reported shared voting and dispositive power over 56,393 shares. BlackRock’s business address is 40 East 52nd Street, New York, NY 10022.

8	Vanguard Information is based on a Schedule 13G/A filed with the SEC on Feb. 11, 2014, filed by The Vanguard Group (“Vanguard”). Vanguard reported beneficial ownership of 30,216,664 shares. Vanguard had sole power to vote 860,201 shares and sole dispositive power for 29,409,432 shares. Vanguard had shared dispositive power over 807,232 shares, and no shared voting power for any of the shares. Vanguard’s business address is 100 Vanguard Blvd., Malvern, PA 19355.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Exchange Act requires all our executive officers and directors and persons owning more than 10% of any registered class of our capital stock to file reports of ownership and changes in ownership with the SEC. Based solely on the reports received by us or filed with the SEC and on written representations from reporting persons, we believe that all such persons complied with all applicable filing requirements during fiscal 2014, except that the company inadvertently filed one day late Form 4s reporting annual equity grants for our non-employee directors.

MONSANTO COMPANY 2014 PROXY STATEMENT 29

 Proxy Item No. 1:

 Election of Directors

The shareowners are being asked to elect each of Mr. Boyce, Ms. Fields, Mr. Grant, Ms. Ipsen, Mr. Lutz, Mr. McMillan, Mr. Parfet, Dr. Poste and Mr. Stevens to terms ending with the annual meeting to be held in 2016, until a successor is elected and qualified or until his or her earlier death, resignation or removal. Our board has nominated each of these directors upon the recommendation of the nominating and corporate governance committee. Each nominee is currently a director of our company and has agreed to serve if elected.

We believe that the nominees will be able to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by our board.

How We Select Our Director Nominees

Our board is responsible for nominating members and filling vacancies on the board that may occur between annual meetings of shareowners, based upon the recommendation of the nominating and corporate governance committee. The committee considers the company’s current needs and long-term and strategic plans, in the context of potential director succession, to determine the skills, experience and characteristics needed by our board.

The nominating and corporate governance committee has retained a search firm to assist it in identifying and evaluating potential candidates for our board, including most recently Marcos M. Lutz. The committee seeks input from other board members and senior management to evaluate nominees for director. The committee will consider nominees recommended by shareowners for election if the names of such nominees, accompanied by relevant biographical information, and relevant information about the shareowner submitting the nominee, are provided on a timely basis in writing to our Secretary in accordance with the requirements of our bylaws.

When evaluating potential candidates, the committee takes into consideration the following Desirable Characteristics of Directors in our board charter, which includes consideration of diversity. Our board recognizes the value of diversity and considers how a candidate may contribute to the board in a way that can enhance perspective and judgment through diversity in gender, age, ethnic background, geographic origin, and professional experience. The committee also considers whether potential candidates will likely satisfy the independence standards for service on the board and its committees.

The board reviews its effectiveness in balancing these considerations through ongoing consideration of directors and nominees, as well as the board’s annual self-evaluation process.

30 MONSANTO COMPANY 2014 PROXY STATEMENT

Proxy Item No. 1: Election of Directors How We Select Our Director Nominees

Desirable Characteristics of Directors

1. PERSONAL CHARACTERISTICS

Integrity and Accountability: High ethical standards, integrity and strength of character in his or her personal and professional dealings and a willingness to act on and be accountable for his or her decisions.

Informed Judgment: Demonstrate intelligence, wisdom and thoughtfulness in decision-making. Demonstrate a willingness to thoroughly discuss issues, ask questions, express reservations and voice dissent.

Financial Literacy: An ability to read and understand balance sheets, income and cash flow statements. Understand financial ratios and other indices for evaluating Company performance.

Mature Confidence: Assertive, responsible and supportive in dealing with others. Respect for others, openness to others’ opinions and the willingness to listen.

High Standards: History of achievements that reflect high standards for himself or herself and others.

2. CORE COMPETENCIES1

Accounting and Finance: Experience in financial accounting and corporate finance, especially with respect to trends in debt and equity markets. Familiarity with internal financial controls.

Business Judgment: Record of making good business decisions and evidence that duties as a Director will be discharged in good faith and in a manner that is in the best interests of the Company.

Management: Experience in corporate management. Understand management trends in general and in the areas in which the Company conducts its business.

Crisis Response: Ability and time to perform during periods of both short-term and prolonged crisis.

Industry/Technology: Unique experience and skills in an area in which the Company conducts its business, including science, manufacturing and technology relevant to the Company.

International Markets: Experience in global markets, international issues and foreign business practices.

Leadership: Understand and possess skills and have a history of motivating high-performing, talented managers.

Strategy and Vision: Skills and capacity to provide strategic insight and direction by encouraging innovations, conceptualizing key trends, evaluating strategic decisions, and challenging the Company to sharpen its vision.

3. COMMITMENT TO THE COMPANY

Time and Effort: Willing to commit the time and energy necessary to satisfy the requirements of Board and Board Committee membership. Expected to attend and participate in all Board meetings and Board Committee meetings in which they are a member. Encouraged to attend all annual meetings of shareowners. A willingness to rigorously prepare prior to each meeting and actively participate in the meeting. Willingness to make himself or herself available to management upon request to provide advice and counsel.

Awareness and Ongoing Education: Possess, or be willing to develop, a broad knowledge of both critical issues affecting the

Company (including industry-, technology- and market-specific information), and director’s roles and responsibilities (including the general legal principles that guide board members).

Other Commitments: In light of other existing commitments, ability to perform adequately as a Director, including preparation for and attendance at Board meetings and annual meetings of the shareowners, and a willingness to do so.

Stock Ownership: Complies with the Monsanto Company Executive and Director Stock Ownership Requirements.

4. TEAM AND COMPANY CONSIDERATIONS

Balancing the Board: Contributes talent, skills and experience that the Board needs as a team to supplement existing resources and provide talent for future needs.

Diversity: Contributes to the Board in a way that can enhance perspective and judgment through diversity in gender, age, ethnic background, geographic origin, and professional experience (public, private, and non-profit sectors). Nomination of a candidate should not be based solely on these factors.

[1]	The Board as a whole needs the core competencies represented by at least several directors.

MONSANTO COMPANY 2014 PROXY STATEMENT 31

Proxy Item No. 1: Election of Directors Summary of Director Core Competencies

The following chart summarizes the competencies currently represented on our board; the details of each director’s competencies are included in each director’s profile.

Summary of Director Core Competencies

32 MONSANTO COMPANY 2014 PROXY STATEMENT

Proxy Item No. 1: Election of Directors Nominees and Current Board of Directors

Nominees and Current Board of Directors

The ages, principal occupations, directorships held and other information about our nominees and directors, and the classes into which they have been divided, are shown below as of December 1, 2014.

Our Board of Directors Recommends a Vote FOR Each Nominee for Director

Nominees for Director (Current One-Year Terms Expiring at the 2015 Annual Meeting)

Principal Occupation:

Chairman and Chief Executive Officer, Peabody Energy Corporation (a leading company in coal, clean coal solutions and sustainable mining), since 2007; President and Chief Executive Officer, Peabody Energy, 2006-2007; President and Chief Operating Officer, Peabody Energy, 2003-2005. Chief Executive-Energy, Rio Tinto plc (an international natural resource company), 2000-2003. Public Company Directorships in the Last Five Years: Peabody Energy Corporation and Marathon Oil Company.

Gregory H. Boyce	Qualifications:
First Became Director: April 2013 Age: 60

Mr. Boyce has substantial management and financial experience, gained through his leadership roles at two large multi-national corporations. Through his current roles as chief executive officer and chairman, and previous responsibilities for operational matters, he has gained expertise with respect to management of complex organizations and risk management. Mr. Boyce also has significant experience related to international business operations, which enables him to provide guidance and oversight for our management as our business grows internationally. In addition, Mr. Boyce has experience managing matters related to regulatory, policy and social responsibility issues, which is valuable to our sustainability and corporate responsibility committee, and knowledge of commodity, energy and other technology matters that are tangential to our business and important to his service on our science and technology committee. His service on the boards of two other public companies has also provided him substantial insight into governance matters.

Principal Occupation:

Former President of McDonald’s USA, LLC, a subsidiary of McDonald’s Corporation, a leading global foodservice retailer, 2010-2012; Executive Vice President and Chief Operating Officer, McDonald’s USA, LLC, 2006-2010; President of McDonald’s Central Division, 2003-2006. Public Company Directorships in the Last Five Years: Chicos FAS Inc.

Janice L. Fields	Qualifications:
First Became Director: April 2008 Age: 59

Ms. Fields has gained broad operational and financial experience in her career in the food industry. She has developed expertise related to marketing, strategic planning, risk management, production, and human resources, which provides her with valuable insights on operational, executive compensation and strategic matters reviewed by our board. As a senior leader at a major public company in the food industry, Ms. Fields also gained experience in public policy matters and governance and financial oversight. In addition, her insights about the food industry are important as we consider strategic goals for the development of products to grow our business and become more involved in conversations about food. Ms. Fields’ experience as chair of the corporate governance and nominating and as a member of the compensation and benefits committee of another public company has also provided value in connection with her service on our nominating and corporate governance and people and compensation committees.

MONSANTO COMPANY 2014 PROXY STATEMENT 33

Proxy Item No. 1: Election of Directors Nominees and Current Board of Directors

Principal Occupation:

Chairman of the Board and Chief Executive Officer of Monsanto Company, since August 2012; Chairman of the Board,
President and Chief Executive Officer of Monsanto Company, October 2003-August 2012; President and Chief Executive
Officer, Monsanto Company, May 2003-October 2003; Executive Vice President and Chief Operating Officer, Monsanto
Company, 2000-2003; Co-President, Agricultural Sector, Former Monsanto Company, 1998-2000. Public Company
Directorships in the Last Five Years: PPG Industries, Inc.

Hugh Grant	Qualifications:
First Became Director: May 2003 Age: 56

Mr. Grant is our chairman and CEO. In his long career with our company and Former Monsanto, he has worked broadly in many areas of the business, enabling him to gain an extensive personal knowledge of our operations, which is essential in formulating business strategies. He has extensive experience in strategic planning, sales, financial oversight and planning. His operational experience in leading our multi-national corporation includes governance and risk management responsibilities, which assists our board in understanding our business and fulfilling its oversight role. Mr. Grant’s service on the board of another public company, including service as lead director and as chair of its nominating and corporate governance committee and as a member of its officers-directors compensation committee, provides Mr. Grant additional governance insights that are valuable in his role as our board chairman, leadership of our board, and interaction with our lead independent director.

Principal Occupation:

Senior Vice President & General Manager, Global Industry Solutions Group, Oracle Corporation, a U.S.-based multinational computer technology corporation, since September 2014; Corporate Vice President, Worldwide Public Sector of Microsoft Corp., 2012-2014; Senior Vice President and General Manager, Connected Energy Networks, Cisco Systems, Inc., a manufacturer of Internet Protocol based networking products, 2010-2012; Senior Vice President and General Manager, Smart Grid, Cisco, 2009-2010; Senior Vice President, Global Policy and Government Affairs, Cisco, 2007- 2009; Vice President, Global Policy and Government Affairs, Cisco, 2001- 2007.

Laura K. Ipsen	Qualifications:
First Became Director: December 2010 Age: 50

Ms. Ipsen has global expertise in energy, environmental issues, public policy, international trade and sales and marketing developed through her career in consulting and the high tech industry. Ms. Ipsen has led multiple strategic business, sustainability, policy and regulatory efforts, and has risk management experience. She has significant experience directing a comprehensive corporate sustainability strategy, including the development of global partnerships. In addition, Ms. Ipsen has significant experience in driving industry growth and optimization through the implementation of technology solutions. In light of the increasing importance information technology plays in our business success, Ms. Ipsen’s experience provides vital insight to our board and our science and technology and sustainability and corporate responsibility committees on a variety of matters including information technology and key legislative and regulatory issues facing our global technology business, and strategic oversight of our management.

34 MONSANTO COMPANY 2014 PROXY STATEMENT

Proxy Item No. 1: Election of Directors Nominees and Current Board of Directors

Principal Occupation:

Chief Executive Officer of Cosan S.A. Indústria e Comércio, managing the production and sale of sugar and ethanol worldwide since 2009; Chief Commercial Officer, 2007 to 2009; Companhia Siderurgica Nacional S.A., Vice President,
Infrastructure and Energy, 2003 to 2006; Ultrapar Partcipacoes S.A., Chief Operating Officer, Logistics, 1994 to 2003.
Public Company Directorships in the Last Five Years: Cosan Ltd. (CZZ – NYSE) and Comgás S/A (CGAS3 – BOVESPA).

Marcos M. Lutz	Qualifications:
First Became Director: May 2014 Age: 44

Mr. Lutz has attained significant senior management and operational experience through his roles as chief executive and chief commercial officer at a large multinational company. As CEO of a public company that is a major employer in Brazil, he also has substantial experience operating in regulatory and societal frameworks of that region. This enables him to bring a very valuable perspective to our board and the sustainability and corporate responsibility committee given our company’s current operations in and strategic plans for Brazil and other regions outside the United States. He has also developed particular expertise related to the agricultural, food and chemical industries, which provides substantial insight to our board and our science and technology committee as they consider our company’s strategic plans and provide guidance to management operating our company in those industries.

Principal Occupation:

Retired Chairman and Chief Executive Officer, Sara Lee Corporation (which split into Hillshire Brands and D.E. Master Blenders 1753 in 2012); Chairman of the Board of Sara Lee Corporation, a global consumer packaged goods company, 2001-2005; Chief Executive Officer, Sara Lee Corporation, 2000-2005; President and Chief Operating Officer, Sara Lee Corporation, 2000-2004; President, Sara Lee Corporation, 1997-2000.

C. Steven McMillan	Qualifications:
First Became Director: June 2000 Age: 69

Mr. McMillan has had significant operational experience leading a major international consumer products company, where he has gained expertise in finance, strategy, regulatory matters, marketing, manufacturing, mergers and acquisitions and human resources, and has had primary responsibility for risk management. These skills assist him in providing oversight of and guidance to our executive team in their management of a complex multi-national company. His understanding of the food industry enables him to provide valuable insights in our strategic planning and evaluation of our products. In addition, his past service on five other public company boards, including as a member of the audit and finance committees of other public companies, for businesses in the energy, pharmaceutical and finance sectors, has given him additional expertise related to governance, finance, commodities, regulatory matters and business challenges for research and development-focused companies. This experience is beneficial in his service on our board, our audit and finance committee and our nominating and corporate governance committee and as chair of our people and compensation committee and restricted stock grant committee.

MONSANTO COMPANY 2014 PROXY STATEMENT 35

Proxy Item No. 1: Election of Directors Nominees and Current Board of Directors

Principal Occupation:

Chairman, Chief Executive Officer and President of MPI Research, Inc., an early stage drug development contract research laboratory, since 2012; Chairman and Chief Executive Officer of MPI Research, Inc., 1999-2012; Co-Chairman of MPI Research, LLC, 1995-1999. Public Company Directorships in the Last Five Years: Stryker Corporation; Taubman Centers, Inc.

William U. Parfet	Qualifications:
First Became Director: June 2000 Age: 68

Mr. Parfet has served as an executive or director for multiple companies during his career, with broad experience in global business management and finance. As president of a major pharmaceutical company, he gained expertise in the areas of strategic planning, technology, marketing, and global business management, and he is knowledgeable about the chemical, pharmaceutical, food and agricultural industries. In particular, Mr. Parfet’s past roles as CFO, controller, and treasurer of a multi-national corporation, service on the audit committees for other public companies, and past service as a trustee of the Financial Accounting Foundation (which oversees FASB and GASB) and Chairman of Financial Executives International, enable him to utilize his expertise in his role as chair of our audit and finance committee. In addition, his service on the governance and compensation committees of other public companies, including serving as non-executive chairman and lead independent director, enables Mr. Parfet to provide insight and value to our governance and compliance processes.

Principal Occupation:

Chief Executive of Health Technology Networks, a consulting group specializing in the application of genomics technologies and computing in healthcare, since 1999; Chief Scientist, Complex Adaptive Systems Initiative, since 2009; Director of the Biodesign Institute, a combination of research groups at Arizona State University, 2003-2009; Chief Science and Technology Officer and Director, SmithKline Beecham, 1992-1999. Public Company Directorships in the Last Five Years: Exelixis, Inc.; Orchid Cellmark, Inc. (former) (a wholly-owned subsidiary of LabCorp since December 2011).

George H. Poste, Ph.D., D.V.M. First Became Director: February 2003 Age: 70

Qualifications:

Dr. Poste is a scientist who has had extensive experience advising and leading research teams in both corporate and academic settings. He is a leader in synthetic biology and healthcare informatics, linking university research projects and collaborations. His roles as chief scientist leading research at a large university, and formerly as chief technology officer of a multi-national company, provide him valuable insight into the biotechnology industry and enable him to provide expert guidance, as chair of our science and technology committee, to our management and board as we develop and implement our technology strategies and research collaborations. In addition, his former roles on scientific advisory boards to the Federal government have also given him extensive experience related to risk management and regulatory and policy matters. His service as a director of other public companies, and as a member of the governance committee and chair of the research committees of other public companies, also bring valuable perspectives to our board.

36 MONSANTO COMPANY 2014 PROXY STATEMENT

Proxy Item No. 1: Election of Directors Nominees and Current Board of Directors

Principal Occupation:

Retired Chairman and Chief Executive Officer, Lockheed Martin Corporation (“Lockheed”), a high technology aerospace and defense company. Executive Chairman, Lockheed, January 2013-January 2014; Chairman of the Board and Chief Executive Officer of Lockheed, 2010-2013; Chairman of the Board, President and Chief Executive Officer, Lockheed, 2005-2010; President and Chief Executive Officer, Lockheed, 2004-2005; President and Chief Operating Officer, Lockheed, 2000-2004; Chief Financial Officer, Lockheed, 1999-2001; Vice President Strategic Development, Lockheed, 1998-1999. Directorships in the Last Five Years: United States Steel Corporation (effective January 1, 2015); Lockheed Martin Corporation (former).

Robert J. Stevens First Became Director: August 2002 Age: 63

Qualifications:

Mr. Stevens has attained substantial experience in executive and operational roles during his career. He has expertise in areas such as finance, information technology, technology development, manufacturing, marketing, and human resources, and he has broad international business management experience. Mr. Stevens’ roles as CEO, president, COO and vice president of strategic development of a leading company in the defense industry have given him a deep understanding of the complexities of operating a global business, strategic planning, regulatory and legislative and public policy matters, all of which are valuable to us as a technology-driven company subject to significant regulatory and public policy oversight. In addition, his leadership as CEO, executive chairman and chairman has also afforded him the opportunity to develop corporate governance expertise that has enabled him to serve with distinction as our lead director and chair of our nominating and corporate governance committee. Having formerly served as a FORTUNE 50 CFO, he also has significant expertise in financial, risk management and compliance matters, which supports his service on the audit and finance committee.

Continuing Directors (Current Three-Year Terms Expire at the 2016 Annual Meeting)

Principal Occupation:

President, South Dakota State University, a land grant research institution, and professor of economics, since 2007; Vice
President for Technology and Economic Development, University of Illinois, 2001-2006.

David L. Chicoine, Ph.D. First Became Director: April 2009 Age: 67

Qualifications:

Dr. Chicoine is an economist and an educator whose career has included key roles at public universities. As an expert in agricultural economics, he has a deep understanding of the economic factors that shape our industry on a national and global basis, which is helpful to our board as it considers our long-range plans and annual budgets, and financial risks facing the industry. As president of a large university, his responsibilities include executive management, public policy development and research support, including technology commercialization. This experience has supported his ability to provide financial and strategic planning perspectives in his board service, and enhanced his contributions on our science and technology committee, as it oversees our research pipeline, and our sustainability and corporate responsibility committee as it oversees public policy matters.

MONSANTO COMPANY 2014 PROXY STATEMENT 37

Proxy Item No. 1: Election of Directors Nominees and Current Board of Directors

Principal Occupation:

Managing Partner, GenNx360 Capital Partners, a private equity firm focused on business to business companies, since
2006; President and Chief Executive Officer, Equipment Services Division, General Electric Corporation, 2002-2005;
Executive Vice President, GE Capital Services, General Electric Corporation, 2001-2002. Public Company Directorships in
the Last Five Years: Gannett Co., Inc. (former).

Arthur H. Harper	Qualifications:
First Became Director: October 2006 Age: 59

Mr. Harper has had significant experience in the operation and finance of manufacturing companies during his career. Through his experience as an executive at a complex, multi-national company and managing start-up companies, he has a deep understanding of manufacturing and supply dynamics, risk management, technology development and financing for capital projects. This knowledge enables him to provide key insights on strategic, operational, and financial matters related to our global business, which supports our audit and finance committee. His service on the public responsibility and executive compensation committees of another public company have also provided him governance, business conduct and compensation-related experience, which provides additional perspectives to our board of directors when exercising its oversight role and to our people and compensation committee when formulating compensation policies.

Principal Occupation:

President, Podium Prose, a speaker’s bureau and speechwriting service founded in 2000; Founding Partner, The Directors’
Council, a corporate board search firm, October 2003-May 2005; Senior Vice President, Corporate and Public Affairs, PECO
Energy Company (now Exelon), a diversified utility company, 1992-1998; Commissioner, Social Security Administration,
1989-1992. Public Company Directorships in the Last Five Years: Lockheed Martin Corporation; Marsh & McLennan
Companies, Inc. (former).

Gwendolyn S. King	Qualifications:
First Became Director: February 2001 Age: 74

Ms. King is an expert in external communications and has extensive experience related to public policy, government relations and governance and has had significant experience in stakeholder engagement. Ms. King’s senior advisory roles in two previous White House administrations and her service as a senior corporate affairs officer for a public utility have provided her expertise in matters relating to public policy, regulatory oversight and government relations. This experience and knowledge enables her to provide valuable perspectives to our management and as chair of our sustainability and corporate responsibility committee. In addition, Ms. King’s service on the board of the National Association of Corporate Directors, an advisory group of nominating and governance committee chairs, and the ethics, governance and executive committees of public companies on whose boards she has served, have provided her with significant corporate governance expertise and compliance experience, which have enhanced her ability to provide valuable contributions as a director of our board.

38 MONSANTO COMPANY 2014 PROXY STATEMENT

Proxy Item No. 1: Election of Directors Nominees and Current Board of Directors

Principal Occupation:

Chief Financial Officer, The Procter & Gamble Company, one of the world’s leading consumer products companies, since 2009; Vice President and Treasurer, The Procter & Gamble Company, 2007-2009; Vice President, Finance and Accounting, Global Beauty and Global Health Care, The Procter & Gamble Company, 2005-2007.

Jon R. Moeller	Qualifications:
First Became Director: August 2011 Age: 50

Mr. Moeller has substantial finance and management expertise developed through his 25 years of experience with a large, multi-national corporation. His current responsibilities as chief financial officer, and prior roles as treasurer and division vice president for finance and accounting, have given him a broad understanding of the finance and accounting issues facing a global manufacturing company. In addition to his substantial financial experience, he has expertise related to risk management and compliance matters, which enable him to make valuable contributions to the oversight role of our audit and finance and nominating and corporate governance committees. As the senior financial executive at his company, Mr. Moeller has experience in developing and executing global strategy and serving as a key member of management at a complex, worldwide organization, and has resided outside the United States. This broad international business experience enables him to provide his fellow directors and our senior management a valuable perspective with respect to our global strategy and the management of our domestic and international businesses based on sound financial goals.

MONSANTO COMPANY 2014 PROXY STATEMENT 39

Report of the Audit and

Finance Committee

The audit and finance committee operates under a charter adopted and amended from time to time by our company’s board of directors. The committee has numerous responsibilities including:

■	oversight related to the audited and interim financial statements,

■	oversight of financial compliance, risks and disclosure matters,

■	appointment and oversight of the company’s independent registered public accounting firm,

■	pre-approval and oversight of audit fees and services, and audit and non-audit fees and services provided by the company’s independent registered public accounting firm, and

■	oversight of the company’s internal audit function.

Please see the committee’s charter for a description of requirements for its members and its responsibilities at www.monsanto.com/whoweare/pages/audit-and-finance-committee.aspx.

AUDIT AND FINANCE COMMITTEE MEMBERSHIP REQUIREMENTS AND QUALIFICATIONS

One of the requirements contained in the committee charter is that all committee members meet the independence and experience requirements of the listing standards of the NYSE. Our board of directors believes that all members of the committee meet these requirements and are “independent,” as that term is used in relevant SEC rules. In addition, our board has determined that each of the members of the committee is financially literate and that Messrs. Parfet, McMillan, Moeller and Stevens are “audit committee financial experts” for purposes of the rules of the SEC. Under the committee’s charter, no director may serve as a member of the committee if he or she serves on the audit committee of more than two other public companies unless our board of directors determines that such simultaneous service would not impair his or her ability to serve effectively on the committee.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014. For a detailed listing of the fees billed to the company by Deloitte and Touche LLP for fiscal years 2013 and 2014, see Proxy Item No. 2: Ratification of Independent Registered Public Accounting Firm below.

FINANCIAL STATEMENTS

In reliance on the reviews and discussions referred to below, and exercising our business judgment, the committee has recommended to our board of directors (and our board has approved) that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, for filing with the SEC. In fulfilling our responsibilities, the committee, among other things, has reviewed and discussed the audited financial statements contained in the 2014 Form 10-K with the company’s management and Deloitte & Touche LLP.

Management, which is responsible for the financial statements and the reporting process, including the system of internal control over financial reporting, has advised the audit and finance committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States. Further, Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, has opined to the shareowners that the audited financial statements conform with such accounting principles. In addition, the committee discussed with Deloitte & Touche LLP the matters required to be discussed under PCAOB standards, and Deloitte & Touche LLP’s independence from the company and its management, including the matters in the written disclosures and letter received by the committee, as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the committee concerning independence.

40 MONSANTO COMPANY 2014 PROXY STATEMENT

Report of the Audit and Finance Committee Financial Statements

Members of the committee rely, without independent verification, on the information and representations provided to them by management and on the representations made to them by Deloitte & Touche LLP. Accordingly, the oversight provided by the committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal control over financial reporting, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or that the audit of the company’s financial statements by Deloitte & Touche LLP has been carried out in accordance with auditing standards generally accepted in the United States.

AUDIT AND FINANCE COMMITTEE

Chair: William U. Parfet

Members: Arthur H. Harper, C. Steven McMillan, Jon R. Moeller, Robert J. Stevens

MONSANTO COMPANY 2014 PROXY STATEMENT 41

Proxy Item No. 2:

Ratification of Independent

Registered Public Accounting Firm

Our audit and finance committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015. The committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm.

We are asking our shareowners to ratify this appointment as a matter of policy.

The committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify the appointment, the committee may investigate the reasons for shareowner rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another independent registered public accounting firm.

Even if the appointment is ratified, the committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareowners or our company.

A formal statement by representatives of Deloitte & Touche LLP is not planned for the annual meeting. However, Deloitte & Touche LLP representatives are expected to be present at the meeting and available to respond to appropriate questions.

SERVICES AND FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During and in connection with fiscal 2014, we engaged Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (which we collectively refer to as “Deloitte”) as our independent registered public accounting firm and to provide other professional services. The table below shows an estimate of the fees that we expect to be billed for audit services for fiscal 2014, as well as the fees expected to be billed by Deloitte with respect to audit-related, tax and all other services rendered during that period. In addition, the table shows the fees billed by Deloitte for audit, audit-related, tax and all other services during or in connection with fiscal 2013.

Description of Professional Service	Amount Billed ($)
	2014 Fiscal Year	2013 Fiscal Year
Audit Fees — professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in Form 10-Qs, accounting consultation, consents related to other filings with the SEC, and statutory and regulatory audits required for foreign jurisdictions	11.8 million	10.9 million
Audit-Related Fees — assurance and related services that are reasonably related to the performance of the audit or review of financial statements, including employee benefit plan audits, due diligence services in connection with mergers and acquisitions, and attest or audit services that are not required	0.5 million	0.6 million
Tax Fees — professional services for U.S. and foreign tax compliance, such as preparation of tax returns and claims for refund and tax payment and assistance with tax audits and appeals; tax planning, such as assistance with transfer pricing matters; expatriate tax services; and tax advice, such as advice related to mergers and acquisitions and employee benefit plans and requests for rulings or technical advice from taxing authorities	3.5 million	2.2 million
All Other Fees — expatriate assignment services (non-tax related)	0.1 million	0.1 million

42 MONSANTO COMPANY 2014 PROXY STATEMENT

Proxy Item No. 2: Ratification of Independent Registered Public Accounting Firm Services and Fees of the Independent Registered Public Accounting Firm

The committee reviews, considers and ultimately pre-approves, where appropriate, all audit and non-audit engagement services to be performed by our independent registered public accounting firm. The committee has a policy providing for the pre-approval of certain “audit services,” “audit-related services,” “tax services” and “all other services” to be provided by the independent registered public accounting firm and audit services to be provided by any other firm. Please see the above chart for a description of these types of services.

Each year in connection with the committee’s approval of the audit engagement plan for the following year, management submits to the committee a list of services expected to be provided during that period, as well as related estimated fees. As appropriate, and after obtaining an understanding of the services, the committee then pre-approves under its policy the services, and the related estimated fees, to be provided during the next audit engagement period or other period as is approved by the committee. If, following the annual pre-approval, it becomes necessary to engage our independent registered public accounting firm for additional services or fees not pre-approved with the annual proposal, or if we need to engage another firm to provide audit services, the committee must specifically pre-approve the additional services and related fees. The chair of the committee has the delegated authority to pre-approve any additional services and fees not contemplated by these annual pre-approvals and will communicate any such approvals to the full committee. In connection with any pre-approval, the committee will consider whether such services are consistent with applicable independence rules.

All of the “audit services,” “audit-related services,” “tax services” and “all other services” provided by Deloitte during or in connection with fiscal 2014 were pre-approved by the committee in accordance with its policy.

Our Board of Directors Recommends a Vote FOR the Ratification of the Appointment of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for Our 2015 Fiscal Year

MONSANTO COMPANY 2014 PROXY STATEMENT 43

Proxy Item No. 3:

Advisory (Non-binding) Vote

Approving Executive Compensation

We are asking our shareowners to provide advisory approval of the compensation of our proxy officers, as we described below under “Executive Compensation” in this proxy statement. While this vote is advisory, and not binding on our company, it will provide information to us regarding shareowner sentiment about our core principles and objectives. The people and compensation committee will then be able to consider this information when determining executive compensation in the future.

Shareowners should review the Compensation Discussion and Analysis beginning on page 46, executive compensation tables, and related narratives appearing in this proxy statement for more information regarding the compensation of our proxy officers. As described in those sections, our proxy officers’ compensation is designed and administered by our people and compensation committee to:

■	align management’s interests with the interests of shareowners by tying compensation to performance that supports key financial and strategic business outcomes;

■	attract and retain top talent, while limiting non-performance-based entitlements; and

■	reinforce a culture of integrity to support sustainable business growth while appropriately managing compensation risk in the context of our business strategies.

The committee regularly reviews our officer compensation strategies, policies and programs in an effort to assure the program continues to meet these overall objectives. In fiscal 2014,

■	on average over 80% of our proxy officers’ compensation was tied to company annual and long-term performance;

■	our company’s results achieved or surpassed targets for annual incentive compensation; and

■	we required achievement of challenging goals over three fiscal years for long-term performance-based awards.

Our board has adopted a policy of providing annual say-on-pay votes. The next say-on-pay vote will occur at our 2016 annual meeting.

Your vote is requested. We believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareowners’ interests to support long-term value creation. Accordingly, the board recommends that shareowners approve the program by approving the following advisory resolution:

RESOLVED, that the shareowners of Monsanto Company approve, on an advisory basis, the compensation of the company’s proxy officers, as disclosed under Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion in this proxy statement.

Our Board of Directors Recommends a Vote FOR the Advisory (Non-Binding) Vote Approving Executive Compensation

44 MONSANTO COMPANY 2014 PROXY STATEMENT

Report of the People and

Compensation Committee

The people and compensation committee of our board of directors has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on that review and discussion, the committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement.

PEOPLE AND COMPENSATION COMMITTEE

Chair: C. Steven McMillan

Members: Janice L. Fields, Arthur H. Harper, Gwendolyn S. King, William U. Parfet

MONSANTO COMPANY 2014 PROXY STATEMENT 45

Executive Compensation

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) describes our overall executive compensation policies and practices, and focuses on fiscal 2014 compensation for the following individuals whom we refer to as our “proxy officers”:

Hugh Grant	Robb Fraley
chairman and chief executive officer	executive vice president and chief technology officer

Pierre Courduroux	David Snively
senior vice president and chief financial officer	executive vice president, secretary and general counsel

Brett Begemann	Jerry Steiner
president and chief operating officer	(retired as of January 2, 2014) former executive vice president, sustainability & corporate affairs

Messrs. Grant, Courduroux, Begemann and Snively, Dr. Fraley and seven other officers make up our executive team. Our executive team is responsible for developing and implementing our strategic plans and initiatives and overseeing our day-to-day operations. We refer to the 12 members of our executive team as our “executives.”

46 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation Discussion

and Analysis

Executive Summary

Monsanto Performance Overview

We delivered a fourth consecutive year of strong growth in fiscal 2014. Our management continued to invest for long-term growth opportunities, both in our core business and key growth platforms. Led by our executive team, we have built a global business with an industry-leading product portfolio enabling us to deliver new, value-enhancing technology that serves customers and supports our growth.

Financial Results
$13.3B returned to Shareowners since 2010	Net sales for fiscal 2014 were nearly $15.9 billion; ongoing earnings per share reached $5.23, an increase of nearly 15% over fiscal 2013; and free cash flow generated was $959 million. We continued our disciplined approach to managing expenses, but increased our focus on using the strength of our cash generation and balance sheet to return more cash to our shareowners through dividends and share repurchases in fiscal 2014.	Our fiscal 2014 performance showed strong growth against key metrics that are important to our shareowners. We use four performance metrics in our executive compensation program: ongoing earnings per share (“EPS”), free cash flow, net sales and adjusted return on capital (“ROC”)[1].

Strong Fiscal 2014 Performance ■ Net sales reached nearly $15.9 billion ■ Ongoing EPS up nearly 15% ■ Free cash flow of $959 million ■ Adjusted ROC 22.6%	Key Performance Metrics

[1] See Appendix B for a reconciliation of our ongoing EPS, free cash flow and adjusted ROC to results reported in accordance with generally accepted accounting principles.

Ongoing EPS excludes certain after-tax items that we do not consider part of ongoing operations. Free cash flow is the sum of net cash provided by operating activities and net cash required by investing activities, as reported in our Statement of Consolidated Cash Flows. Adjusted ROC is expressed as a percentage, which represents the result of dividing operating profit after-tax (excluding certain items) by average capital.

MONSANTO COMPANY 2014 PROXY STATEMENT 47

Compensation Discussion and Analysis Executive Summary

Commercial Operations

This year, our Seeds and Genomics segment was the key driver for growth for our company. Our balanced product portfolio enabled us to once again deliver growth, even as we faced a more challenging agricultural environment.

■  Our soybean business had a record year in fiscal 2014, driven by the strength of our products. Our soybean business also provided an important offset to reduced corn acres in our most significant corn-growing regions;

■  In corn, we held or improved share in major markets and improved our margins despite reduced acres – a result of positive contributions from our product mix and pricing strategies; and

■  New products exceeded our expectations; our first full season of sales for Intacta RR2 PROTM insect-protected soybeans in Latin America reached an estimated three million acres. Nearly one in three U.S. corn and soybean acres enrolled in our Climate Basic product—more than double our initial goal—thus establishing our new data-focused tool as a platform for future service offerings for farmers.

Research and Development Pipeline

In fiscal 2014, we advanced research and development projects across every major platform and every phase of development, covering breeding, biotechnology, and improved agronomics platforms. Our R&D pipeline supports our long-term focus on a systems approach to solving agronomic challenges. Five of those projects launched commercially, and we also obtained several major regulatory approvals to support future product launches.

■  We announced a new five-year ongoing EPS growth target, incorporating plans to continue our focus on the company’s core business, allocate resources to support the key drivers of future growth, and strategically use our balance sheet to return more value to our shareowners.

Organizational Effectiveness

We focused on the importance of maintaining a talented and diverse workforce as a fundamental driver of long-term growth. This is reflected in our:

■  Broad-based succession planning and development programs, retention of top talent, and strong employee engagement as reflected in organizational surveys;

■  Successful retention of key employees who joined our company through our acquisition of The Climate Corporation and alliance with Novozymes; and

■  External recognition, including being ranked among the 2014 Great Place to Work® World’s Best Multinational Workplaces.

Sustainability

We recognize that the nature of our business provides us a unique opportunity to contribute globally to sustainable food, fiber and fuel production. In fiscal 2014, this was reflected in our:

■  Continuing to recognize and incorporate sustainability as a significant element of our business — both in terms of commercial products (including data-driven technology to help farmers grow crops while using resources more efficiently) – and our internal operations (including reuse of water at many of our production facilities).

■  Setting annual and long-term performance goals based on our annual budget and long-range plans that incorporate strategies to increase sales of products designed to contribute to sustainable agriculture and reduce costs through more efficient use of energy and water and reuse of materials.

Balanced Product Portfolio Delivers Growth ■ Record year for soybeans ■ Improved margins for corn ■ New products exceeded expectations

$1.6B invested in New Growth Platforms and Research and Development in Fiscal 2014

Long-Range Plan

While delivering on our current year business plans, we also acted in fiscal 2014 to position our company for long-term growth, despite near-term challenges facing agriculture.

■  We made significant investments in new growth platforms, including the acquisition of The Climate Corporation and our BioAg alliance with Novozymes;

■  We continued to invest more than 10% of net sales in research and development to support our pipeline; and

48 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation Discussion and Analysis Executive Summary

Executive Compensation Highlights

EXECUTIVE COMPENSATION PROGRAM DESIGN

Our executive compensation program consists of these three primary components:

Base Pay	+	Cash awards under our Annual Incentive Plan	+	Long-term incentives delivered through stock options and Financial Goal RSUs

We use the term “total direct compensation” to refer to an executive’s annual base pay, plus the dollar amount of his target cash award under our Annual Incentive Plan (AIP) and the dollar amount of his long-term incentive (LTI) opportunity.

LINKING PAY WITH PERFORMANCE

We believe in a pay for performance approach to executive compensation. A significant portion of our executives’ compensation is tied to company annual and long-term performance.

■	Our AIP provides cash awards based on company performance against pre-established fiscal year financial goals and the executive’s individual performance.

■	The LTI component of our executives’ compensation is delivered in two forms of equity grants:

– stock options, to align a significant portion of pay to value created for our shareowners; and

– multi-year, financial goal-based restricted stock units (Financial Goal RSUs) to link an element of pay to achievement of three-year goals established for key financial performance measures.

■	Amounts our executives may receive from AIP awards and Financial Goal RSUs are directly tied to company performance against a combination of financial measures including EPS, free cash flow, net sales and ROC, and with respect to AIP awards, individual performance related to strategic and operational objectives.

■	Our people and compensation committee considers the company’s fiscal year budget and long-range plan when establishing our AIP and Financial Goal RSU performance measures and goals.

We believe that the design of our program provides a direct link to shareowner value by focusing our executives on achieving key financial and strategic business objectives and rewarding them when those objectives are achieved.

KEY COMPENSATION ACTIONS FOR FISCAL 2014

Here are the highlights of key actions taken by our people and compensation committee for our proxy officers’ fiscal 2014 compensation:

■	Set AIP goals consistent with management’s plans for continued growth of our global business, and Financial Goal RSU goals consistent with our long-range plan

■	Again delivered executives’ LTI opportunities through Financial Goal RSUs (40%) and stock options (60%)

■	Maintained a three-year performance period for the Financial Goal RSU component of executives’ LTI compensation, aligned with a three-year vesting term for continued focus on specific goals related to the achievement of sustainable business performance
■	Increased the amount of one or more components of each proxy officer’s compensation to reflect competitive market positioning and promotions

■	Awarded above-target AIP cash payments recognizing our strong performance against key measures important to our shareowners: EPS, free cash flow and net sales

MONSANTO COMPANY 2014 PROXY STATEMENT 49

Compensation Discussion and Analysis Executive Summary

Our 2014 Compensation Practices

We believe that our executive compensation program supports our business strategies and human resource objectives, reflects leading governance practices and is premised on sound pay for performance design principles. Here are highlights of our fiscal 2014 compensation practices:

What We Do
✓ Pay for Performance A significant portion of our proxy officers’ compensation is tied to performance with clearly articulated financial goals.	✓ LTI Double Trigger Vesting Long-term incentive awards provide for double-trigger vesting in the event of a change of control.

✓ Competitive Compensation Each component of a proxy officer’s annual total direct compensation is targeted to the median range for comparable positions in our comparator group, generally 90%-110% of the median, with above-median payouts for outstanding performance.

✓ Clawbacks We can recover performance-based cash and equity incentive compensation paid to executives in various circumstances.

✓ Stock Ownership Requirements We maintain rigorous stock ownership requirements for our directors, executives and other members of senior management. Our CEO’s requirement is six times annual base pay; other proxy officers’ requirement is three times annual base pay.

✓ Independent Compensation Consultant We retain Frederic W. Cook & Co., Inc. (“Cook & Co.”), to advise the Committee on executive compensation matters.

✓ Equity Grants Reward Future Performance Annual stock option and Financial Goal RSU grants vest over a three-year period and reward for sustained future performance rather than past behavior.
✓ Tally Sheets Tally sheets and wealth accumulation analyses for each proxy officer are reviewed annually, before making compensation decisions.

✓ Annual Compensation Risk Assessment We regularly analyze risks related to our compensation program and conduct a broad risk assessment annually.

What We Don’t Do

✗ No Excessive Risk-Taking in Our Compensation Programs The AIP and Financial Goal RSUs use multiple performance measures, capped payouts and other features intended to minimize the incentive to take overly risky actions.

✗ No Backdating or Repricing of Stock Options Stock options never are backdated or issued with below-market exercise prices. Re-pricing of stock options without shareowner approval is expressly prohibited.

✗ No Tax Gross-ups There are no tax “gross-ups” for perquisites or excise tax gross-ups in the event of a change of control related termination.

✗ No Hedging or Pledging Directors, executives and their immediate family members are prohibited from hedging, pledging or engaging in any derivatives trading with respect to company stock.

50 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation Discussion and Analysis Executive Summary

Shareowner Input to Executive Compensation Program

Our Company’s 2014 Vote on Executive Compensation. At our January 2014 annual meeting, a significant majority of our shareowners, or nearly 98% of votes cast, supported our proposal to approve our fiscal 2013 executive compensation program. As in previous years, our largest shareowners did not express concerns regarding our executive compensation program. The Committee will continue to consider shareowner sentiments about our core principles and objectives when determining executive compensation.

Our Shareowner Outreach Program. We engage in dialogue with our major shareowners throughout the year about various corporate governance topics, including executive compensation. In connection with our annual meeting and over the course of the last year, we have reached out to a significant portion of our top 150 investors and beyond. The smallest holdings in this group of investors represented voting authority for less than 0.1% of our outstanding shares.

We value the insights gained from these discussions and find them to be helpful as our people and compensation committee considers and adopts compensation policies affecting our employees, including our proxy officers, and our nominating and corporate governance committee and full board of directors consider other governance practices and policies.

We will continue to seek opportunities for dialogue with our investors on executive compensation and, more broadly, corporate governance.

MONSANTO COMPANY 2014 PROXY STATEMENT 51

Compensation Discussion and Analysis Our Compensation Philosophy

Our Compensation Philosophy

Our executive compensation program is designed to attract, motivate and retain exceptional talent to drive our business objectives and strengthen long-term shareowner value. We structure our program to accomplish our key objectives by focusing on our core principles and aligning executive pay with company and individual performance.

Core Principles

We design our executive compensation program to reflect these core principles:

■	align management’s interests with the long-term interests of shareowners;

■	provide compensation on the basis of performance that supports key financial and strategic business outcomes;

■	attract, motivate and retain top talent to lead our business;

■	reinforce a culture of integrity to support sustainable business growth;

■	assess and appropriately manage compensation risk in the context of our business strategies; and

■	limit perquisites and other non-performance-based entitlements.

We believe that our fiscal 2014 program successfully implements these principles and incorporates best practices in executive compensation.

Pay For Performance

Pay for performance is an integral part of who we are at Monsanto. We believe our practice of tying compensation to achievement of both annual and long-term financial and business goals drives strong performance, and results in increased shareowner value. That’s why we structure our compensation programs with a focus on variable pay, creating both long and short-term incentives for our executives. We seek to provide competitive pay opportunities in line with job scope, required skills and performance. To do this, we:

■	use a mix of fixed and variable pay components with different time horizons and payouts (cash and equity-based awards) to reward annual and sustained performance over the longer term;

■	motivate our executives to meet both short-term financial and individual goals and deliver on our long-term business goals – the best way we know to build shareowner value;

■	require executives and directors to have significant stock ownership – ensuring that their interests are aligned with shareowners;

■	promote balanced performance and discourage improper risk taking by avoiding reliance on any one metric or short-term performance goal; and

■	reward for future sustained performance rather than past performance.

52 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation Discussion and Analysis Overview of Our Executive Compensation Program

Overview of Our Executive Compensation Program

How do we turn our compensation philosophy into practice? We devote substantial time and attention throughout the year to executive compensation matters to ensure that our program aligns with our core principles and company performance. Our executive compensation program applies to our entire executive team, with appropriate modifications to reflect different job scope and responsibilities. We believe that this approach helps align all or our executives into one management team, keenly focused on our performance objectives and key strategic initiatives.

Our people and compensation committee’s well-balanced and disciplined approach to designing our executive compensation program includes regular reviews and discussion with its independent compensation consultant, consideration of our company’s annual and long-range plans, and careful attention to market data and practices. We believe that our approach ensures that our program supports our business strategies and human resources objectives, and is aligned with the interests of our shareowners.

When setting compensation, the committee focuses on how to effectively drive performance through incentives tied to key financial and strategic business objectives, the right pay mix, and the appropriate balance among the key elements of our compensation program.

Financial Performance Measures

How do we drive performance? We use four key financial performance measures to produce results.

Generate sustainable growth. We believe these performance measures--incorporated into our annual budget and long-term planning--represent the measures that can be used by our shareowners to assess our company’s value. Using these metrics consistently, together with overlapping performance periods for our Financial Goal RSUs, enables us to evaluate our proxy officers’ performance in generating sustainable growth.

Balance short and long-term objectives. We also believe that the overlap of EPS and free cash flow performance measures between the AIP and Financial Goal RSUs focuses our proxy officers on these measures. It highlights the importance of leading the organization to achieve both short-term and long-term financial and strategic goals. It also reduces the incentive to sacrifice long-term growth to meet annual targets or vice versa.

MONSANTO COMPANY 2014 PROXY STATEMENT 53

Compensation Discussion and Analysis Overview of Our Executive Compensation Program

Flexibility to support long-term growth. The standards for determining our performance against goals established for these measures are derived from our financial statements, which follow generally accepted accounting principles. The terms of our AIP and Financial Goal RSUs provide our board people and compensation committee the ability to exercise discretion to exclude certain items specified in the plan, either positive or negative, that it considers extraordinary when determining performance against pre-established financial goals. The committee believes that retaining the ability to exercise such discretion encourages management’s willingness to take actions that may limit short-term company performance, yet support long-term growth. In evaluating our performance against EPS goals, exclusions considered by the committee have generally been the same or similar to the after-tax items excluded for ongoing EPS. When evaluating our performance against our fiscal 2014 AIP goals, the committee exercised its discretion under the plan and made adjustments to EPS and free cash flow results as discussed on page 61.

Pay For Performance Compensation Mix

At-risk pay incentives align our interests with our shareowners. For fiscal 2014, 88% of our CEO’s compensation and more than 80% of our other proxy officers’ compensation is at risk. Actual amounts realized depend upon our annual and longer-term performance and our stock price. We provide more than half of our proxy officers’ total direct compensation through LTI opportunity — in recognition of their accountability for delivering results and to align their realized compensation with longer-term company operational performance and shareowner interests.

We believe this approach motivates our proxy officers to consider the impact of their decisions on achieving and sustaining key financial results expected to lead to increased shareowner value.

The mix of fiscal 2014 total direct compensation for our proxy officers other than Mr. Steiner is illustrated in the charts below. At risk compensation includes the target AIP award and LTI opportunity (delivered in the form of stock options and Financial Goal RSUs).

54 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation Discussion and Analysis Overview of Our Executive Compensation Program

Summary of Fiscal 2014 Compensation

These are the components of fiscal 2014 proxy officer compensation included in the Summary Compensation Table, and benefits under broad-based benefit plans in which proxy officers participate.

Component	Key Features	Objectives

TOTAL DIRECT COMPENSATION
Base Pay	■ Fixed annual cash amount, paid at regular payroll intervals	■ Provide a regular source of income at reasonable, competitive levels

Annual Incentive Plan (“AIP”)

■   Performance-based cash compensation opportunity: committee determines payout based on company performance against annual goals for EPS, free cash flow and net sales performance measures and individual proxy officer contributions

■   Proxy officers participate in the same AIP with our other executives and most of our other employees

■   Awards for certain proxy officers are subject to specified limits and contingent on the company satisfying a performance goal under our shareowner-approved Internal Revenue Code Section 162(m) Annual Incentive Plan for Covered Executives (“Code Section 162(m) Plan”)

■ Focus proxy officers and organizations they lead on achieving key annual financial goals and objectives and reward for successful performance

Long-Term Incentive (“LTI”)

■   Equity-based compensation: amount realized, if any, dependent on company achieving long-range financial goals and sustained or increased stock price

■   LTI opportunity delivered through:

–  Stock options (60%):

•    Exercise price equal to the fair market value of a share of company stock on the grant date

•    Ratable vesting over a three-year service period

•    Double-trigger vesting in the event of a change of control

–  Financial Goal RSUs (40%):

•    Shares eligible for vesting based on achievement of Internal Revenue Code (“Code”) Section   162(m) performance goal and company performance against three-year cumulative EPS and   free cash flow and three-year average ROC goals

•    Vest shortly after the end of three-year performance period

•    Double-trigger vesting in the event of a change of control

•    Award settled in shares of company stock

•    Dividends accrued and paid only with respect to earned and vested awards

■   Size of stock option grant and target number of Financial Goal RSUs awarded represent a forward-looking incentive opportunity; not a reward for past performance

■   Focus proxy officers on achieving and sustaining longer-term business results and reward performance

■   Stock options reward for stock price appreciation and provide a direct link to shareowner value

■   Financial Goal RSUs motivate officers to achieve three-year financial goals that are expected to lead to increased shareowner value; annual grants with overlapping performance periods reward sustained performance of key financial measures

OTHER COMPENSATION
Benefits

■   Standard range of medical, dental, life insurance, disability and retirement plans available to other employees

■   Cost of health and welfare benefits partially borne by employee, including each proxy officer

■ Provide our workforce with a market-competitive level of financial support in the event of injury, illness and retirement
Perquisites

■   Limited perquisites and personal benefits described in Other Compensation beginning on page 64

■   No tax gross-ups on perquisites

■   Perquisite values not included when determining any AIP opportunity, retirement or severance benefit or any other benefit payment

■ Varies to address significant expectations and challenges for our executives

MONSANTO COMPANY 2014 PROXY STATEMENT 55

Compensation Discussion and Analysis Setting Executive Compensation

Setting Executive Compensation

We consider a broad range of factors and tools when structuring our executive compensation program and making individual proxy officer pay decisions.

Committee Process

Here is a summary of responsibilities and data sources used by our people and compensation committee to determine our executive compensation program.

Committee and Consultants Responsibilities

People & Compensation Committee (comprised of five independent directors)

■	Determines program principles and philosophies

■	Approves AIP design, performance measures and goals

■	Determines the structure for delivering LTI opportunities, terms and conditions of equity grants and Financial Goal RSU performance measures and goals

■	Determines all compensation for all of our executives, including our CEO and other proxy officers

■	Reviews other compensation for executives such as perquisites and benefits under broad-based benefit programs

■	Approves all other arrangements, policies and practices related to our executive compensation program such as change of control agreements, stock ownership requirements and recoupment policy

Cook & Co. (independent committee consultant)

■	Performs work at the direction and under the supervision of our people and compensation committee

■	Provides advice, research and analytical services on subjects such as trends in executive compensation, officer compensation program design, officer compensation levels, and non-employee director compensation
■	Reviews and reports on all committee materials, participates in all committee meetings and communicates with the committee chair between meetings

■	Provides no services to our company other than those provided directly to or on behalf of the committee; the committee has reviewed the independence of Cook & Co. and has determined that the firm has no conflict of interest

Management

Internal committee of executives appointed by our CEO	CEO and EVP-HR

■	Provides input to our people and compensation committee, through our CEO and Executive Vice President of Human Resources (EVP-HR), on the strategy, design and funding of our broad-based AIP, in which our proxy officers also participate
■	Makes plan design decisions for broad-based benefit programs in which our proxy officers participate, to the extent the annual cost-impact does not exceed $10,000,000

■	Determines no compensation for any proxy officer or other executive
■	Recommend base pay, target AIP opportunities and actual AIP awards to proxy officers

■	Provide information on performance goals for people and compensation committee consideration in structuring the AIP and Financial Goal RSU programs
■	Recommend retention of specific, critical talent and various retention arrangements for committee consideration

■	CEO provides the committee a performance assessment of each proxy officer and a self-assessment

Towers Watson & Co. (consultant retained by EVP-HR and his staff)

■	Works with our EVP-HR and his staff to provide various calculations, comparator group data and general market data used by our people and compensation committee in its decision-making processes

■	At the request of the committee, periodically provides input through our EVP-HR and his staff, regarding a specific practice, program or arrangement under committee consideration
■	Provides consulting, actuarial and other compensation and employee benefits-related services to our company; the committee has reviewed Towers Watson & Co.’s work and determined that it raises no conflicts of interest

56 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation Discussion and Analysis Setting Executive Compensation

Competitive Analyses

To make sure we understand the compensation levels, practices and trends in the market in which we compete for talent, we compare our proxy officers’ compensation to executive compensation at a group of similarly-sized companies we call our “comparator group.” The companies in our comparator group have one or more of the following characteristics, which we consider essential to our success:

■ science-based, research-focused, organization from the biotechnology, pharmaceutical or related industry;

■ specialty or diversified chemical company having a line of business requiring ongoing introduction of new products; or

■ brand-focused general industry leader.

We review the composition of our comparator group annually. For fiscal 2014, our comparator group consisted of the same 21 companies as the companies in our fiscal 2013 comparator group.

Comparator Peer Group

We review compensation data for our comparator group to compare our revenue size and performance to the comparator group using key publicly available financial metrics. As of October 2013, when our people and compensation committee determined our proxy officers’ fiscal 2014 compensation, our revenue was in the median range of the comparator group and our one-year EPS growth and market capitalization each were well above the median range of our comparator group.

The committee uses a subset of our comparator group representing technology-based companies to evaluate Dr. Fraley’s compensation (these are indicated with an asterisk (*) in the group of companies listed at the right). We believe that the group of noted companies better represents his role within our organization, technology’s impact on our business and the market in which we compete for scientific talent.

Comparator

Peer Group

The companies listed below constituted our comparator group for fiscal 2014 proxy officer compensation.

¡   3M Co.

¡   Allergan Inc.*

¡   Amgen Inc.*

¡   Baxter International Inc.*

¡   Becton, Dickinson and Co.

¡   Biogen Idec Inc.

¡   Bristol-Myers Squibb Co.*

¡   Colgate-Palmolive Co.

¡   Dow Chemical Co.

¡   E.I. du Pont de Nemours and Co.

¡   Ecolab Inc.

¡   Eli Lilly and Co.*

¡   General Mills Inc.

¡   Gilead Sciences Inc.*

¡   H. J. Heinz Co.

¡   Kellogg Co.

¡   Medtronic Inc.*

¡   The Mosaic Co.

¡   Potash Corporation of Saskatchewan Inc.

¡   PPG Industries Inc.

¡   St. Jude Medical Inc.

Use of Tally Sheets and Wealth Accumulation Analyses

Our people and compensation committee reviews tally sheets and wealth accumulation analyses for each proxy officer annually, before making total direct compensation decisions. The information includes the value of vested and unvested equity grants under various scenarios including: voluntary termination, involuntary termination with and without cause, retirement, death, disability and following a change of control. This enables us to evaluate whether:

■	the program or accumulation of wealth reflects company operating performance and a correlation to changes in shareowner value;

■	the individual proxy officer’s total compensation and accumulated wealth reflect his performance; and

MONSANTO COMPANY 2014 PROXY STATEMENT 57

Compensation Discussion and Analysis Setting Executive Compensation

■	the overall program and its individual elements are working, or whether adjustments to the program or an individual proxy officer’s compensation would be appropriate.

We believe the tally sheets and wealth accumulation analyses help the committee understand the realized and potential value of compensation payable to our proxy officers and ensure that pay and performance are aligned at Monsanto.

Determining Equity Grants

When determining the total LTI opportunities and equity grants to our proxy officers and other employees, the committee considers the:

■	projected impact on our earnings for the anticipated fiscal year grants;

■	proportion of our total shares outstanding used for annual employee long-term compensation programs (our “run rate”) in relation to the median proportions of other companies in our comparator group; and

■	potential voting power dilution to our shareowners (our “overhang”) in relation to the median practice of companies in our comparator group.

Our run rate and overhang levels for equity grants are significantly below the median levels of our comparator group.

We make equity grants to our proxy officers under our shareowner-approved Monsanto Company 2005 Long-Term Incentive Plan (as Amended and Restated as of January 24, 2012) (“2005 LTIP”). Each year, the committee approves the grants at its regularly-scheduled October meeting. The grant date is always the date the committee approves the grant. The grant price is the “fair market value” of a share of our common stock on the grant date, which we define as the closing price on the New York Stock Exchange on the grant date.

The committee, with input from its independent consultant, regularly reviews our equity grant practices to assure incorporation of what it believes constitute key best practice guidelines.

Our 2014 Executive Compensation Program

We view compensation as an important tool to motivate our leaders to accomplish our business strategies and financial objectives, without taking overly risky actions. What we pay each of our proxy officers reflects our core principles, and is based on our pay for performance and competitive pay practices.

Our executive compensation program consists of the following three components: base pay, cash awards under our AIP and LTI opportunities, delivered in the form of stock options and Financial Goal RSUs.

In allocating total direct compensation among the three components, we seek to provide competitive levels of fixed compensation (base pay) and, through annual and long-term incentives, provide for increased compensation in excess of total direct compensation when performance objectives are exceeded, and appropriate downward adjustment if performance objectives are not met.

We target each element of a proxy officer’s annual total direct compensation to the median range for comparable positions in our comparator group, which we consider generally to be 90%-110% of the median. For fiscal 2014, our people and compensation committee adjusted the amount of one or more components of each proxy officer’s pay to achieve or maintain alignment with our comparator group, to reflect the experience and to recognize the value he brings to the role or to adjust the amount of his pay relative to the pay of his peers within our company.

The differences in compensation levels among our proxy officers are primarily due to the differences in the median range of compensation for similar positions in our comparator group data and the committee’s assessment of each position’s internal value.

58 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation Discussion and Analysis Our 2014 Executive Compensation Program

Base Pay

We generally implement any base pay increases on a calendar year basis, with occasional mid-year increases to reflect a promotion or additional experience or responsibilities. The table below includes each proxy officer’s base pay as of August 31, 2014 in comparison to his base pay as of August 31, 2013. This information is different from the base pay information provided in the Summary Compensation Table, which reflects base pay received on a fiscal year basis, including increases effective in January or at other times during the fiscal year.

Fiscal Year-End Base Pay

	Base Pay ($)
Name	August 31, 2013	August 31, 2014		% Increase
Hugh Grant	1,460,500	1,530,500		4.8%
Pierre C. Courduroux	580,000	600,000		3.4%
Brett D. Begemann	688,500	800,000		16.2%
Robert T. Fraley, Ph.D.	637,000	651,333		2.3%
David F. Snively	580,000	600,000		3.4%
Gerald A. Steiner	505,000	505,000	*	0.0%

*	Retired from the company as of January 2, 2014, accordingly no base pay was in effect for Mr. Steiner on August 31, 2014.

Annual Incentive Plan (AIP)

We regularly evaluate the design of the AIP component of compensation to assure that the overall structure and cash awards continue to meet our core principles and objectives.

We believe the design of our fiscal 2014 AIP focuses the organization on achieving financial and operational performance that drives shareowner value.

■    Our proxy officers participate in the same AIP in which most of our other employees participate.

■    Proxy officers and all other participants are paid cash awards for company achievement of fiscal year performance against the financial goals set each year and the participant’s individual performance.

OUR FISCAL 2014 ANNUAL INCENTIVE PLAN

■	Our people and compensation committee establishes threshold, target and outstanding-level performance goals for the AIP fiscal 2014 performance period for the financial metrics: EPS (weighted 50%), free cash flow (weighted 40%) and net sales (weighted 10%).

■	The target AIP award pool is the sum of all AIP participants’ target fiscal 2014 award opportunities. Target awards are communicated as a percentage of base pay.

■	The committee determines the award pool funding factor after evaluating the company’s fiscal 2014 performance against the AIP financial goals, considering the following parameters:

—	Award pool funds at no less than 20% of target-level funding if a dividend is paid all four financial quarters; however, funding may not exceed 20% of the target level if the threshold EPS performance goal is not met.

—	Award pool funding factor capped at 200% of target-level funding; the committee reserves the ability to exceed this amount for exceptional performance.

■	The committee determines each proxy officer’s AIP award, considering the company-wide funding factor and his individual performance against key business priorities and performance of the business unit he leads.

■	Before approving payment of proxy officers’ awards, the committee evaluates whether the company achieved the pre-established corporate adjusted net income performance goal for the fiscal 2014 performance period under our Code Section 162(m) Plan.

MONSANTO COMPANY 2014 PROXY STATEMENT 59

Compensation Discussion and Analysis Our 2014 Executive Compensation Program

HOW WE DETERMINED FISCAL 2014 AIP AWARDS
Our people and compensation committee determines the amount of each proxy officer’s cash award under the AIP, using the following process.
Set Fiscal 2014 AIP Design, Performance Measures and Relative Weightings Committee considerations:

■   aligning plan structure and performance measures with core business strategies

■   focusing our leaders and the organizations they lead on achieving key financial results business objectives and strategies

■   rewarding for financial and operational performance that drives shareowner value

■ projecting plan costs at threshold, target and outstanding payouts ■ communicating plan terms and performance measures consistently, both internally and externally
Establish Fiscal 2014 AIP Performance Goals
The committee considered threshold, target and outstanding – level performance goals over the course of several meetings. Discussions focused on setting levels sufficiently high to motivate our executives and the organizations they lead to achieve the year’s financial objectives, but within reasonably attainable parameters to discourage pursuit of excessively risky business strategies. At its October 2013 meeting, after taking into account the company’s plans to acquire The Climate Corporation, the committee set the fiscal 2014 performance goals as follows:
2014 AIP Performance Goals
EPS (weighted 50%)

■   Threshold - set to correspond to our fiscal 2013 results, requiring improvement over prior year   performance for any pay-out with respect to this goal

■   Target - set to correspond to our fiscal 2014 budget

■   Outstanding - set to require 17% growth over our fiscal 2013 results

Free Cash Flow (weighted 40%)

■   Threshold - set at 85% of our fiscal 2014 Target, to establish the lower end of a reasonable range   around the Target-level goal, given the inherent variability in the performance measure

■   Target - set to correspond to our fiscal 2014 budget

■   Outstanding - set at 115% of our fiscal 2014 Target, to establish the upper end of a reasonable   range around the Target-level goal, given the inherent variability in the performance measure

Net sales (weighted 10%)

■   Threshold - set to correspond to our fiscal 2013 results, requiring improvement over prior year   performance for any pay-out with respect to this goal

■   Target - set to correspond to our fiscal 2014 budget

■   Outstanding - set to require 11% growth over our fiscal 2013 results

The committee also set $2,196 million as the minimum corporate adjusted net income performance goal under our Code Section 162(m) Annual Incentive Plan for the fiscal 2014 performance period. We define “minimum corporate adjusted net income” as net income determined in accordance with U.S. generally accepted accounting principles calculated without regard to any change in accounting standards (“GAAP”), adjusted to exclude extraordinary items under GAAP.

60 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation Discussion and Analysis Our 2014 Executive Compensation Program

Set Proxy Officer Fiscal 2014 AIP Opportunity

The committee determined each proxy officer’s fiscal 2014 target AIP opportunity expressed as a percentage of base pay, as set forth in the table entitled Summary of Proxy Officer 2014 AIP Target Opportunities and Cash Payouts on page 62.

Evaluate Our Fiscal 2014 Performance against AIP Goals

and Determine Funding of Award Pool

At its October 2014 meeting, the committee determined funding of the fiscal 2014 AIP award pool after considering a number of factors, including:

■	Our fiscal 2014 results and company performance measured against the AIP goals set for the AIP Performance Measures, as follows:

Fiscal 2014 AIP Goals and Actual Results

AIP Performance Measure	Threshold Level Goals (35% Funding)	Target Level Goals (100% Funding)	Outstanding Level Goals (200% Funding)	Actual Results
EPS	$ 4.56	$ 5.09	$ 5.33	$ 5.23
Free Cash Flow (millions)	$ 681	$ 801	$ 921	$ 1,259
Net Sales (millions)	$14,861	$15,898	$16,470	$15,855

■	The fact that we outperformed the target-level goal set for ongoing EPS. The committee additionally exercised its discretion to adjust EPS to exclude the following items as ‘‘extraordinary,’’ for a $0.01 net increase:

—	Earnings from a divested business; and

—	Expenses from the settlement of a legacy Solutia-related liability.

■	The fact that we exceeded outstanding-level goal set for free cash flow. The committee additionally exercised its discretion to consider the unbudgeted impact of the Novozymes collaboration as extraordinary and exclude $300 million from the determination of free cash flow performance.

■	We achieved nearly target-level performance with respect to net sales (no adjustments were made).

■	The combination of strong business and organizational results and actions taken to position the company for future growth opportunities during fiscal 2014 described earlier in the Executive Summary.

After careful deliberation, the committee determined to fund the fiscal 2014 AIP award pool at 169% of target-level funding, or $271.3 million, for allocation across the organization, including our proxy officers.

Certify Attainment of Code Section 162(m) Performance Goal

The committee reviewed appropriate financial materials and certified that we attained the Code Section 162(m) Plan minimum net income goal of $2,196 million for the fiscal 2014 period.

MONSANTO COMPANY 2014 PROXY STATEMENT 61

Compensation Discussion and Analysis Our 2014 Executive Compensation Program

Determine Proxy Officer AIP Awards

The committee determines the amount of each proxy officer’s cash award under the AIP using this formula:

Target AIP Opportunity	Award Pool Funding Factor	Individual Performance	Cash Award

Our CEO discussed each of the other proxy officer’s fiscal 2014 performance with the committee, focusing on their individual accomplishments as described on pages 67-68, and recommended the amount of their AIP awards for committee consideration.

In a private session the committee evaluated our CEO’s fiscal 2014 performance, focusing on his accomplishments described on page 67, and determined the amount of his AIP award.

Fiscal 2014 AIP Awards For Proxy Officers

Here are our proxy officers’ 2014 AIP target opportunities and cash payouts.

Summary of Proxy Officer 2014 AIP Target Opportunities and Cash Payouts

	At Target Performance (100% Funding)			Actual Cash Award Amount		Funding Factor % of Target
Name	% of Base Pay	Dollar Amount
Hugh Grant	150%	$2,295,750		$3,902,775		170.0%
Pierre C. Courduroux	80%	$ 480,000		$ 815,000		169.8%
Brett D. Begemann	100%	$ 800,000		$1,355,000		169.4%
Robert T. Fraley, Ph.D.	90%	$ 586,199		$1,000,000		170.6%
David F. Snively	80%	$ 480,000		$ 815,000		169.8%
Gerald A. Steiner	70%	$ 117,833	*	$ 120,000	*	101.8%

*	These amounts were pro-rated for four months of service in the fiscal year.

Long-Term Incentives

We regularly evaluate the design of the LTI component of our executive compensation program to assure that the overall structure and equity awards continue to meet our core principles and objectives.

■    Focus on Variable Pay Mix, by delivering LTI opportunities through stock options and Financial Goal RSUs,  aligns our proxy officers with  shareowners’ interests, linking an element of their pay to the value of our stock

– Stock Options closely align a significant portion of proxy officers’ pay to value created for our shareowners
– Financial Goal RSUs focus our proxy officers on leading the entire organization to achieve sustainable longer-term performance results related to goals for key financial performance measures

62 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation Discussion and Analysis Our 2014 Executive Compensation Program

LTI OPPORTUNITIES CONVERTED TO GRANTS OF STOCK OPTIONS AND

FINANCIAL GOAL RSUs

The dollar amount of each proxy officer’s fiscal 2014 LTI opportunity was delivered as follows:

Stock Options

■  60% was converted to a number of stock options by dividing the dollar amount by the estimated Black-Scholes value of our stock on the October 21, 2013 grant date (estimated at 40% of the fair market value of a share of our stock on the grant date consistent with long-standing practice).

■ The stock options will vest ratably over a three-year period.

■  The value a proxy officer may eventually realize, if any, is contingent upon his completing the required service period and our stock price at the time he determines to exercise any in-the-money options prior to expiration on October 21, 2023.

Financial Goal RSUs	■ 40% was converted to a target number of Financial Goal RSUs by dividing the dollar amount by the fair market value of a share of our stock on the October 21, 2013 grant date.

■  The number of Financial Goal RSUs eligible for vesting will range from 0%-200% of the target number awarded, if we attain the Code Section 162(m) performance goal of positive net income for the three-year performance period and based upon our fiscal 2014-2016 performance against three-year cumulative EPS and free cash flow goals and three-year average ROC goals.

■ Dividend equivalents are accrued during the three-year period and paid upon vesting based on the number of units that vest.

■  Any Financial Goal RSUs eligible for vesting will be settled in shares of company stock on November 15, 2016, if the proxy officer meets the award’s three-year service requirement. The value a proxy officer may eventually realize, if any, is contingent upon the number of Financial Goal RSUs eligible for vesting and our stock price on November 15, 2016.

Amount of LTI Opportunities

At its October 2013 meeting, our people and compensation committee determined the dollar amount of each proxy officer’s fiscal 2014 LTI opportunity taking into consideration the median range of long-term opportunities for a comparable position in the comparator group and the internal value the company places on his position. The committee did not take into account any proxy officer’s past performance or outstanding equity awards when determining the dollar amount of his fiscal 2014 LTI opportunity.

Process for Awarding Financial Goal RSUs

Here is the process the committee uses for awarding fiscal 2014 Financial Goal RSUs to our proxy officers and determining any payout:

In October 2016, the committee will determine the number of shares eligible for vesting based on company performance against three-year goals, as follows:

EPS goals (1/3 weighting)	+	Free Cash Flow goals (1/3 weighting)	+	ROC goals (1/3 weighting)	=	Percentage of Target-Number of fiscal 2014 Financial Goal RSUs eligible for vesting subject to employment on November 15, 2016

MONSANTO COMPANY 2014 PROXY STATEMENT 63

Compensation Discussion and Analysis Our 2014 Executive Compensation Program

Financial Goal RSU Performance Goals

When structuring the fiscal 2014 Financial Goal RSUs, the committee focused on aligning the length of the performance period with available information for it to consider in setting challenging, yet attainable, forward-looking goals, given our current year budget and long-range plan. At its October 2013 meeting, the committee set the three-year cumulative EPS and net cash flow goals and three-year average ROC goals based on the following:

■	Threshold-level performance goals - set at levels the committee believes are reasonably achievable, to motivate performance and support retention objectives.

■	Target-level performance goals - set in line with our fiscal 2014 budget and fiscal 2014-2016 long-range business plan reviewed by our board, anticipating the challenge for us to achieve these levels of performance.

■	Outstanding-level performance goals - set at levels the committee believes will require significant stretch to achieve, representing company performance worthy of outstanding-level awards.

SUMMARY OF FISCAL 2014 LTI OPPORTUNITIES AND EQUITY GRANTS

The dollar amount of each proxy officer’s fiscal 2014 LTI opportunity is included in his fiscal 2014 total compensation in the Summary Compensation Table on page 70 as the grant value of the stock options and estimated probable value of the Financial Goal RSU awards on the grant date. This table shows the number of stock options and target number of Financial Goal RSUs granted to each proxy officer as delivery of his 2014 LTI opportunity.

Fiscal 2014 Proxy Officer LTI Opportunities, Stock Option Grants,

and Target Number of Financial Goal RSUs

	2014 Long-Term Opportunities and Awards

Name	LTI Opportunity	Number of Stock Options	Target Number of Financial Goal RSUs
Hugh Grant	$8,800,000	124,470	33,192
Pierre C. Courduroux	$2,200,000	31,120	8,298
Brett D. Begemann	$3,000,000	42,440	11,316
Robert T. Fraley, Ph.D.	$2,500,000	35,370	9,430
David F. Snively	$1,700,000	24,050	6,413
Gerald A. Steiner	$1,100,000	15,560	4,149

Other Compensation

RETIREMENT AND WELFARE BENEFITS

We provide our proxy officers with the same employee benefits as all our U.S. regular employees under our broad-based plans. These benefits include tax-qualified pension and savings plans, as well as non-qualified “parity” pension and savings plans providing benefits to all employees whose benefits under the tax-qualified plans are limited by the Code. Base salary and AIP cash awards (but not LTI opportunities or the value of perquisites) are included in retirement plan calculations. No service credit is provided for years not worked. These benefits also include health benefits, life insurance, and other welfare benefits.

Proxy officers are provided the same retirement or welfare plan benefits as other employees, other than increased coverage under our travel accident insurance plan and coverage under our executive health management program, which we consider to be perquisites. The people and compensation committee adopted the executive medical program, providing comprehensive annual physical exams and associated diagnostic/laboratory testing, to encourage our proxy officers and other executives to facilitate early intervention and health risk modification, thereby decreasing the likelihood of sudden illness and possible negative impact on company performance.

In the U.S., we also maintain a separation pay plan covering our full-time U.S. employees that provides transition income in the form of a single lump sum payment in the event of an involuntary termination without cause. The proxy officers are eligible for the severance benefit on the same terms as any other eligible full-time U.S. employee.

64 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation Discussion and Analysis Our 2014 Executive Compensation Program

Mr. Grant is eligible for a disability benefit under the terms of our Third Country National (“TCN”) plan, which from January 1, 1983 to October 31, 2002 was Former Monsanto’s and then our regular, non-qualified pension plan designed to protect certain benefits for employees who were transferred from their home country to another country at the company’s request. In addition, certain of our proxy officers are also eligible for retirement benefits under various plans relating to their past employment with our company or Former Monsanto outside the U.S. These benefits are the same as those benefits offered for other similarly situated eligible employees outside the U.S.

PERQUISITES

We provide our proxy officers with limited perquisites, the most significant of which is access to the company’s aircraft for personal flights. Most of these personal flights result from our board’s requirement that our CEO travel on the company’s aircraft for security reasons. Personal use of the company’s aircraft by other proxy officers is allowed on a limited basis with the prior approval of our controller or CEO. When otherwise unused for business purposes, our proxy officers may occasionally request tickets to entertainment or sporting events for personal use. Additional perquisites include increased coverage under our travel insurance plan, participation in the executive medical program described above, and limited security expenses and incidentals related to board meetings as described in the notes following the Summary Compensation Table. We provide no tax gross-ups on any perquisites. Perquisite values are not considered for purposes of determining any AIP award, retirement or severance benefit or any other benefit payment.

CONSULTING AGREEMENT

In October 2013, we entered into a consulting agreement with Mr. Steiner in connection with his departure from the company. This was a result of the company’s determination that ongoing access to Mr. Steiner’s knowledge, experience and skill with respect to work on matters related to its corporate affairs and sustainability efforts were important to a smooth transition. Mr. Steiner agreed that for an 18-month period ending on June 30, 2015, he would provide up to 500 hours of consulting services and agreed to certain non-competition and non-solicitation restrictions. The company agreed to pay Mr. Steiner a monthly fee in the amount of $30,000 for his services and other commitments under the agreement.

PRIOR RESTRICTED STOCK UNIT GRANTS

Each of our proxy officers was awarded Financial Goal RSUs as a part of his fiscal 2013 LTI opportunity. The fiscal 2013 Financial Goal RSUs performance measures were the same as the fiscal 2014 Financial Goal RSUs performance measures, and the awards also include a three-year performance period and vesting term. The number of Financial Goal RSUs eligible for vesting will be settled in shares of company stock on November 15, 2015, provided the proxy officer meets the award’s service period. Additionally, after the end of fiscal 2014, the committee determined that the Code Section 162(m) performance goal with respect to the restricted stock units (RSUs) granted to Mr. Begemann, Dr. Fraley and Mr. Snively in fiscal 2011 for retention purposes was met. The RSUs will vest in fiscal 2015, provided the proxy officer meets the award’s service requirement.

Additional Information about Our

Compensation Practices

Deductibility of Performance-Based Compensation

We believe that tax deductibility of compensation is important to providing compensation that is in the best interest of the company and its shareowners. For example, our performance-based compensation, including our AIP awards and Financial Goal RSUs, typically is structured in a manner intended to preserve tax deductibility including under Code Section 162(m). While we believe preserving tax deductibility is an important objective, there can be no assurance that compensation arrangements will ultimately be tax deductible and the people and compensation committee reserves the flexibility to approve compensation arrangements that are not fully tax deductible, taking into account the primary objective of the specific program.

Recoupment Policy

To further align management’s interests with the interests of shareowners and support good governance practices, our board has a recoupment policy applicable to AIP awards, Financial Goal RSUs and other performance-based compensation to our proxy officers and other executives. If we are required to prepare an accounting restatement due to material noncompliance with a financial reporting requirement under the securities laws as a result of misconduct or an error, then our independent directors may take action to recoup the amount by which the award exceeded the payment that would have been made based on the restated financial results. Our right of recoupment expires unless demand is made within three years following payment of the award, and does not apply to stock options, restricted stock or other securities that do not have specific performance-vesting criteria.

MONSANTO COMPANY 2014 PROXY STATEMENT 65

Compensation Discussion and Analysis Additional Information about our Compensation Practices

Stock Ownership Requirements

We have rigorous stock ownership requirements for our key management employees, including our proxy officers, to align their interests with those of our shareowners. Requirements are expressed as a fixed number of shares calculated based on an assigned multiple of annual base pay on a fixed date, and the stock price on that date. For 2014, we required our CEO to hold shares equal in value to six times his base pay and our other proxy officers three times base pay.

Shares may be counted toward the policy’s ownership requirements whether held directly or through a spouse, retirement plan or retirement account. However, any shares subject to the following conditions will not be counted toward the policy’s ownership requirements:

■	shares pledged as security for a loan,

■	stock options,

■	unvested restricted stock and restricted stock units, and

■	performance-RSUs for which performance has not yet been determined.

As of September 1, 2013, the number of shares required to be held by each covered employee (including our proxy officers) was recalibrated based on our average closing stock price over the 60 trading days immediately preceding September 1, 2013, and the individual’s annual base salary in effect on that date. The policy provides that the number of shares required to be held by each covered individual will be recalibrated every third year, using the same methodology.

Until the individual meets the stock ownership requirement, he or she must retain 25% of the pre-tax number of shares received upon exercise of a stock option, vesting of restricted stock or settlement of RSUs or other equity-based award. By the end of fiscal 2014, each proxy officer had met his stock ownership requirement.

The information in the chart below includes stock ownership information with respect to our proxy officers other than Mr. Steiner:

Change of Control Employment Agreements

Our company has entered into employment agreements with our proxy officers that become effective upon a change of control of our company. We believe that the agreements serve the interests of our company and our shareowners by ensuring that if a hostile or friendly change of control is under consideration, our proxy officers will be able to advise our board about the potential transaction in the best interests of shareowners, without being unduly influenced by personal considerations of losing their jobs. Our people and compensation committee reviews the potential cost and the terms of the agreements at least annually, in addition to the list of executives and key employees eligible for the agreements.

Prohibition on Derivative Trading

We prohibit derivative transactions in our company stock by officers, directors and their immediate family members. Specifically, they may not:

■	trade in any puts, calls, covered calls or other derivative products involving company securities;

■	engage in any hedging or monetization transactions of company securities; or

■	hold company securities in a margin account or pledge company securities as collateral for a loan; however, we do permit our officers to effect a cashless exercise of stock options granted by our company provided that the exercise is independent of any arrangements facilitated by Monsanto.

66 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation Discussion and Analysis Summary of Fiscal 2014 Proxy Officer Performance and Compensation

Summary of Fiscal 2014 Proxy Officer Performance

and Compensation

Each year, our people and compensation committee conducts a thorough review of our CEO’s performance in private session. Our CEO provides the committee with an assessment of performance for each of the proxy officers. The assessment of individual performance takes into account a number of quantitative and qualitative factors such as attainment of key strategic goals and objectives, specific revenue and earnings goals for each business, successful acquisitions/divestitures and integration efforts, as well as the financial performance and overall company performance. After assessing performance, the committee determines the proxy officer’s fiscal year AIP award.

The information below highlights the individual accomplishments of each proxy officer in fiscal 2014, other than Mr. Steiner who retired from the company on January 2, 2014.

Proxy Officer Performance and Fiscal 2014 Compensation

Hugh Grant, Chairman and Chief Executive Officer
Responsibilities: Accountable to the board of directors, general and active management and supervision of the company’s business 2014 Accomplishments and Performance

Mr. Grant’s strong, focused leadership of our executives and the entire organization:

■  Delivered strong financial results despite a challenging agricultural environment, surpassing our targets for EPS and free cash flow, and meeting our target for net sales

■  Leveraged our broad global portfolio, including achieving record soybean volumes with our first full season of Intacta RR2 PROTM soybeans, and holding or improving share in major markets for corn, despite reduced acres

■  Executed strategic acquisitions and agreements and advance a record number of projects in our research and development pipeline to support our long-term growth

■  Set the tone for the organization to continue focus on hiring and retaining talent, diversity and leadership development, leading to continued recognition of our company as a top employer

■  Achieved significant progress toward increasing efficiencies, while achieving a record safety year and further embedding sustainability in our internal operations

Fiscal 2014 Compensation
Base Pay		$1.5M
AIP Award Target Opportunity Amount Received	$ $	2.3M 3.9M
Long-term incentives (LTI) Value* Stock Options Financial Goal RSUs*		$8.8M 124,470 33,192

Pierre C. Courduroux, Senior Vice President and Chief Financial Officer
Responsibilities: Leads finance organization 2014 Accomplishments and Performance

■  Led the organization to develop and successfully implement a new capital structure, enabling a greater return to our shareowners

■  Maintained company-wide focus on robust standards for reporting, global coordination and compliance, while implementing specific risk management strategies designed to support our operations in key challenging environments

■  Developed and began implementation of comprehensive strategies related to expenses

■  Continued to structure leadership opportunities to support company priorities, including progress with respect to diversity goals

Fiscal 2014 Compensation
Base Pay		$0.6M
AIP Award Target Opportunity Amount Received	$ $	0.5M 0.8M
Long-term incentives (LTI) Value* Stock Options Financial Goal RSUs*		$2.2M 31,120 8,298

MONSANTO COMPANY 2014 PROXY STATEMENT 67

Compensation Discussion and Analysis Summary of Fiscal 2014 Proxy Officer Performance and Compensation

Brett D. Begemann, President and Chief Operating Officer
Responsibilities: Commercial responsibility for our global business and supply chain 2014 Accomplishments and Performance

■  Guided our commercial organization to achieve a record year in our soybean business, and the first full year of sales of Intacta RR2 PROTM soybeans in Latin America exceeded expectations

■  Implemented product mix and pricing strategies that enabled us to hold or improve share in every major corn region and improve margins despite reduced acres, in addition to significant challenges in commodity prices and currency exchange rates

■  Implemented strategic resource allocation strategies to manage expenses while continuing to invest in new platforms; led our supply change teams to execute on a transformational plan

■  Strengthened the commercial leadership development pipeline and operationalized diversity and inclusion plans

Fiscal 2014 Compensation
Base Pay		$0.8M
AIP Award Target Opportunity Amount Received	$ $	0.8M 1.4M
Long-term incentives (LTI) Value* Stock Options Financial Goal RSUs*		$3.0M 42,440 11,316

Robert T. Fraley, Ph.D., Executive Vice President and Chief Technology Officer
Responsibilities: Oversees our integrated crop and seed agribusiness technology and research with facilities worldwide 2014 Accomplishments and Performance

■  Led the technology and regulatory organizations in advancing projects across every phase of development, including our platforms covering breeding, biotechnology and improved agronomics, that are central to the company meeting key sustainability goals

■  Enabled strong commercial sales due to the germplasm developed by our breeding teams that again delivered a yield advantage compared to competitor seed

■  Set the foundation for the pre-launch and launch of new products through regulatory filings and approvals in key markets, providing opportunity for future sales growth

■  Continued leadership development, including development across teams, in addition to actions furthering diversity and an inclusive environment

Fiscal 2014 Compensation
Base Pay		$0.7M
AIP Award Target Opportunity Amount Received	$ $	0.6M 1.0M
Long-term incentives (LTI) Value* Stock Options Financial Goal RSUs*		$2.5M 35,370 9,430

David F. Snively, Executive Vice President, Secretary and General Counsel
Responsibilities: Leads our legal and environmental, safety and health teams and serves as secretary to our board 2014 Accomplishments and Performance

■  Led legal support for strategic acquisitions and collaborations to support growth platforms

■  Provided legal support and guidance for the company’s actions to implement a new capital structure, including its first accelerated share repurchase and largest debt offering, and to finance the company’s acquisition of The Climate Corporation

■  Provided legal support for successful launch of Intacta RR2 PROTM soybeans, including operations, preparation and negotiation of commercial agreements for ongoing business matters

■  Received external recognitions of the organization’s talent, and support of diversity through leadership engagement

Fiscal 2014 Compensation
Base Pay		$0.6M
AIP Award Target Opportunity Amount Received	$ $	0.5M 0.8M
Long-term incentives (LTI) Value* Stock Options Financial Goal RSUs*		$1.7M 24,050 6,413

*	Amounts reflect target awards. Actual amounts received will depend upon performance and company stock price.

68 MONSANTO COMPANY 2014 PROXY STATEMENT

Compensation Discussion and Analysis Our Fiscal 2015 Executive Compensation Program

Our Fiscal 2015 Executive Compensation Program

For fiscal 2015, our people and compensation committee again tied a significant portion of our CEO’s and other proxy officers’ compensation to company performance over fiscal 2015 and the longer term by providing total direct compensation through base pay, a target AIP opportunity and a LTI opportunity delivered through grants of stock options and Financial Goal RSUs.

After careful deliberations, the committee again chose to use these performance measures:

■	EPS, free cash flow and net sales performance measures for our AIP; and

■	EPS, free cash flow and return on capital performance measures for Financial Goal RSU awards.

The committee also retained a three-year performance period and vesting term for our Financial Goal RSU awards. This means that the number of Financial Goal RSUs eligible for vesting will be settled in shares of company stock on November 15, 2017, provided the proxy officer meets the award’s service requirement — generally three years. For Mr. Grant, the committee included continued vesting provisions, recognizing that his unique leadership abilities have enabled us to build a global business with an industry-leading product portfolio, and that his current actions and long-range decisions will impact our performance throughout the performance period even if he should retire, die or become disabled prior to November 15, 2017.

Caution Regarding Forward-Looking Statements

In this proxy statement, and from time to time throughout the year, we share certain expectations for our company’s future performance. These forward-looking statements include statements about our business plans; the potential development, regulatory approval, and public acceptance of our products; our expected financial performance, including sales performance, and the anticipated effect of our strategic actions; the anticipated benefits of recent acquisitions; the outcome of contingencies, such as litigation and the previously announced SEC investigation; domestic or international economic, political and market conditions; and other factors that could affect our future results of operations or financial position, including, without limitation, statements under the caption “Executive Compensation — Compensation Discussion and Analysis.” Any statements we make that are not matters of current reportage or historical fact should be considered forward-looking. Such statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “will,” and similar expressions. By their nature, these types of statements are uncertain and are not guarantees of our future performance.

Our forward-looking statements represent our estimates and expectations at the time that we make them. However, circumstances change constantly, often unpredictably, and investors should not place undue reliance on these statements. Many events beyond our control will determine whether our expectations will be realized. We disclaim any current intention or obligation to revise or update any forward-looking statements, or the factors that may affect their realization, whether in light of new information, future events or otherwise, and investors should not rely on us to do so. In the interests of our investors, and in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Part I. Item 1A. Risk Factors in our most recent Form 10-K report filed with the SEC sets forth some of the important reasons that actual results may be materially different from those that we anticipate.

MONSANTO COMPANY 2014 PROXY STATEMENT 69

Executive Compensation Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table

This table describes the total compensation paid to proxy officers for fiscal years 2014, 2013 and 2012, as required. The components of the total compensation are described in the footnotes below and in more detail in the tables and narratives that follow. For information on the role of each component within the total direct compensation package, see the description under Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[1,2]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Hugh Grant	2014	1,506,269	3,520,012	3,008,440	3,902,775	1,006,203	492,784	13,436,483
Chairman of the Board	2013	1,450,585	3,200,006	2,842,261	3,864,483	461,671	755,146	12,574,152
and Chief Executive Officer	2012	1,432,936	1,875,060	4,121,618	5,000,000	1,247,920	548,072	14,225,606
Pierre C. Courduroux	2014	593,077	880,003	752,170	815,000	199,384	89,427	3,329,061
Senior Vice President and	2013	569,616	800,024	710,619	805,000	125,049	132,731	3,143,039
Chief Financial Officer	2012	517,500	375,072	824,411	975,000	178,215	76,061	2,946,259
Brett D. Begemann	2014	761,404	1,200,062	1,025,775	1,355,000	492,261	131,314	4,965,816
President	2013	683,827	1,000,075	888,274	1,120,000	55,929	147,066	3,895,171
and Chief Operating Officer	2012	590,162	475,066	1,044,269	1,300,000	559,371	86,371	4,055,239
Robert T. Fraley, Ph.D.	2014	646,372	1,000,052	854,893	1,000,000	652,184	201,858	4,355,359
Executive Vice President and	2013	632,583	1,000,075	888,274	1,020,000	198,358	162,392	3,901,682
Chief Technology Officer	2012	624,711	625,020	1,373,946	1,200,000	675,540	118,435	4,617,652
David F. Snively	2014	593,077	680,099	581,289	815,000	403,409	92,340	3,165,214
Executive Vice President, Secretary	2013	562,831	640,056	568,538	850,000	127,540	136,350	2,885,315
and General Counsel	2012	530,800	375,072	824,411	975,000	359,743	83,708	3,148,734
Gerald A. Steiner	2014	190,346	440,001	376,085	120,000	249,244	1,824,570	3,200,246
Executive Vice President,
Sustainability and Corporate Affairs

1	Stock Awards and Option Awards. The amounts in these columns reflect grant date fair value at target in accordance with accounting guidance. These amounts do not factor in an estimate of forfeitures related to service-based vesting conditions and may not represent the amounts the proxy officers will actually receive from such awards. The assumptions used in determining the fair value of the awards are in Note 20 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended Aug. 31, 2014. Additional information regarding the awards can be found below under the Grants of Plan-Based Awards Table, Additional Information About Summary Compensation and Grants of Plan-Based Awards Tables and the Outstanding Equity Awards at Fiscal Year-End Table.

2	Stock Awards. Stock award values shown reflect grant date fair value assuming achievement of target-level performance. If achievement of outstanding-level performance were assumed, the grant date fair value of stock awards for the proxy officers for fiscal years 2014, 2013 and 2012, respectively, would be: Mr. Grant, $7,040,023, $6,400,012, and $3,750,120; Mr. Courduroux, $1,760,006, $1,600,048, and $750,144; Mr. Begemann, $2,400,124, $2,000,150, and $950,132; Dr. Fraley, $2,000,103, $2,000,150, and $1,250,040; Mr. Snively, $1,360,197, $1,280,111, and $750,144; and Mr. Steiner, $880,003 (for fiscal 2014).

For Financial Goal RSU awards, accounting guidance requires us to evaluate each quarter the likelihood of achieving the different possible levels of performance in terms of the goals specified in the awards and incur expense based on the most probable outcome. Actual amounts that will be received by the proxy officers for Financial Goal RSUs will be determined at the end of the performance period based upon actual performance, which may differ from the amounts reported above. Based on our evaluation at the end of our fiscal 2014, we incurred expense at 177% of the number of fiscal 2013 Financial Goal RSUs granted to our proxy officers in October 2012 and at 173% of the number of fiscal 2014 Financial Goal RSUs granted to our proxy officers in October 2013. See Note 6 to the Outstanding Equity Awards at Fiscal Year-End Table for information related to Mr. Steiner’s awards. Performance will be evaluated at each reporting period, and changes in expected performance could cause this expense to be reversed in future periods. In October 2013, after evaluating our performance for fiscal 2012 Financial Goal RSUs, the people and compensation committee determined that 200% of each proxy officer’s target-level award would be made available for vesting. On Aug. 31, 2014, the additional service requirement of these awards was satisfied and the awards vested.

3	Non-Equity Incentive Plan Compensation. This column represents cash awards earned by our proxy officers under that fiscal year’s AIP that were paid in November following the fiscal year. Our fiscal year AIPs are discussed in further detail on page 73 and in the Compensation Discussion and Analysis section beginning on page 59.

4

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column represents the aggregate actuarial increase in the present value of benefits under all of our pension plans during the stated fiscal years for each proxy officer. The amounts were determined by using interest rate and mortality rate assumptions consistent with those used in our financial statements, as in the Pension Benefits Table beginning on page 77. For Messrs. Grant, Courduroux and Snively, the amounts in this column consist solely of the aggregate change in pension value. For Mr. Begemann, Dr. Fraley and Mr. Steiner, in addition to the aggregate change in pension value, this column includes interest earned under our Deferred Payment Plan. This is set at the average Moody’s Baa Bond Index Rate in effect during the prior calendar year, to the extent that it exceeds 120% of the applicable federal

70 MONSANTO COMPANY 2014 PROXY STATEMENT

Executive Compensation Executive Compensation Tables

long-term rate, and was as follows in 2014, 2013 and 2012: Mr. Begemann, $1,409, $1,966, and $1,492; Dr. Fraley, $7,322, $11,859, and $10,586; and Mr. Steiner, $26,728. The Deferred Payment Plan is discussed in further detail under Deferred Payment Plan beginning on page 81.

5	All Other Compensation. Here is additional information on the amounts reported in the All Other Compensation column for fiscal 2014.

	Company Contributions to SIPA
Name	Qualified Plan ($)	Non-Qualified Parity Plan ($)	PerquisitesB ($)	OtherC ($)	Total ($)
Hugh Grant	16,672	326,916	149,196	—	492,784
Pierre C. Courduroux	15,551	73,876	—	—	89,427
Brett D. Begemann	16,672	103,495	11,147	—	131,314
Robert T. Fraley, Ph.D.	16,672	89,973	95,213	—	201,858
David F. Snively	16,672	75,668	—	—	92,340
Gerald A. Steiner	1,026	53,044	—	1,770,500	1,824,570

A	Company Contributions to our Savings and Investment Plan. These columns represent matching contributions made by the company during fiscal 2014 for compensation deferred by participants under our Savings and Investment Plan, which we refer to as our “SIP,” and our ERISA Parity Savings and Investment Plan, which we refer to as our “Parity SIP Plan.” Our SIP is a tax-qualified defined contribution plan and our Parity SIP Plan is a non-qualified defined contribution plan under the Code. Information regarding the company matching contribution levels is provided under Parity SIP Plan on page 80.

B	Perquisites. Amounts represent the aggregate incremental cost to the company of perquisites provided to our proxy officers, except for Messrs. Courduroux, Snively and Steiner, for whom such amounts were less than $10,000. The amounts shown for Mr. Grant include personal use of corporate aircraft of $144,980, home security and other security expenses, and incidentals related to a board meeting. For Mr. Begemann, the amounts shown include costs of participation in our executive health management program of $3,489, personal use of corporate aircraft of $6,884 and security expenses.

For Dr. Fraley, the amounts shown include a match for his charitable contribution, costs of participation in our executive health management program and security expenses. In fiscal 2014, we made a $84,000 donation to the Fraley-Borlaug Fund (the “Fund”) at the University of Illinois in honor of Dr. Fraley’s 2013 win of the World Food Prize. The donation matched the prize money that Dr. Fraley donated to the Fund, as well as a personal donation by Dr. and Mrs. Fraley to the Fund. The Fund will provide scholarships for development of women in the field of plant breeding. The company was very proud that Dr. Fraley won the World Food Prize and has realized significant benefits from Dr. Fraley’s recognition. The win has brought additional attention to the serious food challenges facing our world and our company’s important role in working to address those challenges. Our donation is considered a perquisite.

We calculate the incremental cost of company aircraft used for a non-business flight by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, including any flight time of an empty return or deadhead flight. Fixed costs that do not vary based on usage are not included in the calculation of direct operating costs. We incur minimal incremental costs for passengers who travel as the guest of executives traveling on the aircraft for business purposes, but we do consider guest travel to be a perquisite.

When our board of directors holds a multi-day meeting to visit a company facility outside of the St. Louis area, the company invites our proxy officers’ spouses. Any incidentals provided at the meetings to the proxy officers or their spouses, such as leisure activities or a gift, are considered perquisites. We also provide our proxy officers increased coverage under our travel accident insurance plan, pursuant to an industry standard policy that requires no incremental cost to the company. Our proxy officers may occasionally request a car and driver from our security team, which results in minimal costs beyond any overtime expense but would be considered a perquisite.

C	Other. Mr. Steiner terminated employment with the company on January 2, 2014. He entered into an agreement with the company to provide consulting services and agree to certain non-competition and non-solicitation restrictions, for which he received $240,000 in fiscal 2014. Mr. Steiner also received $1,530,500 under our Separation Pay Plan. These amounts are included in the All Other Compensation column.

MONSANTO COMPANY 2014 PROXY STATEMENT 71

Executive Compensation Executive Compensation Tables

Grants of Plan-Based Awards Table

The following table provides additional information about plan-based awards granted to our proxy officers during fiscal 2014. See Additional Information About Summary Compensation and Grants of Plan-Based Awards Tables and Compensation Discussion and Analysis for more information about the terms of the awards.

Name	Award Type	Grant Date for Equity- Based Awards	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Option Awards; Number of Securities Underlying Awards(#)[3]	Exercise or Base Price of Option Awards ($/Sh)[4]	Grant Date Fair Value of Stock and Option Awards ($)[5]
			Threshold ($)	Target ($)	Maximum ($)[1]	Threshold (#)	Target (#)	Maximum (#)
Hugh Grant	Annual Incentive	—	803,513	2,295,750
	Stock Options	10/21/13							124,470	106.05	3,008,440
	Financial Goal RSUs	10/21/13				16,596	33,192	66,384			3,520,012
Pierre C. Courduroux	Annual Incentive	—	168,000	480,000
	Stock Options	10/21/13							31,120	106.05	752,170
	Financial Goal RSUs	10/21/13				4,149	8,298	16,596			880,003
Brett D. Begemann	Annual Incentive	—	280,000	800,000
	Stock Options	10/21/13							42,440	106.05	1,025,775
	Financial Goal RSUs	10/21/13				5,658	11,316	22,632			1,200,062
Robert T. Fraley, Ph.D.	Annual Incentive	—	205,170	586,199
	Stock Options	10/21/13							35,370	106.05	854,893
	Financial Goal RSUs	10/21/13				4,715	9,430	18,860			1,000,052
David F. Snively	Annual Incentive	—	168,000	480,000
	Stock Options	10/21/13							24,050	106.05	581,289
	Financial Goal RSUs	10/21/13				3,207	6,413	12,826			680,099
Gerald A. Steiner	Annual Incentive	—	123,725	353,500
	Stock Options	10/21/13							15,560	106.05	376,085
	Financial Goal RSUs	10/21/13				2,075	4,149	8,298			440,001

1	Amounts in this column represent the threshold, target and maximum payouts under the company’s fiscal 2014 AIP with respect to our attainment of specified performance criteria. Threshold payout is 35% of the target award and the maximum payout is set by our Code Section 162(m) Annual Incentive Plan for Covered Executives, which was designed to maximize the tax-deductibility of AIP awards to our proxy officers. Under this plan, the maximum AIP award a covered proxy officer may receive is three-quarters of one percent (.75%) of corporate adjusted net income for the applicable performance year, or $20.8 million for fiscal 2014. The people and compensation committee has discretion to award less than the maximum amount and historically has determined the amount of all AIP awards based on company and individual performance measured against pre-established goals under our AIP. The AIP awards have been substantially lower than the maximum amount for Code Section 162(m) purposes. See Deductibility of Performance-Based Compensation on page 65 for more information about Code Section 162(m) Plan, and the information under Annual Incentive Plan beginning on page 59 for a more detailed description of awards made under our AIP. The actual amounts earned are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table on page 70.

2	Amounts in this column represent the threshold, target and maximum payout for Financial Goal RSUs granted under our 2005 LTIP as part of our proxy officers’ fiscal 2014 long-term incentive compensation. We describe the terms of the Financial Goal RSUs in more detail beginning on page 73.

3	Amounts in this column represent stock options granted under our 2005 LTIP to our proxy officers on Oct. 21, 2013 (which will vest ratably on each of Nov. 15, 2014, Nov. 15, 2015 and Nov. 15, 2016) as part of their fiscal 2014 long-term incentive compensation. See Stock Option and Vesting on page 73 for additional information regarding vesting and other terms of these options.

4	Exercise prices are equal to the closing prices of our stock on the respective dates of grant.

5	The grant date fair value of options was $24.17 per option for options awarded on Oct. 21, 2013. In accordance with SEC rules, amounts reported in this column for Financial Goal RSUs disclose the fair value at the date of grant based on the probable outcome, regardless of when or whether these amounts are ultimately realized by the proxy officer. The grant date fair value of the fiscal 2014 Financial Goal RSUs awarded on Oct. 21, 2013 was $106.05 per unit. Fair value is calculated as the target number of Financial Goal RSUs multiplied by the closing price of our common stock on the date of grant, in accordance with the accounting requirements. The actual amounts that will be received by the proxy officer for Financial Goal RSUs will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was probable at the date of grant. The assumptions used in determining the fair value of the awards are in Note 20 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended Aug. 31, 2014.

72 MONSANTO COMPANY 2014 PROXY STATEMENT

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Additional Information About Summary Compensation and Grants of Plan-Based Awards Tables

Here we provide information about our fiscal 2014 annual and long-term incentive awards, under which our proxy officers were awarded non-equity incentive compensation, stock option awards and Financial Goal RSU awards for fiscal 2014, as detailed in the tables above. For additional information regarding the application of these plans and awards to our proxy officers in fiscal 2014, see Compensation Discussion and Analysis.

NON-EQUITY INCENTIVE COMPENSATION — ANNUAL INCENTIVE PLAN AWARDS

In 2014 we granted cash awards to our proxy officers under our fiscal 2014 AIP. Our fiscal 2013 AIP and fiscal 2012 AIP were substantially the same as the fiscal 2014 AIP. For information regarding the fiscal 2014 AIP awards to our proxy officers, please see Annual Incentive Plan beginning on page 59.

EQUITY COMPENSATION — LONG-TERM INCENTIVE AWARDS

In fiscal 2014, we granted equity awards to our proxy officers under the 2005 LTIP. Under the 2005 LTIP, we may grant stock options, performance-based RSUs, RSUs, restricted stock, stock appreciation rights, stock or cash to our employees and directors. The forms of awards granted to our proxy officers in fiscal 2014, 2013 and 2012 are described in more detail below.

Stock Option and Vesting

We generally awarded stock options with ten year terms that vest ratably over three years, except in certain circumstances. In the event of a participant’s death, disability or retirement, options held for at least one year become fully vested. “Retirement” is a termination of employment (other than for cause) after attaining age 55 with five years of service. Beginning in fiscal 2013, in the event of an involuntary termination without cause other than on account of job elimination, the unvested portion of any outstanding stock option is forfeited. In the event of an involuntary termination of employment on account of job elimination, any outstanding stock option becomes fully vested. Any outstanding stock option awarded prior to fiscal 2013 fully vests upon any involuntary termination without cause. Upon a change of control of the company, all unvested stock options are subject to double-trigger vesting, even if held less than one year.

Financial Goal RSUs and Vesting

In addition to stock options, we awarded our proxy officers Financial Goal RSUs, which generally vest over a three-year period and are settled in shares of our common stock. Dividend equivalents are accrued during the designated service period and are paid upon vesting of the Financial Goal RSUs based on the number of RSUs that vest.

Vesting of the Financial Goal RSUs is subject to:

■	the company’s attainment of a Code Section 162(m) performance goal, as described below;

■	the company’s attainment of threshold, target or outstanding-level goals relating to cumulative EPS (weighted 1/3), cumulative free cash flow (weighted 1/3) and average ROC (weighted 1/3) performance measures during the specified performance period, which was increased from two to three years for awards granted beginning with our fiscal 2013; and

■	the proxy officer’s continued employment during the specified service period.

After the end of the performance period, the people and compensation committee determines performance against the goal the committee established for purposes of Code Section 162(m).

■	If the Code Section 162(m) performance goal is met, all units vested may be fully deductible by the company.

■	If the Code Section 162(m) performance goal is not met, all units are forfeited.

MONSANTO COMPANY 2014 PROXY STATEMENT 73

Executive Compensation Executive Compensation Tables

For the fiscal 2014 grant, the people and compensation committee established a Code Section 162(m) performance goal of positive net income for the September 1, 2013 through August 31, 2016 performance period.

“Net income” is defined as gross profit minus sales, general and administrative expenses, research and development expense, amortization, net interest expense, and income taxes and plus or minus other income and expense, all as reported in the company’s financial statements. It also excludes the positive or negative effects of restructuring charges and reversals, the outcome of lawsuits, the impact of liabilities, expenses or settlements related to Solutia, Inc. or agreements associated with a Solutia, Inc. plan of reorganization, unbudgeted business sales and divestitures and the cumulative effects of changes in accounting methodology made after August 31, 2013.

If the Code Section 162(m) performance goal is met, the people and compensation committee considers a corresponding portion of the units initially awarded to each proxy officer, from zero to 200%, as eligible for vesting based on the company’s attainment of the pre-established goals during the performance period.

■	If the company achieves between the threshold and target level performance for a goal, then up to 50% of the units will be forfeited. The remainder will be eligible for vesting upon completion of the specified service period.

■	If the company achieves target level performance for each goal, 100% of the units will be eligible for vesting upon completion of the specified service period.

■	If the company exceeds target level performance for one or more goals, up to 200% of the units will be eligible for vesting upon completion of the specified service period.

Financial Goal RSUs are eligible for modified vesting under the following circumstances:

■	In the case of retirement, death or disability, the participant is eligible for a pro-rata portion of units to vest based upon actual performance over the performance period.

■	In the event of an involuntary termination without cause other than because of a job elimination, all unvested Financial Goal RSUs are forfeited. In the event of an involuntary termination of employment on account of job elimination, the participant is eligible for a pro-rata portion of units based upon actual performance over the performance period.

■	Upon a change of control of the company, Financial Goal RSUs are subject to double-trigger vesting and would vest only if no comparable replacement units are provided or in the event of the participant’s retirement, involuntary termination of employment without cause, or death or disability. Upon a change of control the number of units subject to an award would be the initial number of units, provided that a pro-rata portion of the award would be adjusted to take into account actual performance for any completed fiscal year prior to the change of control.

The following chart shows certain information regarding Financial Goal RSU grants outstanding at August 31, 2014 and vesting on or after August 31, 2014:

Financial Goal RSUs Grant Vesting Table

For Fiscal Year	Grant Date	Performance Period	Performance Determination Date	Vesting Date

2012	10/24/2011	Fiscal Years 2012-2013	October 2013	8/31/2014

2013	10/16/2012	Fiscal Years 2013-2015	October 2015	11/15/2015

2014	10/21/2013	Fiscal Years 2014-2016	October 2016	11/15/2016

74 MONSANTO COMPANY 2014 PROXY STATEMENT

Executive Compensation Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End Table

The table below provides information regarding outstanding equity awards as of August 31, 2014 for each proxy officer. The equity awards in this table consist of stock options, retention RSUs and Financial Goal RSUs.

							Stock Awards[1]
			Option Awards[1]				Restricted Stock Units		Performance-RSUs
Name	Grant Date or Performance Period		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Hugh Grant	10/21/2013			124,470	106.05	10/21/2023
	10/16/2012		44,210	88,420	90.48	10/16/2022
	10/24/2011		125,353	62,677	74.79	10/24/2021
	10/25/2010		239,530		58.71	10/25/2020
	10/26/2009		149,200		70.69	10/26/2019
	10/20/2008		157,220		89.45	10/20/2018
	10/22/2007		149,230		87.14	10/22/2017
	9/1/13-8/31/16	[4]							66,384	7,677,310
	9/1/12-8/31/15	[5]							70,734	8,180,387
Pierre C. Courduroux	10/21/2013			31,120	106.05	10/21/2023
	10/16/2012		11,053	22,107	90.48	10/16/2022
	10/24/2011		25,073	12,537	74.79	10/24/2021
	1/1/2011		14,590		69.64	1/1/2021
	10/25/2010		7,990		58.71	10/25/2020
	10/26/2009		6,240		70.69	10/26/2019
	5/15/2009		520		89.95	5/15/2019
	10/20/2008		3,360		89.45	10/20/2018
	10/22/2007		4,320		87.14	10/22/2017
	9/1/13-8/31/16	[4]							16,596	1,919,327
	9/1/12-8/31/15	[5]							17,684	2,045,155
Brett D. Begemann	10/21/2013			42,440	106.05	10/21/2023
	10/16/2012		13,816	27,634	90.48	10/16/2022
	10/24/2011		31,760	15,880	74.79	10/24/2021
	10/25/2010		51,100		58.71	10/25/2020
	10/26/2009		29,840		70.69	10/26/2019
	10/20/2008		31,450		89.45	10/20/2018
	10/22/2007		27,980		87.14	10/22/2017
	3/2/2011	[3]					39,680	4,588,992
	9/1/13-8/31/16	[4]							22,632	2,617,391
	9/1/12-8/31/15	[5]							22,106	2,556,559
Robert T. Fraley, Ph.D.	10/21/2013			35,370	106.05	10/21/2023
	10/16/2012		13,816	27,634	90.48	10/16/2022
	10/24/2011		11,786	20,894	74.79	10/24/2021
	10/20/2008		52,410		89.45	10/20/2018
	10/22/2007		23,800		87.14	10/22/2017
	3/2/2011	[3]					44,070	5,096,696
	9/1/13-8/31/16	[4]							18,860	2,181,159
	9/1/12-8/31/15	[5]							22,106	2,556,559

MONSANTO COMPANY 2014 PROXY STATEMENT 75

Executive Compensation Executive Compensation Tables

							Stock Awards[1]
			Option Awards[1]				Restricted Stock Units		Performance-RSUs
Name	Grant Date or Performance Period		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
David F. Snively	10/21/2013			24,050	106.05	10/21/2023
	10/16/2012			17,687	90.48	10/16/2022
	10/24/2011			12,537	74.79	10/24/2021
	6/7/2011	[3]					35,360	4,089,384
	9/1/13-8/31/16	[4]							12,826		1,483,327
	9/1/12-8/31/15	[5]							14,148		1,636,216
Gerald A. Steiner	9/1/13-8/31/16	[4]							872	[6]	100,847
	9/1/12-8/31/15	[5]							4,050	[6]	468,383

1	Stock options, RSUs and Performance RSUs become exercisable or vested in accordance with the vesting schedules below, subject to performance conditions and accelerated vesting under certain circumstances described under Equity Compensation — Long-Term Incentive Awards beginning on page 73.

2	Closing Stock Price. Amounts in these columns are based on the closing stock price of $115.65 for our common stock on Aug. 31, 2014.

3	Restricted Stock Units. These retention awards represent the right to receive shares of our common stock upon vesting, subject to certain conditions. The awards include a Code Section 162(m) performance goal of positive net income for the respective performance periods (September 1, 2011 through August 31, 2014). “Net Income” is defined in the award agreement and is generally the same as the definition on page 74, except that it includes the cumulative effects of changes in accounting methodology made on or after the beginning of the performance period. In October 2014, the people and compensation committee determined that the 162(m) goal had been met. Dividend equivalents accrue on the RSUs and will be paid to the proxy officer upon vesting of his award.

4	Financial Goal RSUs. Granted in October 2013. As required by the SEC’s disclosure rules, the number of RSUs shown assumes that outstanding levels of performance (200%) will be achieved. In October 2016, the people and compensation committee will determine the actual levels of performance achieved for these awards.

5	Financial Goal RSUs. Granted in October 2012. As required by the SEC’s disclosure rules, the number of RSUs shown assumes that outstanding levels of performance (200%) will be achieved. In October 2015, the people and compensation committee will determine the actual levels of performance achieved for these awards.

6	These amounts have been prorated for Mr. Steiner’s termination of service as of Jan. 2, 2014. Stock options granted to Mr. Steiner as a component of his fiscal 2014 compensation were additionally forfeited.

EQUITY AWARD VESTING SUMMARY

Stock Options
Grant Date	One-third vests on each of:
10/21/2013	Nov. 15, 2014, Nov. 15, 2015 and Nov. 15, 2016
10/16/2012	Nov. 15, 2013, Nov. 15, 2014 and Nov. 15, 2015
10/24/2011	Nov. 15, 2012, Nov. 15, 2013 and Nov. 15, 2014

Retention RSUs
Grant Date	Vesting
6/7/2011	Fully vest on Jun. 1, 2015
3/2/2011	Fully vest on Jan. 30, 2015

Financial Goal RSUs
Performance Period	Vesting
9/1/13-8/31/16	Eligible for vesting on Nov. 15, 2016
9/1/12-8/31/15	Eligible for vesting on Nov. 15, 2015

76 MONSANTO COMPANY 2014 PROXY STATEMENT

Executive Compensation Executive Compensation Tables

Option Exercises and Stock Vested Table

The following table provides information about the value realized by our proxy officers on the exercise of stock options and vesting of stock awards during fiscal 2014.

	Option Awards		Stock Awards[1]		Total Value Realized on Exercise and Vesting ($)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[2]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[3]
Hugh Grant	—	—	50,142	5,798,922	5,798,922
Pierre C. Courduroux	—	—	10,030	1,159,970	1,159,970
Brett D. Begemann	—	—	12,704	1,469,218	1,469,218
Robert T. Fraley, Ph.D.	109,590	5,522,430	16,714	1,932,974	7,455,404
David F. Snively	35,220	1,896,169	10,030	1,159,970	3,056,139
Gerald A. Steiner	116,357	4,370,571	6,686	773,236	5,1 43,807

1	Amounts in these columns reflect the vesting of Financial Goal RSUs that were granted on Oct. 24, 2011. The units were subject to a two-year performance period (September 2011 – August 2013) upon which a performance determination was made and stock vested on Aug. 31, 2014.

2	Amounts represent the difference between the market price upon exercise and the exercise price.

3	Amounts in this column are based on the fair market value of $115.65 for common stock vesting on Aug. 31, 2014.

Pension Benefits

Our proxy officers currently participate in the same defined benefit retirement plans as our other eligible U.S. employees: the Monsanto Company Pension Plan (“Pension Plan”) and the Monsanto Company Parity Pension Plan (“Parity Pension Plan”). As a result of his prior position outside the U.S., Mr. Courduroux also has accrued benefits under defined benefit retirement plans available to certain of our employees outside of the U.S.

PENSION BENEFITS TABLE

The following table reports the present value of accumulated benefits payable to each of our proxy officers under our defined benefit retirement plans as of August 31, 2014. For the Pension Plan, the present value of the accumulated benefit has been calculated assuming, for valuation purposes only, that the proxy officer will remain in service until age 65, that the discount rate is 4.05%, and that 80% of the benefit is payable as a lump sum and the remainder as a single life annuity. For the Parity Pension Plan, the present value of the accumulated benefit has been calculated assuming, for valuation purposes only, that the proxy officer will remain in service until age 65, that the discount rate is 3.60%, and the benefit is payable as a lump sum. Mr. Steiner’s present value of accumulated benefits under the Pension Plan reflects his actual termination date. The Parity Pension Plan amount shown for Mr. Steiner is his account balance as of August 31, 2014, which will receive interest until his commencement date. The post-retirement mortality assumption for all of the retirement plans is based on the RP-2000 Healthy Annuitants table without collar or adjustments, projected to 2021 using scale BB.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Hugh Grant	Pension Plan[1]	18.67	536,739	—
	Parity Pension Plan[2]	18.67	5,843,724	—
Pierre C. Courduroux	Pension Plan[1]	6.92	201,835	—
	Parity Pension Plan[2]	6.92	424,147	—
	International Supplemental Retirement Account Plan[3]	1.08	27,734	—
Brett D. Begemann	Pension Plan[1]	31.63	1,006,088	—
	Parity Pension Plan[2]	31.63	1,726,429	—
Robert T. Fraley, Ph.D.	Pension Plan[1]	33.67	1,590,325	—
	Parity Pension Plan[2]	33.67	3,713,743	—

MONSANTO COMPANY 2014 PROXY STATEMENT 77

Executive Compensation Executive Compensation Tables

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
David F. Snively	Pension Plan[1]	30.94	1,293,604	—
	Parity Pension Plan[2]	30.94	1,065,839	—
Gerald A. Steiner	Pension Plan[1]	12.67	451,788	—
	Parity Pension Plan[2]	12.67	1,034,698	—

1	Pension Plan. The estimated Aug. 31, 2014 notional account balances under our Pension Plan (as opposed to the present value of accumulated benefits shown in the table) are as follows: Mr. Grant, $480,482; Mr. Courduroux, $166,584; Mr. Begemann, $958,981; Dr. Fraley, $1,452,281; Mr. Snively, $1,203,855; and Mr. Steiner, $389,037. Participants with prior plan accounts who are over a certain age may be eligible to receive lump sums larger than their notional account balances depending on interest rates at the time they receive their benefits. The Aug. 31, 2014 notional account balance in the plan for Dr. Fraley is $1,452,281. If he had terminated on Aug. 31, 2014, he would have been eligible to receive a lump sum of $1,455,993 in lieu of the notional account balance.

2	Parity Pension Plan. The estimated Aug. 31, 2014 notional account balances under our Parity Pension Plan (as opposed to the present value of accumulated benefits shown in the table) are as follows: Mr. Grant, $5,215,824; Mr. Courduroux, $343,706; Mr. Begemann, $1,482,793; Dr. Fraley, $3,678,505; Mr. Snively, $1,008,046; and Mr. Steiner, $1,034,698.

3	International Supplemental Retirement Account Plan. In addition to the pension plan benefits for Mr. Courduroux based on his years of service as our employee in the U.S., Mr. Courduroux also is eligible for regular pension plan benefits under the company’s International Supplemental Retirement Account Plan (IRP), described on page 79, based on his years of service as our employee on assignment from France to Switzerland in 2006 and 2007. Mr. Courduroux’s notional account balance under the IRP accrues interest credits at 8% per annum posted over the course of his employment. Mr. Courduroux’s account balance as of Aug. 31, 2014 is $15,958.

Pension Plan

We maintain the Pension Plan for the benefit of our U.S. employees. The plan was closed to new entrants as of July 8, 2012, but current participants continue to accrue benefits under the plan. The Pension Plan is a form of pension plan known as a cash balance plan, and is a tax-qualified defined benefit plan under the Code. Under the cash balance plan design, there are two types of participant accounts: a “prior plan account” and a “cash balance account.” Cash balance plan participants who were employed by Former Monsanto and then by us in the U.S. before and after 1997, including Mr. Grant, Mr. Begemann, Dr. Fraley and Mr. Snively, have both a prior plan account and a cash balance account. Mr. Courduroux became a participant in the Pension Plan as of October 1, 2007 at the time he transferred employment to the U.S. and has only a cash balance account under the Pension Plan. Mr. Steiner became a participant in the Pension Plan as of June 18, 2001, at the time of his reemployment with the company and has only a cash balance account under the Pension Plan.

Prior Plan Account. This account generally preserves (and grows) benefits earned under the pension plan maintained by Former Monsanto through December 31, 1996. The opening balance of the prior plan account was (at a minimum) the actuarial equivalent lump sum value of the participant’s old defined benefit plan monthly retirement benefit accrued prior to January 1, 1997. Each month, the prior plan account is increased by (1) “interest credits” at an annual rate of 8.5% until the earlier of the participant reaching age 55 or when benefits begin; and (2) “pay credits” at an annual rate of 4%, until the participant retires or terminates employment.

Cash Balance Account. This account is credited for all service earned on or after January 1, 1997. The cash balance account grows by the addition of various compensation-based and interest-based credits posted over the course of participants’ employment. We credit annual contributions, expressed as a percentage of eligible compensation, to the cash balance account in amounts depending upon a participant’s age as follows: 3% before age 30, 4% for ages 30 to 39, 5% for ages 40 to 44, 6% for ages 45 to 49 and 7% for age 50 and over. Participants also receive contribution credits equal to 3% of eligible compensation in excess of the social security wage base. Participants who were covered under the prior traditional defined benefit plan on December 31, 1996 also received transition credits while employed based on the number of years of benefit service earned as of that date (up to a maximum of ten years). The applicable percentages and age ranges were 2% before age 30, 3% for ages 30 to 39, 4% for ages 40 to 44, 5% for ages 45 to 49, and 6% for age 50 and over. In addition, each participant’s cash balance account accrues monthly interest credits, based on the average interest rate for 30-year Treasury Bonds for October of the prior calendar year, with a minimum rate of 5% and a maximum rate of 10%.

A Pension Plan participant may elect to receive his or her vested plan benefit on the first day of any month following the date upon which the participant’s employment with our company and affiliated companies is terminated or the participant becomes disabled (but no later than the April 1 following the calendar year in which the participant attains age 70 1⁄2). Pension Plan benefits are normally paid in either a single life annuity for unmarried participants or a 50% joint and survivor annuity for married participants, with additional optional forms of benefit available, including a lump sum distribution. All available forms of distribution are actuarially equivalent to the single life annuity.

78 MONSANTO COMPANY 2014 PROXY STATEMENT

Executive Compensation Executive Compensation Tables

Parity Pension Plan

Our Parity Pension Plan provides pension benefits to certain of our U.S. management-level employees, including the proxy officers, who cannot receive full benefits from our Pension Plan because of limitations and restrictions imposed by the Code and regulations. The plan was closed to newly hired employees as of July 8, 2012 or later, and remains open to employees hired prior to July 8, 2012. Current participants continue to accrue benefits under the plan. The amount of a participant’s Parity Pension Plan benefit is the excess of the amount of benefit that he or she would have received under our Pension Plan but for the imposition of these limitations and/or the deferral of the annual incentive award over the amount payable in the Pension Plan.

Parity Pension Plan benefits are vested only to the extent a participant’s Pension Plan benefits are vested, but are forfeited in the event of a termination for cause. Effective December 31, 2008, the provisions of the Parity Pension Plan relating to the timing of distributions were amended to comply with the final regulations under Code Section 409A, and certain payment options were eliminated from the grandfathered portion of the plan.

Pre-2005 benefits (grandfathered) under the Parity Pension Plan are those benefits that were earned and vested prior to December 31, 2004. There are two payment options under the Parity Pension Plan for pre-2005 benefits. Benefits may be paid as:

■	an automatic lump-sum on the first January 1 or July 1 that is six months following termination of employment; or

■	deferred at least three years following the first January 1 or July 1 that is six months following termination of employment and paid in a lump-sum or term certain option that provides monthly payments over a term of one to ten years, with residual payments to a beneficiary if applicable.

Post-2004 benefits under the Parity Pension Plan are those benefits that were earned and vested after December 31, 2004. There are two payment options under Parity Pension Plan for post 2004 benefits. Benefits may be paid as:

■	an automatic lump-sum in the 13th month following termination of employment; or

■	deferred at least five years following the 13th month from termination of employment and paid in a lump-sum or term certain annuity, which provides monthly payments over a term of one to ten years, with residual payments to a beneficiary if applicable.

During any waiting or deferral period, we credit participants’ Parity Pension Plan benefits with interest, currently based on the prior year’s average of the monthly averages of the Moody’s Baa Bond Index, which was 4.94% in calendar year 2013 and 5.10% in calendar year 2014. A Parity Pension Plan participant who has elected to defer receipt of benefits may request an emergency benefit distribution during the waiting period, deferral period or after benefit payments have begun if he or she incurs a severe, unforeseeable financial hardship.

International Supplemental Retirement Account Plan

Since October 2002, our International Supplemental Retirement Account Plan (IRP) has been our non-qualified defined benefit plan maintained to provide certain benefits to employees who have met certain age and service requirements and have experienced a permanent international transfer and met the eligibility requirements of the plan.

The IRP provides benefits that are a function of a notional account maintained on behalf of plan participants. The IRP account grows by the addition of various compensation-based and interest-based credits posted over the course of the participant’s employment. We credit annual contributions in amounts depending upon the participant’s age and a set comparison of company-provided retirement benefits in his home country and country of assignment, in amounts ranging from 2% to 13% of eligible compensation (which the plan defines as base pay plus any AIP award). In addition, each participant’s IRP account accrues interest credits at 8% per annum.

IRP benefits are vested only to the extent a participant’s home country pension plan benefit would be vested or, if there is no home country pension plan, upon completion of five years of continuous service, death or disability. Currently, vested benefits may be paid as follows:

■	an automatic lump-sum in the 13th month following termination of employment; or

■	deferred at least five years following the 13th month from termination of employment and paid in a lump-sum or term certain annuity, which provides monthly payments over a term of one to ten years, with residual payments to a beneficiary if applicable.

MONSANTO COMPANY 2014 PROXY STATEMENT 79

Executive Compensation Executive Compensation Tables

Non-Qualified Deferred Compensation

Our proxy officers are eligible to participate in the non-qualified deferred compensation plan we maintain for certain of our management-level U.S. employees: our Parity SIP Plan. Additionally, prior to August 31, 2009, the proxy officers and certain of our management-level U.S. employees were eligible to defer annual incentive compensation under our Deferred Payment Plan, and Financial Goal RSUs awarded prior to fiscal 2010 were eligible for deferral.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information for each proxy officer regarding fiscal 2014 aggregate individual and company contributions, aggregate earnings and year-end account balances under our deferred compensation plans:

Name and Non-Qualified Plan	Executive Contributions in Last FY ($)[1]	Monsanto Contributions in Last FY ($)[2]	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)[3]
Hugh Grant
Parity SIP Plan	561,887	326,916	2,902,693	17,119,608
Deferred Payment Plan	0	0	0	0
Deferred RSUs[4]	0	0	1,337,107	8,590,982
Pierre C. Courduroux
Parity SIP Plan	173,148	73,876	59,228	811,582
Deferred Payment Plan	0	0	0	0
Brett D. Begemann
Parity SIP Plan	156,536	103,495	383,193	2,745,399
Deferred Payment Plan	0	0	199,620	1,271,718
Robert T. Fraley, Ph.D.
Parity SIP Plan	112,466	89,973	800,664	5,615,351
Deferred Payment Plan	0	0	27,328	556,497
David F. Snively
Parity SIP Plan	118,231	75,668	410,499	2,269,551
Deferred Payment Plan	0	0	0	0
Gerald A. Steiner
Parity SIP Plan	91,169	53,044	240,458	2,336,278
Deferred Payment Plan	0	0	99,753	2,031,332

1	Amounts in this column reflect the proxy officers’ deferral of base pay and fiscal 2013 AIP award, paid during fiscal 2014. Proxy officer deferrals of base pay for the 2014, 2013, and 2012 fiscal years into the Parity SIP Plan are also included in the Salary column of the Summary Compensation Table and for 2014 are as follows: for Mr. Grant, $136,794; Mr. Courduroux, $52,398; Mr. Begemann, $44,536; Dr. Fraley, $30,866; Mr. Snively, $33,231 and Mr. Steiner, $19,229.

2	Amounts in this column reflect company matching allocations. These amounts are also included in the All Other Compensation column of the Summary Compensation Table.

3	Includes, among other things, proxy officer contributions from salary or incentive compensation reported in the Summary Compensation Table of our previous proxy statements for the year earned to the extent the proxy officer was a proxy officer for that period.

4	In fiscal 2004, Mr. Grant deferred receipt of 68,640 shares of common stock underlying Financial Goal RSUs (34,320 pre-stock split shares) awarded that year, to be paid out following his retirement. The Aggregate Earnings in Last FY column reflects the change in value of these deferred shares and all cash dividends paid in fiscal 2014. The Aggregate Balance at Last FYE reflects the aggregate value of these shares based on the Aug. 31, 2014 stock price of $115.65 and all cash dividends paid since the shares were deferred.

Parity SIP Plan

All eligible U.S. employees may contribute up to 25% of eligible pay to our Savings and Investment Plan (SIP), which is a tax-qualified defined contribution plan.

The company made matching contributions to SIP equal to 80% of up to the first 8% of eligible compensation contributed by the participant during fiscal 2014. Additionally, for participants hired on or after July 8, 2012, the company made an age-based non-elective core contribution, in amounts ranging from 3% to 7% of eligible compensation.

80 MONSANTO COMPANY 2014 PROXY STATEMENT

Executive Compensation Executive Compensation Tables

Once contributions to the SIP reach a Code limit on compensation or contributions, hypothetical amounts are allocated to notional accounts under the Parity SIP Plan. Employee deferrals under the Parity SIP Plan are fully vested; however, matching and core contribution amounts vest 20% per year over five years. The company credits both participant contributions and its matching and core contribution amounts to the Parity SIP Plan with earnings or losses matching the performance of one or more investment options available under the SIP, as determined by the participant. The plan currently offers 16 investment options, one of which is a book account based on our company stock, which provided a return of 18.0% for fiscal 2014. The other 15 investment options provided returns ranging from 2.6% to 26.1% for fiscal 2014. A participant may change his or her investment elections at any time, except that reallocations involving our common stock funds must be made in compliance with our policies on trading of our stock. After termination of employment, the plan credits accounts with interest, currently based on the prior year’s average of the monthly averages of the Moody’s Baa Bond Index Rate, as in effect from time to time, which was 4.94% in calendar year 2013 and 5.10% in calendar year 2014.

There are two payment options under the Parity SIP Plan for contributions that were credited and vested prior to 2005. Benefits may be paid as:

■	an automatic lump-sum on the first January 1 or July 1 that is six months following termination of employment; or

■	deferred at least three years following the first January 1 or July 1 that is six months following termination of employment (but not later than age 70 1⁄2) and paid in a lump-sum or term certain option that provides monthly payments over a term of one to ten years, with residual payments to a beneficiary if applicable.

There are also two payment options for benefits under the Parity SIP Plan attributable to contributions that were credited and vested after December 31, 2004. Benefits may be paid as:

■	an automatic lump-sum in the 13th month following termination of employment; or

■	deferred at least five years following the 13th month from termination of employment (but not later than age 70 1⁄2) and paid in a lump-sum or term certain annuity, which provides monthly payments over a term of one to ten years, with residual payments to a beneficiary if applicable.

Deferred Payment Plan

Until our Deferred Payment Plan was frozen for new deferrals, the plan provided certain management-level employees the opportunity to defer receiving all or a portion of their AIP cash awards until a specific date in the future or until termination of employment or beyond. Our Deferred Payment Plan was amended so that our proxy officers and certain other members of senior management may not make any new deferral elections under the plan after August 31, 2009 (effective for our fiscal 2010 AIP), and that other participants may not make any new deferral elections after August 31, 2010 (effective for our fiscal 2011 AIP).

For amounts deferred under the Deferred Payment Plan prior to its amendment, the plan permits participants to elect among two investments:

(1) the cash election, under which earnings on deferred amounts accrue at a rate equal to the average yield of the Moody’s Baa Bond Index for the prior calendar year; and

(2) the stock election, under which earnings accrue at a rate that tracks the performance of our common stock (including reinvestment of dividends), with deferred amounts converted into hypothetical stock units based on the average trading price during the preceding ten trading days.

Participants may transfer between funds subject to certain rules and procedures. Amounts are distributed on either the date specified by the participant at the time of the deferral election or in a lump sum or monthly installments for up to ten years following termination of employment. Amounts attributable to the cash election are paid in cash, and amounts attributable to the stock election are paid in shares of our common stock or cash per plan rules and procedures. If approved by the plan’s administrative committee, at its discretion, a participant may receive an early distribution of benefits if he or she incurs a severe, unforeseeable financial hardship.

MONSANTO COMPANY 2014 PROXY STATEMENT 81

Executive Compensation Executive Compensation Tables

Potential Payments Upon Termination or Change of Control

CHANGE OF CONTROL EMPLOYMENT SECURITY AGREEMENTS

We have entered into change of control employment security agreements with each of the proxy officers and other executives that may require us to make payments to these individuals in the event of the termination of employment following a change of control. Under the terms of the agreements, we would provide certain protections to the proxy officers for a period of two years following a change of control (the “protected period”). If a proxy officer incurs an involuntary termination of employment or a voluntary termination of employment for “good reason” during the protected period, he would be provided with severance benefits under the terms of the agreement.

A “change of control” generally means:

■	any other person or entity acquires beneficial ownership of 30% or more of our outstanding common stock or the combined voting power over our outstanding voting securities;

■	the incumbent directors, as defined in the agreements, cease to constitute at least a majority of the board;

■	the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or

■	our shareowners approve a complete liquidation or dissolution.

The same definition is used for the equity awards included in the tables below.

The agreements generally provide that the proxy officer’s position, job location and travel requirements would not materially change during the protected period. In addition, during the protected period, the proxy officers would receive compensation and benefits, for which the opportunity or terms, respectively, shall be no less favorable than those in effect prior to the change of control.

Termination Other Than For Cause Or Disability; Voluntary Termination For Good Reason

If the proxy officer is terminated other than for cause or disability, or the proxy officer terminates employment for “good reason” during the protected period and executes a timely release, he would be entitled to a lump sum payment within 60 days after the termination date equal to the following:

■	base salary through the termination date, plus accrued pay in lieu of unused vacation;

■	a pro-rata portion of the proxy officer’s “average bonus;” and

■	the product of three times the sum of (i) annual base salary and (ii) “average bonus.”

Additionally, all benefits accrued through the termination date under our Pension Plan and supplemental pension or retirement plans would vest and be paid in accordance with their terms.

Following a severance-qualifying termination, the proxy officer would be eligible for outplacement benefits, in accordance with our normal practice for our most senior executives, and would receive specified welfare benefits (i.e., group health, prescription drug, dental, vision, disability and life insurance), through the end of the severance period; provided, if he becomes eligible to receive specified welfare benefits under another employer provided plan, our company’s benefits would cease. Further, for purposes of eligibility for retiree welfare benefits, if the proxy officer is age 50 on the termination date, has provided at least 10 years of service, and has a combined age and years of service of 65, the proxy officer would be entitled to receive retiree medical benefits.

“Good reason” generally means:

■	a material reduction in authority, duties or responsibilities of the proxy officer;

■	a material failure by the company to comply with provisions in the agreement regarding the proxy officer’s position, location, duties, responsibilities or compensation;

■	any purported termination by the company of his employment except as expressly permitted under the agreement; or

■	any failure by the company to require a successor to expressly assume the agreement;

provided that the proxy officer has given us notice of the existence of, and an opportunity to cure, an event or condition constituting good reason, in accordance with the agreement.

82 MONSANTO COMPANY 2014 PROXY STATEMENT

Executive Compensation Executive Compensation Tables

Termination for Death or Disability

If the proxy officer is terminated on account of death or disability during the protected period, the company would pay the proxy officer (or his estate or beneficiaries):

■	a lump sum cash payment of all base salary accrued through the termination date, plus accrued pay in lieu of unused vacation;

■	a pro-rata portion of the proxy officer’s “average bonus;”

■	in the case of death, death benefits to the proxy officer’s estate or beneficiaries that are at least as favorable as death benefits provided to peer executives of our company; and

■	in the case of disability, disability benefits to the proxy officer and/or his family that are at least as favorable as disability benefits provided to peer executives of our company.

Termination for Cause or Voluntary Termination Other Than for Good Reason

If the proxy officer is terminated for “cause” during the protected period, no severance payments would be due. “Cause” is defined as a proxy officer’s:

■	willful and continued failure to perform substantially his or her duties, subject to certain exceptions for incapacity and good reason terminations; or

■	willful and illegal conduct or gross misconduct that materially and demonstrably injures our company.

If the proxy officer voluntarily terminates, other than for good reason, during the protected period, the company must pay the proxy officer in a lump sum in cash within 30 days of the date of termination:

■	a lump sum cash payment of all base salary accrued through the termination date, plus accrued pay in lieu of unused vacation; and

■	a pro-rata portion of the proxy officer’s “average bonus.”

Treatment of Golden Parachute Excise Tax

If a change of control occurs, and a proxy officer is subject to the excise tax imposed under Section 4999 of the Code, we would reduce payments to the proxy officer so that the aggregate amount equals the maximum amount that can be paid without triggering imposition of the excise tax, if the net amount received by the proxy officer after tax would be greater than it would be absent such a reduction.

OTHER ARRANGEMENTS

In addition, many of our executive compensation, benefit and deferred compensation plans provide our proxy officers with certain rights or the right to receive payments in the event of the termination of employment, as described in more detail in the section Equity Compensation — Long-Term Incentive Awards beginning at page 73. Our proxy officers participate in our company’s broad-based Separation Pay Plan covering our full-time U.S. employees. Under the terms of the plan, a proxy officer would receive severance benefits in the event of his involuntary termination without cause, absent a change of control.

The amount of the severance benefits would be paid as a lump sum equal to the product of: (a) 15 times (b) the sum of: (i) the proxy officer’s monthly base salary in effect at the time of the termination, plus (ii) the average of his AIP awards paid to him under our AIP for the three prior years, divided by 12. Their severance benefit calculation follows the same formula used in determining all other U.S. employees’ severance pay upon an involuntary termination without cause under the Separation Pay Plan.

POTENTIAL EFFECT ON COMPENSATION UPON TERMINATION OR CHANGE OF CONTROL TABLE

The table and footnotes following show potential incremental payments, incremental benefits, equity award accelerations and equity award forfeitures upon termination of our proxy officers or a change of control. Except as noted, the amounts have been estimated under existing agreements and plans under various termination scenarios on August 31, 2014. However, because the compensation impact upon termination or a change of control depends on several factors, the actual impact can only be determined at the time of the event. Material assumptions used in calculating the estimated compensation and benefits under each triggering event are noted below. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis. The table does not reflect amounts attributable to vested, non-forfeited equity-based awards or accrued compensation; retirement and other benefits; and deferred compensation. For information about these previously earned and accrued amounts, see the Summary Compensation Table on page 70, Outstanding Equity Awards at Fiscal Year End Table on page 75, Pension Benefits Table on page 77 and Non-Qualified Deferred Compensation Table on page 80 in this proxy statement. Mr. Steiner is not reflected in the table, because his employment had terminated prior to August 31, 2014. He received a cash severance payment of $1,530,500 under our Separation Pay Plan and entered into an agreement to provide consulting services for 18 months and agree to certain non-competition and non-solicitation restrictions, for $30,000 per month. The net present value of Mr. Steiner’s incremental pre-65 retiree benefits as of his termination date was $107,901. Note 6 to the Outstanding Equity Awards at Fiscal Year-End Table discusses awards forfeited by Mr. Steiner in connection with his termination.

MONSANTO COMPANY 2014 PROXY STATEMENT 83

Executive Compensation Executive Compensation Tables

Potential Effect on Compensation Upon Termination or Change of Control Table

		Termination Event
Name		Voluntary ($)	Involuntary Not for Cause ($)[1]	For Cause ($)	Death ($)	Disability ($)	Change of Control ($)[2]
Hugh Grant[3]	Cash Severance Payment	0	6,886,147	0	0	0 [4]	17,358,758
	Stock Options[5]	2,560,982	4,786,514	0	4,786,514	4,786,514	1,194,912
	Performance-RSUs[6]	7,484,405	7,484,405	0	7,484,405	7,484,405	9,278,612
	Total	10,045,387	19,157,066	0	12,270,919	12,270,919	27,832,282
	Enhanced Health & Welfare Benefits[7]	0	0	0	0	0	33,590
	Forfeited Equity Value
	Stock Options	(1,194,912)	(1,194,912)	(40,936,696)	(1,194,912)	(1,194,912)	0
	Performance-RSUs	(8,373,291)	(8,373,291)	(15,857,697)	(8,373,291)	(8,373,291)	0
	Total Forfeited Equity Value	(9,568,203)	(9,568,203)	(56,794,393)	(9,568,203)	(9,568,203)	0
Pierre C. Courduroux[3]	Cash Severance Payment	0	1,729,583	0	0	0	4,395,000
	Stock Options[5]	0	1,068,695	0	1,068,695	1,068,695	1,367,447
	Performance-RSUs[6]	0	1,871,448	0	1,871,448	1,871,448	2,319,692
	Total	0	4,669,726	0	2,940,143	2,940,143	8,082,139
	Enhanced Health & Welfare Benefits[7]	0	0	0	0	0	37,866
	Forfeited Equity Value
	Stock Options	(1,367,447)	(298,752)	(4,301,480)	(298,752)	(298,752)	0
	Performance-RSUs	(3,964,482)	(2,093,034)	(3,964,482)	(2,093,034)	(2,093,034)	0
	Total Forfeited Equity Value	(5,331,929)	(2,391,786)	(8,265,962)	(2,391,786)	(2,391,786)	0
Brett D. Begemann[3]	Cash Severance Payment	0	2,341,667	0	0	0	6,175,000
	Stock Options[5]	0	1,344,405	0	1,344,405	1,344,405	1,751,829
	Performance-RSUs[6]	0	2,407,139	0	2,407,139	2,407,139	3,008,807
	Restricted Stock Units[8]	0	4,101,296	0	4,101,296	4,101,296	4,588,992
	Total	0	10,194,507	0	7,852,840	7,852,840	15,524,628
	Enhanced Health & Welfare Benefits[7]	0	105,696	0	0	0	109,346
	Forfeited Equity Value
	Stock Options	(1,751,829)	(407,424)	(9,270,231)	(407,424)	(407,424)	0
	Performance-RSUs	(5,173,950)	(2,766,811)	(5,173,950)	(2,766,811)	(2,766,811)	0
	Restricted Stock Units	(4,588,992)	(487,696)	(4,588,992)	(487,696)	(487,696)	0
	Total Forfeited Equity Value	(11,514,771)	(3,661,931)	(19,033,173)	(3,661,931)	(3,661,931)	0
Robert T. Fraley, Ph.D.[3]	Cash Severance Payment	0	2,099,582	0	0	0	5,173,998
	Stock Options[5]	853,729	1,549,277	0	1,549,277	1,549,277	339,552
	Performance-RSUs[6]	2,271,366	2,271,366	0	2,271,366	2,271,366	2,790,691
	Restricted Stock Units[8]	0	4,554,991	0	4,554,991	4,554,991	5,096,696
	Total	3,125,095	10,475,216	0	8,375,634	8,375,634	13,400,937
	Enhanced Health & Welfare Benefits[7]	0	0	0	0	0	25,400
	Forfeited Equity Value
	Stock Options	(339,552)	(339,552)	(4,769,833)	(339,552)	(339,552)	0
	Performance-RSUs	(2,466,352)	(2,466,352)	(4,737,718)	(2,466,352)	(2,466,352)	0
	Restricted Stock Units	(5,096,696)	(541,705)	(5,096,696)	(541,705)	(541,705)	0
	Total Forfeited Equity Value	(7,902,600)	(3,347,609)	(14,604,247)	(3,347,609)	(3,347,609)	0

84 MONSANTO COMPANY 2014 PROXY STATEMENT

Executive Compensation Executive Compensation Tables

Potential Effect on Compensation Upon Termination or Change of Control Table

		Termination Event
Name		Voluntary ($)	Involuntary Not for Cause ($)[1]	For Cause ($)	Death ($)	Disability ($)	Change of Control ($)[2]
David F. Snively[3]	Cash Severance Payment	0	1,777,083	0	0	0	4,440,000
	Stock Options[5]	512,262	957,444	0	957,444	957,444	230,880
	Performance-RSUs[6]	1,481,014	1,481,014	0	1,481,014	1,481,014	1,829,747
	Restricted Stock Units[8]	0	3,319,386	0	3,319,386	3,319,386	4,089,384
	Total	1,993,276	7,534,927	0	5,757,844	5,757,844	10,590,011
	Enhanced Health & Welfare Benefits[7]	0	0	0	0	0	23,715
	Forfeited Equity Value
	Stock Options	(230,880)	(230,880)	(1,188,324)	(230,880)	(230,880)	0
	Performance-RSUs	(1,638,529)	(1,638,529)	(3,119,543)	(1,638,529)	(1,638,529)	0
	Restricted Stock Units	(4,089,384)	(769,998)	(4,089,384)	(769,998)	(769,998)	0
	Total Forfeited Equity Value	(5,958,793)	(2,639,407)	(8,397,251)	(2,639,407)	(2,639,407)	0

1	These amounts reflect estimated severance benefits in the event of the proxy officer’s involuntary termination without cause, absent a change of control, based on the formula in our broad-based U.S. Separation Pay Plan.

2	Restricted stock units and stock options with value would not vest following a change of control without a termination unless a comparable replacement award is not provided. The terms of these awards are described in more detail above under Equity Compensation — Long-Term Incentive Awards on page 73.

3	Mr. Grant, Dr. Fraley and Mr. Snively have each attained age 55 and five years of service with the company and thus, in the event of a voluntary termination, job elimination, death, disability or other involuntary termination of employment without cause absent a change of control, on Aug. 31, 2014, would have been deemed to have retired under the terms and conditions of their equity awards. Messrs. Courduroux and Begemann are not retirement eligible under the terms and conditions of their awards and would forfeit such awards in the event of a voluntary termination or other involuntary termination of employment without cause absent a change of control or due to job elimination, death or disability, on Aug. 31, 2014.

4	In the event Mr. Grant should incur a termination due to disability, he would be entitled to an annual payment of $1,233,800 under the terms of the TCN plan described on page 65, plus any benefits due him under the terms of our U.S. disability plan, until he attains age 65, so long as he remains disabled. The net present value of future payments under the TCN plan until age 65, assuming continued disability, and no mortality, is $9,455,574.

5	These amounts reflect the value of accelerated vesting of the remaining unvested portion of the officer’s: (i) fiscal 2012 and 2013 stock option awards, and (ii) fiscal 2014 stock option awards in the event of a termination following a change of control, in each case based on our closing stock price on Aug. 31, 2014 of $115.65.

6	These amounts are based on our closing stock price on Aug. 31, 2014 of $115.65. Performance-RSUs include non-vested fiscal 2013 and fiscal 2014 Financial Goal RSUs. See Financial Goal RSUs and Vesting on page 73 for descriptions of: (i) vesting of Financial Goal RSUs in the event of involuntary termination without cause, retirement, death or disability; and (ii) accelerated vesting of Financial Goal RSUs in the event of a change of control.

Mr. Grant, Dr. Fraley and Mr. Snively are retirement eligible and thus, in the event of a termination not for cause or in connection with a change of control on Aug. 31, 2014, would have been deemed to have retired and thus eligible for a pro-rata portion of units based upon actual performance over the performance period for the fiscal 2013 and fiscal 2014 Financial Goal RSUs. For purposes of valuation, the table assumes that the outstanding (200%) level of performance for fiscal 2013 and fiscal 2014 Financial Goal RSUs will be achieved, consistent with assumptions applied in the Outstanding Equity Awards at Fiscal-Year End Table on pages 75-76. The table reflects this level of payout.

7	This amount reflects the net present value of any extended health and welfare benefit coverage for the proxy officer in the event of various termination events. In the event of an involuntary termination without cause absent a change of control, as Mr. Begemann is at least age 50 and has not attained age 55, he is currently eligible for post-65 retiree benefits but would become eligible for incremental pre-65 retiree benefits under our broad-based U.S retiree medical plan. As Mr. Grant, Dr. Fraley and Mr. Snively each has attained age 55, each is currently eligible for pre-65 and post-65 retiree benefits, and because Mr. Courduroux has not attained age 50, he would be precluded from eligibility; thus, none of them would receive incremental benefits.

In the event of change of control and a subsequent involuntary termination without cause or a voluntary termination for good reason during the protected period, under the terms of our change of control employment security agreements, each proxy officer will receive incremental health and welfare benefits for two years. In addition, Mr. Begemann who is currently eligible for post-65 retiree benefits as he is at least age 50 and has not attained age 55, would also become eligible for incremental pre-65 retiree benefits. As Mr. Grant, Dr. Fraley and Mr. Snively each has attained age 55, each is currently eligible for pre-65 and post-65 retiree benefits, and because Mr. Courduroux has not attained age 50, he would be precluded from eligibility; thus, none would receive an additional incremental benefit.

8	Reflects pro-rata vesting of restricted stock unit awards in the case of involuntary termination of employment without cause, or termination due to death or disability and vesting in full for a termination following a change of control. See Prior Restricted Stock Unit Grants on page 65 for more information.

MONSANTO COMPANY 2014 PROXY STATEMENT 85

Executive Compensation Executive Compensation Tables

Equity Compensation Plan Table

On August 31, 2014, we maintained the 2005 LTIP, under which our equity securities had been authorized for issuance to employees or non-employee directors. The LTIP was approved by our shareowners. We also maintained The Climate Corporation 2006 Stock Plan, as amended and restated as of October 30, 2013 (“Climate Plan”). We assumed the Climate Plan when we acquired The Climate Corporation. The plan had been approved by The Climate Corporation shareowners. The Climate Plan has not been approved by our shareowners.

The following table shows the number of shares of common stock to be issued upon exercise of restricted stock units, stock options and other rights outstanding at August 31, 2014, the weighted average exercise price of those options and the number of shares of common stock remaining available for future issuance at August 31, 2014, excluding shares to be issued upon the exercise of outstanding options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights[1]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise)
Equity compensation plans approved by security holders	15,162,637	$74.33	25,231,891
Equity compensation plans not approved by security holders[2]	903,795	$17.51	1,059,924
Total[3]	16,066,432	$72.23	26,291,815

1	This calculation does not take into account awards of deferred stock or restricted stock units.

2	The Climate Plan provides for grants of non-statutory stock options, incentive stock options, stock purchase rights and restricted stock units to employees, directors or consultants. A total of 2,019,291 shares of our common stock are issuable under the plan, including assumed awards. Awards issued under the plan prior to the acquisition were converted into stock options to acquire 549,156 shares of our common stock and 362,723 restricted stock units. After the acquisition, the company awarded 187,404 in fiscal 2014 to certain employees of The Climate Corporation.

The Climate Plan administrator is our people and compensation committee. The committee may determine award terms and conditions. Stock options may not have an exercise price less than the closing sales price for our common stock on the date of grant, and neither stock options nor stock purchase rights may have terms of more than ten years. Generally, unvested awards are forfeited upon termination of employment, death or disability unless, in certain cases, otherwise determined by the committee. In the case of restricted stock purchase agreements, we have a repurchase option that becomes exercisable within 90 days after any such event at the purchase price previously paid unless, in certain cases, otherwise determined by the committee.

In the event of a merger or change in control (as defined), awards will be treated as determined by the committee. However, unless assumed or substituted in a change in control, the awards will fully vest and become exercisable and any restrictions will lapse.

3	At Aug. 31, 2014, there was a total of 13,437,635 shares of common stock to be issued upon exercise of outstanding options granted having a weighted average exercise price of $72.23 and 26,291,815 shares of common stock remaining available for future issuance (excluding shares to be issued upon exercise of outstanding options). As of Aug. 31, 2014, 278,093 shares of deferred stock were issued. The table above reflects 2,350,704 shares of unvested RSUs, taking into account the probable outcome of Financial Goal RSUs. The terms of the unvested RSUs are described under Equity Compensation — Long-Term Incentive Awards beginning on page 73. The actual number of Financial Goal RSUs that may be eligible for vesting will be determined after the end of the respective performance periods and may differ from the number of Financial Goal RSUs included in the table.

86 MONSANTO COMPANY 2014 PROXY STATEMENT

Proxy Item No. 4: Shareowner Proposal:

Lobbying Report

This proposal was submitted by Andrew Behar, CEO, As You Sow Foundation, 1611 Telegraph Avenue, Suite 1450, Oakland, CA 94612. As of August 11, 2014, Mr. Behar indicated that he held 50 shares of Monsanto common stock. The proposal has been carefully considered by the board of directors, which has concluded that its adoption would not be in the best interests of the company or its shareowners. For the reasons stated after the proposal, the board recommends a vote “Against” the shareowner proposal.

The proposal and supporting statement are presented as received from the shareowner proponent in accordance with the rules of the SEC, and the board of directors and the company disclaim any responsibility for its content.

Shareowner Statement

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareowners and long-term value.

Resolved, the shareowners of Monsanto request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Monsanto used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Monsanto’s membership in and payments to any tax-exempt organization that writes and endorses model legislation. Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Monsanto is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Monsanto’s website.

Supporting Statement

As shareowners, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation both directly and indirectly. Monsanto is a member of the Biotechnology Industry Organization (“BIO”). In 2012 and 2013, BIO spent more than $15.5 million on lobbying. Monsanto does not fully disclose its trade association memberships, nor payments and the portions used for lobbying on its website. Absent a system of accountability, company assets could be used for objectives contrary to Monsanto’s long-term interests.

Monsanto spent $12.91 million in 2012 and 2013 on direct federal lobbying activities (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states, where Monsanto had at least 48 lobbyists in 23 states in 2012 (followthemoney.org) and has drawn attention for its lobbying (“‘Army of Lobbyists’ Led by Monsanto Helped Neuter GMO Labeling Law in Connecticut,” International Business Times, June 6, 2013). Monsanto does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council, where Monsanto has been identified as previously belonging.

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

MONSANTO COMPANY 2014 PROXY STATEMENT 87

Proxy Item No. 4: Shareowner Proposal: Lobbying Report

Our Board of Directors Recommends a Vote AGAINST the Foregoing Proposal for the Following Reasons:

The board believes that the company’s participation in the political, legislative and regulatory processes at all levels of government promotes good corporate citizenship and enhances shareowner value. The company is committed to participating constructively in the political process and engaging in such participation in full compliance with applicable laws. Some of the policy-related issues on which the company focuses and advocates include federal trade, environmental, tax and patent laws and regulations directly affecting the company. The board believes that the company’s current disclosures regarding lobbying practices and procedures are appropriate and consistent with the objectives of transparency and accountability reflected in the proposal. In light of the company’s existing policies and disclosures with respect to lobbying activities, the board believes that the proposal is unnecessary.

The extensive policies and procedures the company has already put into place are designed to ensure that all lobbying activities conducted by the company and our employees comply with applicable laws. The board of directors created the company’s Good Government Fund Advisory Panel to oversee and guide the company’s contributions to the political process. The Panel approves contributions in accordance with the Operating Policies and Procedures disclosed on the company’s website and is overseen by the sustainability and corporate responsibility committee of the board. For example, as disclosed on the company’s website, the company complies with the prohibition under federal law barring corporations from making direct or indirect contributions to candidates or political parties at the federal level, and the company’s political contributions at the state level are limited to those states where such contributions are permitted. The company’s contributions are intended to support political issues and candidates consistent with the company’s policy objectives. The company’s website includes additional information regarding the Good Government Fund Advisory Panel, as well as the Monsanto Citizenship Fund, the company’s political action committee, including contribution policies, oversight procedures and contribution information. The company’s policies and procedures governing its political and lobbying activities are subject to robust internal controls and oversight.

Pursuant to federal, state and foreign laws, the company provides significant disclosure regarding lobbying activities, including the amounts spent, political action committee contributions and other expense and contribution information. The company’s disclosures under federal law are publicly available to all shareowners through information provided on the company’s website and links to websites maintained by the U.S. House of Representatives and U.S. Senate. Disclosures under certain state laws are also publicly available through state websites. In addition, in the 2014 Center for Political Accountability Zicklin Index of Corporate Political Disclosure and Accountability, the company was ranked among the top 20% of companies included in the study. In fact, the proponent’s supporting statement includes contribution data from the company’s disclosures, which demonstrates that significant information concerning the company’s activities is already publicly available.

The board believes that the information currently made available strikes the appropriate balance between transparency and excessive burden and cost, and that additional disclosures with respect to lobbying activities would not provide useful information to shareowners. The implementation of the proposal’s additional requirements would result in the unproductive consumption of valuable time and corporate resources tracking insignificant activities without materially enhancing existing disclosures. For example, the company may participate in and contribute to tax-exempt industry organizations and trade associations, including those that engage in lobbying activity and/or write or endorse model legislation, for a variety of reasons, including monitoring industry policies and trends, developing business, technical or industry standard-setting expertise, and civic participation. Lobbying may or may not be a primary focus of such organizations and associations, and even where portions of the dues the company and other members pay are used for lobbying activities, the company may not direct how such funds are used or agree with all positions taken. For these reasons, additional disclosures regarding contributions to such organizations and associations would not provide helpful information to shareowners, but would impose a significant data collection burden on the company. Moreover, additional detailed disclosures may also encourage issue activists to seek to pressure the company to alter its political participation in a manner that could adversely affect shareowner interests.

The board also opposes the proposal because many aspects of it are vague or unworkable and may create confusion. The definition of “lobbying,” and the payments that would be considered lobbying-related, vary across jurisdictions and could include employee salaries, office rent, charitable contributions and employee travel expenses. As a result, the disclosures regarding lobbying-related payments required by the proposal may be inconsistent and confusing, as a particular payment may be considered lobbying-related in one jurisdiction but not in another.

Based on the foregoing, the board believes that adopting the lobbying contributions proposal would not be in the best interests of the company and its shareowners.

88 MONSANTO COMPANY 2014 PROXY STATEMENT

Proxy Item No. 5: Shareowner

Proposal: Shareowner Proxy Access

This proposal was submitted by John Harrington, 1001 2nd Street, Suite 325, Napa, CA 94559. As of August 6, 2014, Mr. Harrington indicated that he held 300 shares of Monsanto common stock. The proposal has been carefully considered by the board of directors, which has concluded that its adoption would not be in the best interests of the company or its shareowners. For the reasons stated after the proposal, the board recommends a vote “Against” the shareowner proposal.

The proposal and supporting statement are presented as received from the shareowner proponent in accordance with the rules of the SEC, and the board of directors and the company disclaim any responsibility for its content.

Shareowner Statement

Monsanto—Proxy Access

RESOLVED: Shareholders of Monsanto ask the board of directors to amend the bylaws to adopt a “proxy access” procedure whereby Monsanto shall include in any proxy materials prepared for a shareholder meeting at which directors are to be elected, the name, the Disclosure and the Statement (as defined herein) of any person nominated for election to the board of directors by a shareholder or group thereof (the “Nominator”) that meets the criteria appearing below, and Monsanto shall allow shareholders to vote on such nominee on Monsanto’s proxy card. The number of shareholder-nominated candidates in proxy materials shall not exceed one-quarter of the number of directors then serving. This bylaw should provide that a Nominator must:

(a)	have beneficially owned 3% or more of Monsanto’s outstanding common stock continuously for at least three years before submitting the nomination;

(b)	give Monsanto written notice within the time period identified in Monsanto’s bylaws of information required by the bylaws and rules of the Securities and Exchange Commission about (i) the nominee, including his or her consent to being named in the proxy materials and to serving, if elected; and (ii) the Nominator, including proof of ownership of the required shares (the “Disclosure”); and

(c)	certify that (i) it will assume liability stemming from any legal violation arising out of its communications with (company) shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws if it uses soliciting material other than Monsanto’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Monsanto.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaws and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We advocate enhanced accountability and believe long-term shareholders should have a meaningful voice in nominating directors. The case for proxy access at Monsanto is compelling: during our 2014 Annual Meeting our CEO acknowledged the company has not “engaged enough” with various stakeholders about key business issues.

Our specific concerns with the Board’s insulation from important issues and lack of responsiveness and accountability includes Monsanto’s continually ranking below median compared to its peers with regard to negative environmental and social impacts of its products and business practices; increasing and extensive environmental and regulatory opposition from very diverse populations ranging from small farming communities in the United States to international NGO’s; and recent rejection of our practices and products throughout entire countries, now including India and Pakistan.

MONSANTO COMPANY 2014 PROXY STATEMENT 89

Proxy Item No. 5: Shareowner Proposal: Shareowner Proxy Access

Our Board of Directors Recommends a Vote AGAINST the Foregoing Proposal for the Following Reasons:

The board believes that the adoption of the proxy access proposal is unnecessary and not in the best interests of shareowners. The company’s shareowners already have an effective voice in director elections and accountability. The implementation of the proposal could undercut the critical role of the independent nominating and corporate governance committee and introduce a potentially destabilizing dynamic into the company’s director nomination and election process. The proposal therefore searches for a solution to a problem that does not exist at the company.

Our corporate governance structures ensure that the board is accountable to shareowners, and shareowners already have several avenues to voice their opinions to, and influence, the board. For example, to ensure director accountability, we have implemented a number of key protections, including:

■	beginning with our 2016 annual shareowner meeting, all directors will be elected annually;

■	directors are elected by a majority vote standard, with a requirement that directors offer to resign if they fail to receive the requisite number of votes to be elected; and

■	twelve of our thirteen directors are independent under NYSE rules.

In addition, our shareowners have the right to:

■	propose director nominees to the nominating and corporate governance committee;

■	communicate directly with the board or with the independent directors serving on the board;

■	nominate directors pursuant to the company’s bylaws and solicit proxies for director nominees under federal proxy rules;

■	submit proposals for consideration at an annual meeting and for inclusion in the company’s proxy statement, subject to certain conditions and SEC rules; and

■	express their views on our executive compensation program through an annual “say-on-pay” vote.

The company’s existing policies and procedures therefore ensure board accountability to shareowners, while striking an appropriate balance that also enables the board to oversee the company’s business and affairs effectively and efficiently in order to serve the long-term benefit of our shareowners. These structures have worked, fostering responsiveness to shareowners while allowing the board to devote the time and attention necessary to oversee the execution of the company’s strategy to become a leader in the seeds and traits and agricultural productivity industries.

Allowing shareowners to nominate competing candidates for director in our proxy statement could undermine the role of the independent nominating and corporate governance committee and our board in the election of directors. The board believes that an effective board of directors should include individuals with certain personal characteristics and core competencies and an appropriate commitment to the company, and that the overall composition of the board should achieve a complementary balance of talents, skills and experiences, as well as independence and diversity in gender, age, ethnic background, geographic origin and professional experience. The nominating and corporate governance committee is comprised entirely of independent directors and receives the advice of independent outside advisors. The committee has developed criteria and a process for identifying and recommending director candidates for election to the board, as further described in this proxy statement and the board of directors’ Charter and Corporate Governance Guidelines. As part of the director nomination process, the independent directors serving on the nominating and corporate governance committee consider any and all shareowner recommendations for prospective director candidates, as described elsewhere in this proxy statement. Our nominating and corporate governance committee and our board are best situated to assess the particular characteristics and qualifications of potential director nominees and determine whether they will contribute to a well-rounded and well-functioning board of directors that operates openly and collaboratively, provides effective oversight of management and represents the interests of all shareowners.

The proxy access proposal would enable a holder or groups of holders of as little as 3% of our outstanding shares to bypass the existing process by placing directly into nomination candidates at little or no cost to themselves. The proxy access proposal’s threshold of 3% ownership for three years is too low, as it does not reflect an ownership level and duration consistent with a substantial long-term interest in the company or that would justify the significant costs and disruption that would result from regular contested elections. The proposal’s low threshold could also result in the direct nomination of candidates who may fail to meet the independence or other qualifications established by the board, unbalance the overall composition of the board and/or disrupt the effective functioning of the board. Moreover, candidates placed directly into nomination by holders or groups of holders of as little as 3% of our outstanding shares, who would only need to win a plurality of votes to be elected in a contested election, may serve the special interests and particular agendas of those holders and fail to represent the best interests of the company’s shareowners as a whole. Unlike the members of the nominating and corporate governance committee, who owe fiduciary duties to all of our shareowners when recommending director candidates, a shareowner making a nomination through the proxy access procedure has no fiduciary obligations and could look to serve its own interests.

90 MONSANTO COMPANY 2014 PROXY STATEMENT

Proxy Item No. 5: Shareowner Proposal: Shareowner Proxy Access

These consequences could also encourage a short-term strategic and operational focus that would not be in the interests of our long-term shareowners. While the board-sponsored nominees ultimately may prevail under such circumstances, the cost and distraction to fight this challenge would be substantial and should only be incurred if the additional nominations are submitted by shareowners representing a larger amount of shares.

Unlike the proxy access proposal, the company’s current policies and procedures afford a level playing field. Currently, any shareowner who would like to nominate director candidates who are not supported by the nominating and corporate governance committee is required to “have skin in the game” by undertaking the effort and expense of soliciting proxies. These costs should not be prohibitive for a shareowner holding 3% of the company’s outstanding shares, representing an investment of approximately $1.8 billion at current market prices.

The implementation of the proxy access proposal may lead to contested elections on an annual basis, require the company to incur significant expenses and divert the time and attention of management and the board away from the company’s strategic initiatives, operations and risk management. Annual proxy contests could also discourage highly qualified director candidates from serving on the board and result in higher board turnover, leading to a less experienced board that lacks the understanding of our current and past business and our industry required in light of the increasing competition, challenges and opportunities the company faces. Moreover, the board could end up dividing into rival factions, causing dissension and delay that prevents effective board and committee processes.

Proxy access would require the company and its shareowners to pay very high costs for a regime for which there is no demonstrated need. The nominating and corporate governance committee and the board have actively fostered a diverse and experienced board, while at the same time ensuring periodic board refreshment by recommending new, highly qualified director candidates, with five new independent directors joining the board over the past five years. Shareowners have supported the company’s director recruitment and nomination policies, as evidenced by the support of at least 97.8% of the votes cast for each of our directors standing for election at our 2014 annual shareowner meeting. In addition, the board is committed to fostering open dialogue with shareowners as it reviews the company’s corporate governance structures on an ongoing basis, and believes that it has been quite attentive to shareowner concerns in recent years, as evidenced by, for example, our decision to declassify our board of directors to permit annual director elections. The board strongly disagrees with the proponent’s allegation that there is a need for enhanced accountability at the company. Notably, the proponent does not allege that any nominee proposed to the nominating and corporate governance committee has ever failed to receive due consideration and does not provide any detail regarding the company’s purported governance failings. In addition, the board does not believe that the proponent’s other allegations support the need for proxy access; for example, despite the proponent’s claim, the company’s products are used by millions of farmers around the world, including in India and Pakistan, to address farming challenges and reduce agriculture’s overall environmental impact.

Based on the foregoing, the board believes that adopting proxy access would not be in the best interests of the company and its shareowners.

MONSANTO COMPANY 2014 PROXY STATEMENT 91

Proxy Item No. 6: Shareowner Proposal:

Independent Board Chairman

This proposal was submitted by Grace Holden, co-proponent, Arlington, VA and Keith Schnip, co-proponent, Warrenton, OR. As of August 4, 2014, Ms. Holden indicated that she held 170 shares of Monsanto common stock. As of August 7, 2014, Mr. Schnip indicated that he held 160 shares of Monsanto common stock. The proposal has been carefully considered by the board of directors, which has concluded that its adoption would not be in the best interests of the company or its shareowners. For the reasons stated after the proposal, the board recommends a vote “Against” the shareowner proposal.

The proposal and supporting statement are presented as received from the shareowner proponents in accordance with the rules of the SEC, and the board of directors and the company disclaim any responsibility for its content. We will furnish, orally or in writing as requested, the address of the co-proponents of this shareowner proposal promptly upon written or oral request directed to the company’s Secretary.

Shareowner Statement

RESOLVED: Shareowners of Monsanto Company (“Monsanto”) request the Board of Directors to adopt a policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors to be an independent member of the Board. This independence requirement shall apply prospectively so as not to violate any Company contractual obligation. The policy should provide that if the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within 60 days of this determination. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

Supporting Statement

Monsanto’s CEO Hugh Grant also serves as chair of the Company’s Board of Directors. We believe the combination of these two roles in a single person weakens a corporation’s governance, which can harm shareholder value. As Intel former chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?” In our view, shareholder value is enhanced by an independent board chair who can provide a balance of power between the CEO and the board and support strong board leadership.

An independent board chair has been found in academic studies to improve the financial performance of public companies. A 2013 report by governance firm GMI found that “the CEO/Chair combination is statistically associated with an elevated risk of enforcement action for accounting fraud” (GMI Analyst: ESG and Accounting Metrics for Investment Use, March 2013). A 2007 Booz & Co. study found that in 2006, all of the underperforming North American companies with long-tenured CEOs lacked an independent board chair (The Era of the Inclusive Leader, Booz Allen Hamilton, Summer 2007). A more recent study found that, worldwide, companies are now routinely separating the jobs of chair and CEO: in 2009 less than 12 percent of incoming CEOs were also made chair, compared with 48 percent in 2002 (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co., Summer 2010).

We believe that independent board leadership would be particularly constructive at Monsanto since our company lists public acceptance of its biotechnology products as a risk factor (2013 10-K, page 8) and ranks third from the bottom in reputation among major American companies (Inside Monsanto, America’s Third-Most-Hated Company, Bloomberg Business Week, July 3, 2014). An independent chair, in our view, could help provide more objective oversight in this area.

We urge shareowners to vote for this proposal.

92 MONSANTO COMPANY 2014 PROXY STATEMENT

Proxy Item No. 6: Shareowner Proposal: Independent Board Chairman

Our Board of Directors Recommends a Vote AGAINST the Foregoing Proposal for the Following Reasons:

The board of directors believes that shareowners are best served by giving the board the organizational flexibility to select the best person to serve as chairman, rather than placing unnecessary constraints on the board’s ability to determine the leadership structure that it believes will work best at any particular time. Effective corporate governance requires consideration of the dynamics of the board and senior management and other factors on an ongoing basis, rather than a universal “one-size-fits-all” approach. Although the board currently believes that it is in the best interests of the company and its shareowners to have Mr. Grant serve in the dual role of chairman and chief executive officer who works in close collaboration with an independent lead director, the board is aware that in the future, there may be circumstances under which an independent board chairman would be appropriate. Therefore, while the board does not believe it is appropriate to have a policy requiring that the chairman be an independent member of the board, it also believes it should not have a policy requiring that the chairman and chief executive officer positions be combined.

The board believes that the current structure is effective. At present, the board has chosen to have Mr. Grant serve as both chairman and chief executive officer and Mr. Stevens serve as independent lead director. The board believes that this structure allows the chief executive officer to effectively and efficiently guide the board through the insight and perspective he has gained by running the company, and also promotes better alignment of strategic development and execution, with clearer accountability for the success or failure of the company’s initiatives. In addition, the company’s chief executive officer has the necessary experience, commitment and support of the other board members to carry out the role of chairman effectively. His in-depth knowledge of the company and its growth and historical development, coupled with his extensive industry expertise and significant leadership experience, make him particularly qualified to lead discussions at the board level on important matters affecting the company. Furthermore, Mr. Grant’s role as both chairman and chief executive officer facilitates open and efficient communication between the company’s executives and its directors, enhancing the board’s ability to monitor management. The board believes shareowners have benefited from Mr. Grant’s strategic and operational insights and strong leadership skills across the full range of company leadership responsibilities, ranging from day-to-day operational execution to long-term strategic direction, as well as risk management. The company’s performance under the current leadership structure has been strong, positioning the company as a leading global provider of agricultural products and generating total shareowner return of more than 960% in the eleven years from Mr. Grant’s appointment as chairman and chief executive officer through our fiscal year 2014.

The board regularly reexamines its corporate governance policies and leadership structures and believes that the current dual role of the chairman and chief executive officer strikes an appropriate balance that does not impede independent oversight. The board has taken several steps to create a balanced governance structure in which independent directors exercise substantial oversight over management, beginning with the appointment of our lead director, Mr. Stevens, who was elected by the independent members of the board. As provided in the board of directors’ Charter and Corporate Governance Guidelines and explained elsewhere in this proxy statement, the lead director has the authority to call meetings of the board and meetings of the independent directors, as well as responsibilities that include:

■	approving information sent to the board, meeting agendas for the board and meeting schedules to assure that there is sufficient time for discussion of all agenda items;

■	presiding at executive sessions of the independent directors;

■	serving as the liaison between the chairman and the independent directors;

■	presiding at all meetings of the board at which the chairman is not present;

■	serving as a member of the board’s executive committee;

■	being available to consult with the chairman and chief executive officer about the concerns of the board; and

■	being available to consult with any of our senior executives as to any concerns that executives might have.

These responsibilities of the lead director are substantially similar to many of the functions typically fulfilled by a board chairman, and the board believes that such responsibilities provide an opportunity for the independent directors to discuss management performance and any other issues with candor and independence. As the chair of the nominating and corporate governance committee, Mr. Stevens has also directly overseen the composition, functioning and evaluation of the board’s committees and has encouraged communication among the directors, and between management and the board, to facilitate productive working relationships and promote appropriate oversight.

MONSANTO COMPANY 2014 PROXY STATEMENT 93

Proxy Item No. 6: Shareowner Proposal: Independent Board Chairman

Twelve of the board’s thirteen directors are independent under NYSE rules, and these directors have robust roles in overseeing the company and its management. All of the members of each of the audit and finance, nominating and corporate governance, people and compensation, restricted stock grant, science and technology, and sustainability and corporate responsibility committees are independent. The committees play a robust role in the company’s governance and have unrestrained access to management and the authority to retain independent advisors as they deem appropriate. This means that oversight of key matters—such as the performance and compensation of the company’s executive officers (including the chief executive officer), the integrity of the company’s financial statements, compliance with legal and regulatory requirements, the nomination of directors, and the evaluation of the board and its committees—is entrusted to independent directors. In addition, executive sessions of the independent members of the board are routinely held each time the board meets in person at a regularly scheduled meeting, giving the independent directors an opportunity to discuss matters without the presence of management and then provide feedback to the chairman. Finally, the board has struck an appropriate balance with respect to director tenure, with five of the independent directors having first been elected within the past five years, offering fresh perspectives in boardroom discussions, and five of the independent directors having a decade or more of service, to provide a wealth of experience with the company and its industry.

The board believes that shareowners support the company’s current leadership structure, as evidenced by our extensive outreach to our investors and other stakeholders, as well as the voting results for our 2014 annual shareowner meeting. At our 2014 annual shareowner meeting, each of our directors standing for election was elected by at least 97.8% of the votes cast and our executive compensation program received the support of more than 97.7% of the votes cast. In addition, a recent study has rejected the “one-size-fits-all” approach reflected in the proposal, finding that separation of the chairman and chief executive officer positions positively impacts future performance only when current performance is poor, and negatively impacts future performance when current performance is high.1

Based on the foregoing, the board believes that adopting a policy that requires an independent board chairman would not be in the best interests of the company and its shareowners.

[1]	Krause, R. & Semadeni, M. 2012. Apprentice, Departure, and Demotion: An Examination of the Three Types of CEO-Board Chair Separation. Academy of Management Journal.

94 MONSANTO COMPANY 2014 PROXY STATEMENT

Annual Meeting Information

General Information About This Proxy Statement

Our board of directors is soliciting proxies from our shareowners in connection with our annual meeting of shareowners to be held on Friday, January 30, 2015, and at any and all adjournments or postponements of the meeting. No business can be conducted at the annual meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the meeting.

Unless otherwise noted, the information in this proxy statement covers our 2014 fiscal year (or “fiscal 2014”), which ran from September 1, 2013 through August 31, 2014, and in some cases our 2013 fiscal year (or “fiscal 2013”), which ran from September 1, 2012 through August 31, 2013, and our 2012 fiscal year (or “fiscal 2012”), which ran from September 1, 2011 through August 31, 2012. The term “Former Monsanto” in this proxy statement refers to a corporation that was then known as Monsanto Company that operated, among other businesses, an agricultural products division. Former Monsanto is now known as Pharmacia LLC and is a wholly owned subsidiary of Pfizer Inc. Former Monsanto transferred its agricultural products division to us in September 2000.

Information on our website is not considered part of this proxy statement.

Questions and Answers about the Annual Meeting and Voting

When and where is the annual meeting?

When: Friday, January 30, 2015, at 1:30 p.m. Central Standard Time.

Where: “A” Building at our Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167. A map with directions to the meeting can be found on page 100.

Who is entitled to vote at the meeting?

You are entitled to vote at the meeting if you owned Monsanto shares directly or in “street name,” as of the close of business on December 2, 2014, the record date for the meeting. On that date, 483,602,033 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. Each share of our common stock is entitled to one vote for each matter on which it is entitled to vote; there is no cumulative voting for any proposal.

What do I need to do if I plan to attend the meeting in person?

If you plan to attend the annual meeting in person, you must provide proof of your ownership of our common stock as of the record date, such as an account statement indicating ownership on that date, and a form of personal identification for admission to the meeting.

If you hold your shares in “street name,” and you also wish to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker.

If you anticipate needing assistance to participate in the meeting due to a disability, we would appreciate it if you would please notify us by January 16, 2015, so we may be better prepared to assist you. Please contact Tina Bracic at 314-694-2246 and provide information about your disability and the assistance you will need.

For safety and security reasons, we will not allow anyone to bring large bags, briefcases or packages into the meeting room, or to record or photograph the meeting.

Will the annual meeting be webcast?

We are pleased to offer a live audio webcast of our 2015 annual meeting, beginning at 1:30 p.m. Central Standard Time on January 30, 2015. You may visit www.monsanto.com/investors/ to listen to the audio webcast. Registration will be required. Following the live broadcast, a replay of the audio webcast will be available on our website for three weeks.

What is the difference between holding shares directly as a shareowner of record and holding shares in “street name” at a bank or broker?

Most of our shareowners hold their shares indirectly through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are differences between shares held of record and those held in “street name.”

Shareowner of Record. If your shares are registered directly in your name with our transfer agent, you are considered the shareowner of record for those shares, and a Notice containing instructions on how to access our proxy statement and annual report online was sent directly to you. As the shareowner of record, you have the right to vote your shares as described in this proxy statement.

MONSANTO COMPANY 2014 PROXY STATEMENT 95

Annual Meeting Information Questions and Answers about the Annual Meeting and Voting

“Street Name” Shareowner. If your shares are held by a bank or broker as your nominee, you are considered the beneficial owner of shares held in “street name.” The Notice containing instructions on how to access our proxy statement and annual report online was forwarded to you by your bank or broker who is considered the shareowner of record for those shares. Your bank or broker will send you, as the beneficial owner, a separate package describing how you can vote your shares. You should follow the instructions provided by your bank or broker to vote your shares. You are also invited to attend the annual meeting.

What matters am I being asked to vote on at the meeting and what vote is required to approve each matter?

You are being asked to vote on six proposals. Proposal 1 requests election of directors. Because this election is not a contested election, each director will be elected by the vote of the majority of the votes cast when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and any votes withheld by brokers in the absence of instructions from street name holders (“broker non-votes”).

The affirmative vote of a majority of the votes cast is required to: ratify the appointment of our independent registered public accounting firm (Proposal 2); approve, by non-binding vote, executive compensation (Proposal 3); and approve the shareowner proposals (Proposals 4, 5, and 6). Abstentions and broker non-votes will therefore have no effect on Proposals 2 through 6 under our company’s bylaws.

Although the advisory vote on Proposal 3 is non-binding, as provided by law, our board will review the results of the vote and, consistent with our record of shareowner engagement, will take it into account in making a determination concerning executive compensation.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate shareowner votes. Broadridge will separately tabulate “for”, “against” and “withhold” votes, abstentions and broker non-votes. We have also retained an independent election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the General Corporation Law of Delaware.

How can I vote?

Most shareowners can vote in one of four ways:

■	over the Internet at www.proxyvote.com;

■	using a toll-free telephone number 1-800-690-6903;

■	completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided (if you received paper copies of the proxy materials); or

■	in person at the meeting.

The telephone and Internet voting facilities for shareowners of record, but not including shares held in our Savings and Investment Plan (“SIP”) (which are described below), will close at 11:59 p.m. Eastern Standard Time on January 29, 2015. The Internet and telephone voting procedures are designed to authenticate shareowners by use of a control number and to allow you to confirm that your instructions have been properly recorded.

If you hold your shares in street name, your bank or broker will send you a separate package describing the procedures and options for voting your shares. Please read the voting instructions on the Notice or proxy card or the information sent by your broker or bank.

What does it mean to give a proxy?

The proxy card or voting instruction card will appoint Hugh Grant and David F. Snively as proxy holders, or your representatives, or The Northern Trust Company (“Northern”) as trustee of our SIP, as the case may be, to vote your shares in the manner directed by you. Mr. Grant is our chairman of the board and chief executive officer. Mr. Snively is our executive vice president, secretary and general counsel. Your proxy permits you to direct the proxy holders or, if you hold shares in the SIP, to instruct Northern, to vote “for,” “against,” or “abstain” from the nominees for director and Proposals 2 through 6.

All of your shares entitled to vote and represented by a properly completed proxy or voting instruction received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions.

What happens if I sign, date and return my proxy or voting instruction card but do not specify how I want my shares voted on one of the proposals?

Your proxy will be counted as a vote “for” all of the nominees for directors, “for” Proposals 2 and 3, and “against” Proposals 4, 5, and 6.

96 MONSANTO COMPANY 2014 PROXY STATEMENT

Annual Meeting Information Questions and Answers about the Annual Meeting and Voting

What happens if I do not return a proxy card?

Shareowner of Record: Your shares will not be voted if you do not return a proxy card.

Street Name Shareowner: Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. We believe that under NYSE rules your broker or nominee has discretion to vote your shares on routine matters such as the ratification of our independent registered public accounting firm. However, your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors and Proposals 3, 4, 5, and 6.

Can I change my vote before the meeting?

If you are a shareowner of record, you can change your vote at any time before your proxy is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote), by revoking your proxy by written notice to the Secretary of Monsanto, or by voting at the meeting. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person.

If you are a street name shareowner, please refer to the information forwarded by your bank or broker for procedures on changing your voting instructions.

If you hold shares in the SIP, please see the information below regarding how to submit and revoke your voting instructions for shares held in the SIP.

How can I get assistance in voting my shares?

To get help in voting your shares, please contact Morrow & Co., LLC toll-free within the United States at (800) 607-0088 and at (203) 658-9400 outside of the U.S.

Why haven’t I received a printed copy of the proxy statement or annual report?

We are furnishing proxy materials to you online, as permitted by SEC rules, to expedite your receipt of materials, while lowering costs and reducing the environmental impact of printing and mailing of full sets of annual meeting materials. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one, or have requested paper copies in the past. The Notice also contains instructions on how to receive a paper copy of the materials.

Is the proxy statement available on the Internet?

Yes. Most shareowners will receive the proxy statement online. If you received a paper copy, you can also view these documents online by accessing our website at www.monsanto.com/investors/pages/annual-report.aspx. You can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies by mail by following the instructions on your proxy card.

Who is paying for the cost of this proxy solicitation?

We will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Our directors, officers or employees may solicit proxies on our behalf. We have engaged Morrow & Co., LLC to assist us in the solicitation of proxies. We expect to pay Morrow approximately $11,000 for these services plus expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

What if I participate in the Monsanto Savings and Investment Plan (“SIP”)?

If you participate in a Monsanto stock fund under the SIP and had shares of our common stock associated with your account on the record date of December 2, 2014, you will receive an electronic notice unless you opted to receive paper copies of the proxy materials. The electronic notice will contain voting instructions for all shares registered in the same name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate electronic notice for the shares associated with your SIP account.

Shares of common stock in the SIP will be voted by Northern as trustee of the SIP. SIP participants in a Monsanto stock fund should submit their voting instructions to Northern by using the toll-free telephone number, indicating their instructions over the Internet or submitting an executed proxy card.

Voting instructions regarding SIP shares must be received by 11:59 p.m. Eastern Standard Time on January 27, 2015, and all telephone and Internet voting facilities for plan shares will close at that time. You can revoke your voting instructions for shares held in our SIP prior to such time by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Northern.

All voting instructions from SIP participants will be kept confidential. If you do not timely submit voting instructions, the shares allocated to you, together with unallocated shares, will be voted in accordance with the pro-rata vote of the participants who did provide instructions.

MONSANTO COMPANY 2014 PROXY STATEMENT 97

Annual Meeting Information Shareowner Proposals for 2016 Annual Meeting

Shareowner Proposals for 2016 Annual Meeting

Proposals Included in the Proxy Statement

Proposals of our shareowners that are intended to be presented by such shareowners at our 2016 annual meeting and that shareowners desire to have included in our proxy materials relating to such meeting must be received by our Secretary no later than 5:00 p.m., Central Time, August 12, 2015, which is 120 calendar days prior to the anniversary of this year’s mailing date. The proposal, including any accompanying supporting statement, may not exceed 500 words. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareowner wishes to present a proposal at our annual meeting in the year 2016 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareowner must give advance written notice to us prior to the deadline for such meeting determined in accordance with our bylaws. In general, our bylaws provide that such notice should be addressed to the Secretary and be received at our executive offices by the close of business no fewer than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of our 2016 annual meeting, such notice must be received not later than the close of business on November 1, 2015 and not earlier than the close of business on October 2, 2015. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Our bylaws set out specific requirements that such shareowners and written notices must satisfy. Any shareowner filing a written notice of nomination for director must describe various matters regarding the nominee and the shareowner, and any underlying beneficial owner, including, among other things, name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the shareowner and beneficial owner, if any. Any shareowner filing a notice to bring other business before a shareowner meeting must provide the same type of information as well as, among other things, the text of the proposal or business and the reasons therefor, and other specified matters.

Our bylaws also set out specific eligibility requirements that nominees for director must satisfy, which require nominees to:

■	complete and return a written questionnaire about the background and qualification of the nominees and the background of any other person or entity on whose behalf the nomination is being made; and

■	provide a written representation and agreement that the nominee:

—	will abide by the advance resignation requirements of our bylaws in connection with director elections;

—	is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (2) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law;

—	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

—	would be in compliance if elected as a director and will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Copies of those requirements will be forwarded to any shareowner upon written request.

98 MONSANTO COMPANY 2014 PROXY STATEMENT

Annual Meeting Information Other Matters

Other Matters

Our board of directors knows of no matter, other than those referred to in this proxy statement, that will be presented at the meeting. However, if any other matters properly come before the meeting or any of its adjournments or postponements, the person or persons voting the proxies will vote in accordance with their judgment on such matters. Should any nominee for director be unable to serve or for good cause will not serve at the time of the meeting or any adjournments or postponements thereof, the persons named in the proxy will vote for the election of such other person for such directorship as our board of directors may recommend, unless, prior to the meeting, the board has eliminated that directorship by reducing the size of the board. The board is not aware that any nominee will be unable to serve or for good cause will not serve as a director.

We urge you to vote promptly and look forward to seeing you at the meeting.

By Order of the Board of Directors,

MONSANTO COMPANY

DAVID F. SNIVELY

Secretary

December 10, 2014

MONSANTO COMPANY 2014 PROXY STATEMENT 99

Annual Meeting Information Map and Directions to Shareowners Meeting

Map and Directions to Shareowners Meeting

Directions from downtown St. Louis:

Take Interstate 64 west to Lindbergh Boulevard (Hwy. 67) north. Take Lindbergh Boulevard north about 2 1⁄2 miles to the Olive Boulevard east exit. Follow Olive to the second traffic light. Turn right into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building “A.”

Directions from St. Louis International Airport (Lambert):

Take Interstate 70 west to Lindbergh Boulevard (Hwy. 67) south. Take Lindbergh Boulevard south about 6 miles to the Olive Boulevard east exit. Follow Olive to the second traffic light. Turn right into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building “A.”

100 MONSANTO COMPANY 2014 PROXY STATEMENT

Appendix A

Board of Directors’

Independence Standards

Board Of Directors’ Charter And Corporate Governance Guidelines Independence Standards

An independent Director is one whom the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, shareowner or officer of an organization that has a relationship with the Company). The Board of Directors has adopted the following categorical standards to assist it in the determination of each Director’s independence. The Board of Directors will determine the independence of any Director with a relationship to the Company that is not covered by these standards and the Company will disclose the basis of such determinations and the identity of all directors who have been determined to be independent in the Company’s annual proxy statements.

A Director will be presumed to be independent if the Director:

1.	Has not been an employee of the Company for at least three years, other than in the capacity as a former interim Chairman, Chief Executive Officer or other executive officer;

2.	Has not, within the past three years, worked on the Company’s audit as a partner or employee of a firm that is the Company’s internal or external auditor, and is not a current partner or employee of such a firm;

3.	Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

4.	Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home) who did not satisfy the foregoing criteria; provided, however, that, with respect to the employment criteria, such Director’s immediate family member may (i) currently serve or have served as an employee (other than as a partner) in a firm that is the Company’s internal or external auditor, unless such family member has personally worked on the Company’s audit during that time; and (ii) currently serve or have served as an employee but not as an executive officer of the Company during such period;

5.	Has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee meeting fees and pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service); provided, however, that neither compensation received by a Director for former service as an interim Chairman or CEO or other executive officer nor compensation received by a Director’s immediate family member for service as a non-executive employee shall be considered in determining independence;

6.	Is not a current executive officer or employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in any of the last three fiscal years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues as measured against the most recent completed fiscal year;

7.	Has not been, and has no immediate family member who has been, an executive officer of a foundation, university, non-profit trust or other charitable organization, for which charitable contributions from the Company and its respective trusts or foundations, account or accounted for more than 2% or $1 million, whichever is greater, of such charitable organization’s consolidated gross revenues, in any single of the last three fiscal years, unless the Company discloses all contributions made to the recipient organization in its annual proxy statement; and

8.	Does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years.

In addition to the foregoing, in order to be considered independent for purposes of serving on the Company’s Audit and Finance Committee, a member of the Audit and Finance Committee may not, other than in his or her capacity as a member of the Audit and Finance Committee, the Board of Directors, or any other Board committee:

1.	Accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary of the Company, other than in the Director’s capacity as a director or committee member or any pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service; or

2.	Be an “affiliated person” of the Company or any subsidiary of the Company, as such term is defined by the Securities and Exchange Commission.

MONSANTO COMPANY 2014 PROXY STATEMENT A-1

Appendix B

Reconciliation of Non-GAAP Financial

Measures

The presentations of ongoing EPS, free cash flow, and return on capital in this proxy statement are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile ongoing EPS, free cash flow, and return on capital to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EPS to Ongoing EPS

Our ongoing EPS financial measure excludes certain after-tax items that we do not consider part of ongoing operations. We believe that our ongoing EPS financial measure presented with these adjustments best reflects our ongoing performance and business operations during the periods presented and is more useful to investors for comparative purposes. In addition, management uses the ongoing EPS financial measure as a guide in its budgeting and long-range planning processes, and as a guide in determining incentive compensation. The presentation of EPS on an ongoing basis is intended to supplement investors’ understanding of our operating performance. This non-GAAP financial measure may not be comparable to similar measures used by other companies.

	Fiscal 2012	Fiscal 2013	Fiscal 2014
Diluted Earnings (Loss) Per Share	$3.79	$4.60	$5.22
Restructuring Charges, Net	(0.02)	—	—
Income on Discontinued Operations	(0.01)	(0.02)	(0.03)
Legacy Environmental Settlements	0.05	—	0.04
Resolution of Legacy Tax Matter	(0.11)	(0.02)	—
Diluted Earnings (Loss) Per Share from Ongoing Business	$3.70	$4.56	$5.23

Reconciliation of Free Cash Flow

Free cash flow, which we refer to as cash flow in our compensation plans, is defined as the total of net cash provided or required by operating activities and net cash provided or required by investing activities. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe that free cash flow is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to our shareowners through dividend payments or share repurchases. Free cash flow is also used by management as one of the performance measures in determining incentive compensation.

(Dollars in millions)	Fiscal 2012	Fiscal 2013	Fiscal 2014
Net Cash Provided by Operating Activities	$3,051	$2,740	$3,054
Net Cash Required by Investing Activities	(1,034)	(777)	(2,095)
Free Cash Flow	$2,017	$1,963	$959
Net Cash Required by Financing Activities	(1,165)	(1,485)	(2,259)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(141)	(93)	(1)
Net Increase (Decrease) in Cash and Cash Equivalents	$711	$385	$(1,301)

B-1 MONSANTO COMPANY 2014 PROXY STATEMENT

Appendix B Reconciliation of Non-GAAP Financial Measures

Reconciliation of Return on Capital

Return on capital (ROC) means net income (without the effect of certain items) exclusive of after-tax interest expenses, divided by the average of the beginning year and ending year net capital employed. We believe ROC is useful to investors and management as a measure of how effectively the company utilizes capital to generate earnings. ROC is also used by management as one of the performance measures in determining incentive compensation.

(Dollars in millions)	Fiscal 2012	Fiscal 2013	Fiscal 2014
Operating Profit After-Tax (excluding certain items)	$ 2,077	$ 2,519	$ 2,864
Average Capital	11,246	11,275	12,690
Return on Capital	18.5%	22.3%	22.6%
Operating Profit After-Tax (excluding certain items):
Net Income Attributable to Monsanto	2,045	2,482	2,740
Income on Discontinued Operations	(6)	(11)	(13)
Legacy Environmental Settlements	27	—	32
Resolution of Legacy Tax Matter	(62)	(11)	—
Restructuring Charges, Net	(7)	—	—
Interest Expense – Net of Taxes	80	59	105
Operating Profit After-Tax (excluding certain items)	$ 2,077	$ 2,519	$ 2,864
Average Capital:
Short-Term and Long-Term Debt	2,074	2,112	7,761
Shareowners’ Equity	12,036	12,728	7,914
Cash and Cash Equivalents	(3,283)	(3,668)	(2,367)
Cash for Operations	150	400	500
Total Capital	$10,977	$11,572	$13,808
Prior Period Capital	$11,515	$10,977	$11,572
Average Capital	$11,246	$11,275	$12,690

MONSANTO COMPANY 2014 PROXY STATEMENT B-2

For Additional Information

ANNUAL MEETING
Proxy Statement	www.monsanto.com/investors/pages/annual-report.aspx
Voting Online	www.proxyvote.com
Live Audio Webcast	www. monsanto.com/investors/
Electronic Delivery of Future Proxy Materials	www.proxyvote.com

MONSANTO
Corporate Website	www.monsanto.com
Discover Monsanto	www.discover.monsanto.com
Awards and Recognition	www.monsanto.com/careers/pages/company-awards-recognition.aspx
Investor Relations	www.monsanto.com/investors/
Corporate Social Responsibility and Sustainability

www.monsanto.com/whoweare/pages/corporate-sustainability-report.aspx

http://sustainability.monsanto.com/

https://s3.amazonaws.com/SustainabilityCSR/CSR_PROGRESSREPORT_FINAL.pdf

https://s3.amazonaws.com/SustainabilityCSR/UNGCP_COMMUNICATION.pdf

https://s3.amazonaws.com/SustainabilityCSR/ENVIRONMENTAL_DATA.pdf

Shareowner Communications Board Lead Director	www.monsanto.com/investors/pages/shareholder-information.aspx www.monsanto.com/whoweare/pages/board-of-directors.aspx www.monsanto.com/whoweare/pages/robert-stevens-bio.aspx
Shareowner Services Computershare	Shareowner website: www.computershare.com/investor Shareowner online inquiries: https://www-us.computershare.com/investor/contact

CORPORATE GOVERNANCE
Corporate Governance	www.monsanto.com/whoweare/pages/corporate-governance.aspx
Bylaws	www.monsanto.com/whoweare/pages/monsanto-bylaws.aspx
Certificate of Incorporation	www.monsanto.com/whoweare/pages/certificate-of-incorporation.aspx
Business Conduct	www.monsanto.com/whoweare/pages/business-conduct.aspx
Code of Ethics	www.monsanto.com/whoweare/pages/code-of-ethics.aspx
Board Charter Committee Charters	www.monsanto.com/whoweare/pages/board-of-directors-charter.aspx www.monsanto.com/whoweare/pages/board-committees.aspx
Board Leadership Roles	www.monsanto.com/whoweare/pages/board-of-directors-leadership-roles.aspx
Political Disclosures	www.monsanto.com/whoweare/pages/political-disclosures.aspx
Shareowner Rights Policy	www.monsanto.com/whoweare/pages/shareowner-rights-policy.aspx

FINANCIAL REPORTS
Annual Report	www.monsanto.com/investors/pages/annual-report.aspx
Form 10-K	www.monsanto.com/investors/pages/annual-report.aspx
Earnings Reports/Presentations	www.monsanto.com/investors/pages/presentations.aspx

Monsanto web links throughout this document are provided for convenience only,

and the content on the referenced websites does not constitute a part of this proxy statement.

Discover Monsanto

We'll be the first to admit, our goals are ambitious. Growing enough food for everyone, using resources more sustainably—all in an effort to overcome the challenges nature throws at farmers and our food systems. We know it's a tall order, and we all need to work together to find solutions.

We are eager to tell our story about what we do, why we do it, and more importantly, why it might matter to you. The annual proxy statement is only one of the ways we demonstrate our commitment to transparency and open dialogue with stakeholders.

To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, we invite you to visit: **discover.monsanto.com.**

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used throughout.

MONSANTO COMPANY

800 NORTH LINDBERGH BLVD.

ST. LOUIS, MO 63167

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M79058-P57563	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    MONSANTO COMPANY

The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors

Nominees:	For	Against	Abstain

1a. Gregory H. Boyce	☐	☐	☐

1b. Janice L. Fields	☐	☐	☐

1c. Hugh Grant	☐	☐	☐

1d. Laura K. Ipsen	☐	☐	☐

1e. Marcos M. Lutz	☐	☐	☐

1f. C. Steven McMillan	☐	☐	☐

1g. William U. Parfet	☐	☐	☐

1h. George H. Poste, Ph.D., D.V.M.	☐	☐	☐

1i. Robert J. Stevens	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

		For	Against	Abstain

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015.	☐	☐	☐

3.	Advisory (Non-Binding) vote to approve executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:

4.	Shareowner proposal: Lobbying Report.	☐	☐	☐

5.	Shareowner proposal: Shareowner Proxy Access.	☐	☐	☐

6.	Shareowner proposal: Independent Board Chairman.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ADMISSION TICKET

Annual Meeting of Shareowners

January 30, 2015

1:30 P.M. C.S.T.

800 N. Lindbergh Blvd.

“A” Building

St. Louis County, Missouri 63167

Doors will open at 1:00 P.M. C.S.T. Please present proof of ownership as of December 2, 2014 and photo identification for the shareowner named on the front of this card for admittance to the annual meeting. For safety and security purposes, bags and purses will be subject to search at the door, and we will not allow anyone to bring large bags, briefcases or packages in the meeting room, or to photograph the meeting. Seating at the meeting will be limited and admittance will be based on space availability.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2014 Annual Report are available at www.proxyvote.com.

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M79059-P57563

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MONSANTO COMPANY

    The undersigned hereby appoints Hugh Grant and David F. Snively, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Monsanto Company Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held January 30, 2015 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

    THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AGAINST PROPOSAL 4, AGAINST PROPOSAL 5, AGAINST PROPOSAL 6 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Please sign, date and return this proxy card promptly using the enclosed envelope.

PROXYVOTE.COM

You received this e-mail because our records show that (1) you are an employee of MONSANTO COMPANY who has regular access to the company’s e-mail in the ordinary course of performing your duties and are expected to log-on to e-mail routinely to receive communications, or (2) you have expressly consented to receive MONSANTO COMPANY communications and vote by proxy via the Internet. You may have given this consent during a prior vote at ProxyVote.com.

Important Notice Regarding Availability of Proxy Materials

2015 MONSANTO COMPANY Annual Meeting of Shareowners

MEETING DATE: January 30, 2015

RECORD DATE: December 2, 2014

CUSIP NUMBER: 61166W101

This e-mail represents all shares in the following account(s):

NAME

123,456,789,012.00000

CONTROL NUMBER: 0123456789012345

You can enter your voting instructions and view the shareholder material at the Internet site below. If your browser supports secure transactions, you will automatically be directed to a secure site.

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Note: If your e-mail software supports it, you can simply click on the above link.

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electronically, your PIN is the four digit number you selected at the time of your enrollment.

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Internet voting is accepted up to 11:59 p.m. (ET) the day before the meeting/cut off date.

To view the documents below, you may need Adobe Acrobat Reader. To download the Adobe Reader, click the url address below:

http://www.adobe.com/products/acrobat/readstep2.html

The relevant supporting documentations can also be found at the following Internet site(s):

Proxy Statement

https://materials.proxyvote.com/document/unavailable

Annual Report

https://materials.proxyvote.com/document/unavailable

If you are an employee and were enrolled for electronic delivery by MONSANTO COMPANY, and still wish to receive hard copies of these materials, you may contact the Materialogic distribution center at (314) 692-9570 or (800) 638-7999.

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